Exhibit 10.16

Execution Version

Confidential Treatment Requested by Transmontaigne Partners L.P.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

BATTLEGROUND OIL SPECIALTY TERMINAL COMPANY LLC

EFFECTIVE AS OF OCTOBER 18, 2011

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND RULES OF CONSTRUCTION		2
1.1	Defined Terms	2
1.2	Rules of Construction	24

ARTICLE II. ORGANIZATIONAL MATTERS		25
2.1	Formation	25
2.2	Name	25
2.3	Principal Place of Business	26
2.4	Registered Office and Registered Agent	26
2.5	Foreign Qualification	26
2.6	Term	26
2.7	General	26
2.8	Tax Status	26
2.9	No Partnership Intended for Nontax Purposes	27

ARTICLE III. PURPOSE OF THE COMPANY		27
3.1	Purposes of the Company	27
3.2	General Powers	27

ARTICLE IV. MEMBERS; MEMBERSHIP INTERESTS		27
4.1	Names and Addresses of Members	27
4.2	Additional or Substituted Members	28
4.3	Membership Interests	29
4.4	Credit Support Obligation	31

ARTICLE V. CONTRIBUTIONS; CAPITAL ACCOUNTS		32
5.1	Initial Capital Contributions and Capital Structure	32
5.2	Additional Capital Contributions	33
5.3	Remedies for Non-payment of Mandatory Capital Calls	37
5.4	Remedies for Non-payment of Optional Capital Calls	41
5.5	Required Capital Contributions	44
5.6	Interest	44
5.7	Return of Capital	44
5.8	Loans	44
5.9	Capital Accounts	44
5.10	Preemptive Rights	45
5.11	Redemption of Withdrawing Member	47
5.12	Design and Development Required Completion Date	53

ARTICLE VI. ALLOCATIONS AND DISTRIBUTIONS		53
6.1	Allocations for Capital Account Purposes	53
6.2	Special Allocations	53
6.3	Allocations for Tax Purposes	56

6.4	Other Rules	56
6.5	Distributions	57
6.6	Accounting Matters	59
6.7	Amounts Withheld	61
6.8	Conformity of Reporting	61
6.9	Elections	61
6.10	Tax Matters Partner	62

ARTICLE VII. MANAGEMENT OF THE COMPANY		64
7.1	Management by Board of Managers	64
7.2	Authority of the Board	64
7.3	Board Decisions and Quorum	65
7.4	Officers and Employees; Outsourced Services	66
7.5	Member Decisions and Quorum	67
7.6	Interested Party Transactions	68
7.7	Acts Requiring Supermajority Approval	69
7.8	Budget	72
7.9	Determination of Fair Market Value	73
7.10	Other Activities; Future Projects	74
7.11	Disclaimer of Duties; Limitation of Liability; Indemnity of Members, Employees and Other Agents	76
7.12	Compensation and Reimbursement of Expenses	78
7.13	Confidentiality and Publicity	78
7.14	Insurance	80

ARTICLE VIII. RIGHTS AND OBLIGATIONS OF MEMBERS		81
8.1	Limitation on Liability and Authority	81
8.2	No Liability for Company Obligations	81
8.3	Priority and Return of Capital	81
8.4	Access to Information	81
8.5	Certificates	82
8.6	Representations and Warranties	82
8.7	Member Marks and Branding	83

ARTICLE IX. DISPOSITIONS		83
9.1	Restrictions on Dispositions	83
9.2	Rights of First Offer	88
9.3	Tag-Along Rights	92
9.4	Drag-Along Rights	93
9.5	Admission of Substituted Members	95
9.6	Admission of Additional Members	95
9.7	Withdrawal	96
9.8	Effective Date of Dispositions	96
9.9	Withholding of Distributions	96
9.10	Disposed Membership Interests	96
9.11	Compliance with Securities Laws	97

ARTICLE X. DISSOLUTION AND TERMINATION		97
10.1	Dissolution	97
10.2	Winding Up, Liquidation and Distribution of Assets	98
10.3	Certificate of Cancellation	99
10.4	Return of Contribution; Nonrecourse Against Other Members	99
10.5	Liquidation Trust	99

ARTICLE XI. DISPUTE RESOLUTION		99
11.1	Dispute Resolution	99

ARTICLE XII. MISCELLANEOUS PROVISIONS		102
12.1	Notices	102
12.2	Entire Agreement	102
12.3	Modifications and Waivers	102
12.4	Severability	104
12.5	LIMITATION OF LIABILITY	104
12.6	GOVERNING LAW	104
12.7	Further Assurances	104
12.8	Successors and Assigns	105
12.9	Third Party Beneficiaries	105
12.10	Counterparts	105

EXHIBITS AND SCHEDULES

EXHIBIT A	Members
EXHIBIT B	Managers
EXHIBIT C	Design and Development Budget
EXHIBIT D	Design Basis
EXHIBIT E	Insurance Requirements
EXHIBIT F	Conditions
EXHIBIT G	Construction Budget

THE MEMBERSHIP INTERESTS REPRESENTED HEREBY (OR BY CERTIFICATES IF ANY ARE ISSUED) HAVE BEEN ACQUIRED FOR INVESTMENT AND WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE.  THESE INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS CONTAINED IN THIS AGREEMENT AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR IN THE EVENT THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO IT THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER ANY APPLICABLE LAWS.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
BATTLEGROUND OIL SPECIALTY TERMINAL COMPANY LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Battleground Oil Specialty Terminal Company LLC, a Delaware limited liability company (the “Company”), is entered into and effective as of October 18, 2011 (the “Effective Date”), by and among the Persons signing this Agreement (each such Person is referred to individually as a “Member” and collectively as the “Members”).

W I T N E S S E T H:

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to the Act (as defined below) upon the filing of the Certificate of Formation of Battleground Oil Specialty Terminal Company LLC (the “Certificate of Formation”) with the office of the Secretary of State of the State of Delaware on May 26, 2011 (the “Formation Date”);

WHEREAS, TransMontaigne, as the initial sole member of the Company, adopted the Limited Liability Company Agreement of the Company dated as of May 26, 2011 (the “Original Agreement”);

WHEREAS, on May 27, 2011, the Company merged with Battleground Oil Specialty Terminal Company LLC, a Texas limited liability company (“Battleground Texas”), with the Company surviving (the “Merger”) and as a result of the Merger, TransMontaigne, as the former sole member of Battleground Texas, remained the sole member of the Company, and the Company obtained all right, title and interest of Battleground Texas in and to the Property and all of the other assets of Battleground Texas;

WHEREAS, in connection with the amendment and restatement of the Original Agreement in its entirety by this Agreement, TransMontaigne’s membership interests in the Company are being recapitalized as Class A Units;

WHEREAS, TransMontaigne and the Class B Members previously entered into that certain Option Agreement, dated November 18, 2010 (the “Option Agreement”), whereby TransMontaigne granted to the Class B Members, jointly and not severally, an option and right to acquire and receive, in the aggregate, one hundred percent (100%) of the Class B Units of the Company;

WHEREAS, in connection with the entrance into this Agreement, pursuant to the terms of the Contribution Agreement (as defined below), (a) Kinder Morgan is contributing the Cash Contribution (as defined in the Contribution Agreement) to the Company in consideration for the Class A Units issued to Kinder Morgan thereunder and (b) the Company is distributing to TransMontaigne a portion of the Cash Contribution in redemption of a portion of TransMontaigne’s membership interests in the Company, such that, immediately after such contributions, distribution and redemption and the adoption of this Agreement, TransMontaigne owns fifty percent (50%) of the issued and outstanding Class A Units, Kinder Morgan owns fifty percent (50%) of the issued and outstanding Class A Units, in each case, as set forth on Exhibit A attached hereto; and

WHEREAS, the Members desire to enter into this Agreement in order to set forth their agreement regarding the manner in which the Company shall be governed and operated and the other matters set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS AND RULES OF CONSTRUCTION

1.1                               Defined Terms.  The following terms, when used in this Agreement, shall have the meanings set forth below unless the context requires otherwise.

“Accredited Investor” has the meaning ascribed to such term in the regulations promulgated under the Securities Act.

“Act” means the Delaware Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code, as it may be amended from time to time, and the corresponding provisions of any successor statute.

“Additional Capital Contribution” means, with respect to any Member, any Capital Contribution made by such Member from time to time in accordance with the terms of Article V (other than such Member’s Initial Capital Contribution).

“Additional Member” means any Person that is not already a Member who acquires newly issued Membership Interests from the Company and, in each case, is admitted to the Company as a Member pursuant to the provisions of Section 9.6.

“Additional Remaining Offered Membership Interests” has the meaning set forth in Section 9.2(c).

“Adjusted Capital Account” means, with respect to any Member, the balance in the Capital Account maintained for such Member as of the end of each taxable year of the Company (a) increased by any amounts which such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases pursuant to a minimum gain chargeback pursuant to Section 6.2(a) or 6.2(b) hereof).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property or asset, the Agreed Value of which has been adjusted pursuant to the definition of “Agreed Value.”

“Affiliate” means, when used with respect to any specified Person, any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, the Person in question; provided, that notwithstanding the foregoing, no Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons (or their Affiliates) own Membership Interests in the Company.

“Agreed Value” means, with respect to any asset, the asset’s adjusted basis for federal income Tax purposes, except as follows:

(a)                                 The initial Agreed Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value, as determined by the contributing Member and the Company.

(b)                                 The Agreed Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Company, as of the following times:  (i) the acquisition of an additional Equity Percentage Interest in the Company by any new Member in exchange for a Capital Contribution; (ii) the acquisition of an interest in the Company by a new or existing Member as consideration for the provision of services to or for the benefit of the Company; (iii) the distribution by the Company to a Member of property as consideration for an additional Equity Percentage Interest in the Company; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Company reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c)                                  The Agreed Value of any Company asset distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution as determined by the distributee Member and the Company.

(d)                                 The Agreed Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Profit” and “Loss”; provided, however, that Agreed Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Company determines that an adjustment pursuant to subparagraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)                                  If the Agreed Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d) hereof, such Agreed Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profit and Loss.

(f)                                   Agreed Value shall be reduced (i) in the case of Contributed Property, by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed and (ii) by any indebtedness either assumed by the transferee upon such distribution or to which such property is subject at the time of distribution as determined under Code Section 752.

“Agreement” has the meaning given that term in the introductory paragraph to this Agreement.

“Amended Drag-Along Notice” has the meaning set forth in Section 9.4(b).

“Amended Tag Notice” has the meaning set forth in Section 9.3(b).

“Applicable Price per Unit” means, with respect to any Additional Capital Contribution, and issuance of Class A Units in exchange therefor, the value ascribed by the Board to one Class A Unit, in its reasonable judgment, taking into account the capitalization, assets and liabilities of the Company and such other factors as the Board may reasonably consider.

“Appraiser” has the meaning set forth in Section 7.9(b).

“Approved Additional Initial Member” means any of Tauber Oil Company or one or more of its Affiliates in an aggregate initial Class A Equity Percentage Interest not to exceed two percent (2%).

“Approved Projects” means the Project and any Future Project that is approved by Supermajority Approval.

“Arbitrable Dispute” means any Dispute except (a) any Dispute relating to the failure of a Member to agree or consent to any matter or action that, under the express terms of this Agreement, requires its agreement or consent unless (i) the particular provision of this

Agreement relevant to the Dispute expressly requires resolution of such a Dispute in accordance with Article XI or (ii) the particular provision of this Agreement relevant to the Dispute expressly requires that such agreement or consent not be unreasonably withheld or delayed and such Dispute relates to a Member allegedly unreasonably withholding or delaying its agreement or consent or (b) any Dispute of a type or category not arbitrable under applicable state or federal Law.

“Bank” means the banking or other financial institution which is the Company’s primary lender from time to time; if the Company has no such lender, references herein to the interest rate quoted by the Bank shall mean the Prime Rate.

“Bankruptcy Event” means the occurrence of one or more of the following events: (a) the Company (i) admits in writing its inability to pay its debts as they become due, (ii) makes a general assignment for the benefit of creditors; (iii) files a voluntary bankruptcy petition; (iv) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency Proceedings; (v) files a petition or answer seeking for the Company a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (vi) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company in a Proceeding of the type described in subclauses (i) through (v) of this clause (a); (vii) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Company or of all or any substantial part of the Company’s properties; (viii) gives notice to any Governmental Authority of insolvency or pending insolvency, or (ix) takes corporate action for the purpose of any of the foregoing; or (b)  a Proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced against the Company and one hundred twenty (120) Days have expired without dismissal thereof or with respect to which, without the Company’s consent or acquiescence, a trustee, receiver, or liquidator of the Company or of all or any substantial part of the Company’s properties has been appointed and ninety (90) Days have expired without the appointment’s having been vacated or stayed, or ninety (90) Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Bankrupt Member” means any Member (except to the extent the Board, acting by Majority Approval (excluding any Manager appointed by such Member or its Affiliates), determines that such Member should not be deemed a Bankrupt Member) (a) that (i) admits in writing its inability to pay its debts as they become due, (ii) makes a general assignment for the benefit of creditors; (iii) files a voluntary bankruptcy petition; (iv) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency Proceedings; (v) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (vi) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a Proceeding of the type described in subclauses (i) through (v) of this clause (a); (vii) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties; (viii) gives notice to any Governmental Authority of insolvency or pending insolvency, or (ix) takes corporate action for the purpose of any of the foregoing; or (b) against which a Proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and one hundred twenty (120) Days have expired without dismissal thereof or with respect to which, without the Member’s consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties has been appointed and ninety (90) Days have expired without the appointment’s having been vacated or stayed, or ninety (90) Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Battleground Texas” has the meaning set forth in the Recitals.

“Board” has the meaning set forth in Section 7.1(b).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Agreed Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.  A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 5.9 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.  The determination of Book-Tax Disparity and a Member’s share thereof will be determined consistently with Treasury Regulation Section 1.704-3(a).

“Budget” means the Design and Development Budget, the Construction Budget or any LLC Budget, as applicable.

“Business” has the meaning set forth in Section 3.1.

“Business Day” means any Day other than a Saturday, Sunday or other Day on which banks are authorized or required to be closed in Houston, Texas or New York, New York, and on any such Day the period of time between 8:00 a.m. and 4:00 p.m. in Houston, Texas.

“Capital Account” means a book account to be established and maintained by the Company for each Member as computed from time to time in accordance with the capital account maintenance rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv) and in accordance with this Agreement.

“Capital Call” means a Design and Development Capital Call, a Phase I Capital Call, a New Project Capital Call or an Other Capital Call.

“Capital Contribution” means, with respect to any Member, such Member’s Initial Capital Contribution and any Additional Capital Contributions by such Member and shall be the amount of cash and the initial Agreed Value of all non-cash property (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752) contributed by such Member to the Company in accordance with this Agreement.  The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(d)(2).  Following the Disposition by a Member of all or any part of its Membership Interest, the Capital Contributions made prior to such Disposition by the Disposing Member with respect to the portion of the Membership Interest so Disposed shall thereafter be attributed to the Transferee of such Membership Interest for purposes of this Agreement.

“Capital Transaction” means any transaction pursuant to which a long-term asset of the Company is disposed of, financed or otherwise monetized.

“Cash Equivalents” means any of the following having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States of America, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the Laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000.00 or (c) commercial paper issued by any corporation organized under the Laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“Certificate of Cancellation” has the meaning set forth in Section 10.3.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Change of Control of TransMontaigne” means (a) the direct or indirect sale of all or substantially all of TransMontaigne GP L.L.C.’s assets in one transaction or series of related transactions to any Person that is not an Affiliate of TransMontaigne, (b) a merger, consolidation, refinancing or recapitalization as a result of which the holders of TransMontaigne GP L.L.C.’s issued and outstanding voting securities immediately before such transaction own or Control less than 50% of the voting securities of the continuing or surviving entity immediately after such transaction, (c) the acquisition (in one or more transactions) by any Person that is not an Affiliate of TransMontaigne of at least (i) 50% of the total voting power of all classes of securities entitled to vote generally in the election of TransMontaigne GP L.L.C.’s board of directors or similar governing body or (ii) an amount of securities of TransMontaigne Partners L.P. sufficient to entitle the holder(s) thereof to remove or replace TransMontaigne GP L.L.C. as the general partner of TransMontaigne Partners L.P., (d) the removal, or replacement with any Person other than its Affiliates, of TransMontaigne GP L.L.C. as the general partner of TransMontaigne Partners L.P., (e) TransMontaigne Partners L.P. or its Affiliates no longer having Control of TransMontaigne or (f) Morgan Stanley (NYSE: MS) no longer having Control of each of TransMontaigne, TransMontaigne Partners L.P., a Delaware limited partnership, and each of their respective general partners.

“Charter Documents” means the organizational documents that govern a Person pursuant to its jurisdiction of formation, including as applicable, certificates or articles of incorporation, certificates or articles of formation, bylaws, limited liability company operating agreements, partnership agreements, and similar instruments.

“Claim” means any demand, demand letter, claim, cause of action, lawsuit, investigation by a Governmental Authority or audit, judgment, notice of noncompliance or violation, or other Proceeding, loss, assessment, fine, penalty, administrative order, obligation, cost, expense, liability and damage (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“Class A Equity Percentage Interest” means the interest of a Class A Member in the Class A Units of the Company, stated as a percentage obtained by dividing the number of Class A Units held by such Class A Member by the total number of Class A Units then outstanding.  The initial Class A Equity Percentage Interest of each Class A Member is set forth on Exhibit A and is subject to adjustment or revision from time to time in accordance with this Agreement.

“Class A Members” means holders of Class A Units.

“Class A Units” has the meaning set forth in Section 4.3(a)(i).

“Class B Construction Manager” has the meaning set forth in Section 4.3(c)(ii).

“Class B Equity Percentage Interest” means the interest of a Class B Member in the Class B Units of the Company, stated as a percentage obtained by dividing the number of Class B Units held by such Class B Member by the total number of Class B Units then outstanding.  The Class B Equity Percentage Interest of each Class B Member will be set forth on Exhibit A and is subject to adjustment or revision from time to time in accordance with this Agreement.

“Class B Members” means holders of Class B Units.

“Class B Units” has the meaning set forth in Section 4.3(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provisions of a successor statute).

“Commercial Operation Date” means the first Day upon which the Company shall have accepted crude oil or black oil products from customers for storage at the Project.

“Company” has the meaning given that term in the introductory paragraph to this Agreement.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(b)(2) and shall be determined in accordance with Treasury Regulations Section 1.704-2(d) by (i) computing with respect to each Nonrecourse Liability of the Company the amount of income or gain, if any, that would be realized by the Company if it disposed of the property securing such Nonrecourse Liability in full satisfaction thereof, and (ii) aggregating all separate amounts so computed.

“Conditions” means each of the conditions set forth on Exhibit F hereto.

“Confidential Information” has the meaning set forth in Section 7.13(a).

“Confidentiality Affiliates” has the meaning set forth in Section 7.13(a).

“Consequential Damages” means all exemplary, punitive, special, indirect, consequential, remote or speculative damages, including loss of profit, loss of revenue or any other special damages, whether in contract, tort (including negligence), strict liability or otherwise, whether or not the Person at fault knew, or should have known, that such damage would likely be suffered.

“Construction Budget” means the budget for the development and construction of the Project, attached hereto as Exhibit G as it may be modified or amended from time to time by Supermajority Approval.

“Construction Management Agreement” means the Construction Management Agreement governing the development and construction of the Project, as approved (and as it may be modified or amended from time to time) by Supermajority Approval.

“Construction Manager” means any Person or Persons engaged by the Company to oversee and manage the construction of the Project.

“Construction Timeline” means the timeline setting forth in detail by phase or task the estimated time to complete the development and construction of the Project.

“Contracts” means the contracts, agreements, licenses, leases, franchises, purchase orders, bids, commitments, options, guaranties, letters of credit, warranties, loans, evidences of indebtedness, mortgages, bonds, indentures, security agreements or any other legally binding contract, agreement, commitment, undertaking or arrangement of any kind to which the Company is a party or by or to which the Project is bound or subject, including any Financing Documents.

“Contributed Property” means each property or asset, but excluding cash or Cash Equivalents, contributed to the Company by a Member.  Once the Agreed Value of a Contributed Property is adjusted pursuant to the definition of “Agreed Value”, such property or asset will no longer constitute a Contributed Property for purposes of Section 6.3(b), but will be deemed an Adjusted Property for such purposes.

“Contribution Agreement” means the Contribution and Redemption Agreement, dated as of the date hereof, by and among, TransMontaigne, Kinder Morgan and the Company.

“Control” means, with respect to a specified Person, the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of such specified Person, whether through ownership of voting securities, by contract, or otherwise; provided that, “control” shall also be deemed to exist by virtue of the direct or indirect ownership of fifty percent (50%) or more of the equity securities of such specified Person.

“Credit Support” means any and all equity contribution agreements, letters of credit, guarantees, comfort letters, “keep whole” agreements, bonds or other financial security arrangements or credit support arrangements, cash deposits, and other sureties, credit assurances and financial support required to be provided to any Third Party by or on behalf of the Company in connection with the conduct of the Business by the Company.

“Curing Payments” has the meaning set forth in Section 5.3(b).

“Day” means a calendar day; provided that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

“Default Interest Rate” means a rate per annum equal to the lesser of (a) five percent (5%) plus a varying rate per annum that is equal to the Prime Rate, with adjustments in that varying rate to be made on the same date as any changes in that rate, and (b) the maximum rate permitted by applicable law, in each case accruing daily and compounding on a quarterly basis.

“Deficiency” has the meaning set forth in Section 5.3.

“Deficiency Notice” has the meaning set forth in Section 5.3.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that (a) if the Agreed Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period and such difference is being eliminated by use of the “remedial allocation method” described in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d) and (b) with respect to any other asset whose Agreed Value differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Agreed Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other periods is zero, Depreciation shall be determined with reference to such beginning Agreed Value using any reasonable method approved by the Board.

“Design and Development Budget” means the budget for the Design and Development Period, attached hereto as Exhibit C, as it may be modified or amended from time to time by Supermajority Approval.

“Design and Development Capital Call” has the meaning set forth in Section 5.2(a).

“Design and Development Completion Date” has the meaning set forth in Section 5.2(b).

“Design and Development Outside Date” has the meaning set forth in Section 5.12.

“Design and Development Outside Date Discussion Period” has the meaning set forth in Section 5.12.

“Design and Development Period” means the period beginning on the Effective Date and ending on the Design and Development Completion Date.

“Design Basis” means the scope of the Project as set forth on Exhibit D hereto, as it may be modified or amended from time to time by Supermajority Approval.

“Determination Date” has the meaning set forth in Section 9.2(j).

“Disposing Member” has the meaning set forth in Section 9.2(a), and shall also include any Member whose Membership Interest is deemed to be the subject of a proposed Disposition under Sections 9.2(h) or (i).

“Disposition” including the correlative terms “Dispose” or “Disposed,” means any direct or indirect (including pursuant to a direct or indirect chain of ownership or Control of one or more Persons) transfer, assignment, sale, gift, pledge, hypothecation, mortgage, or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law) of Membership Interests (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the Economic Interest in, or risk of loss or opportunity for gain with respect to, Membership Interests is transferred or shifted to another Person.

“Disproportionately Supporting Member” has the meaning set forth in Section 4.4(b).

“Dispute” means any dispute, controversy or Claim (including those based on agreement, tort, statute, common law or other applicable Law or other legal or equitable theory) and other matter in question arising out of or relating to this Agreement or the agreements attached as Exhibits to this Agreement, or the construction, interpretation, performance, breach, termination, enforceability or validity hereof or thereof, or in any way relating to the Company or the subject matter of this Agreement or the agreements attached as Exhibits to this Agreement or the relationship among the Members created by this Agreement or the agreements attached as Exhibits to this Agreement.

“Distributable Cash” means, prior to the occurrence of a Liquidating Event, the sum of the following as of the applicable date of determination (or zero, in the event such sum is a negative number): (a) net cash provided by operating activities, plus (b) the reversal of the changes in operating assets and liabilities, including reversal of reserves, plus (c) any and all other available cash on hand of the Company, as reasonably determined by the Board, minus (d) cash expenditures made to maintain the operating capacity of the property, plant and equipment of the Company (including expenditures for the repair, refurbishment, improvement or replacement of such property, plant and equipment), minus (e) required payments in respect of Financing, minus, (f) Short Term Cash Requirements (if any); provided, that items (a), (b), and (d) shall be determined in accordance with GAAP, to the extent applicable, and reflected in the Company’s statement of cash flows and item (e) shall be determined in accordance with the Company’s Financing Documents.

“Drag-Along Notice” has the meaning set forth in Section 9.4(b).

“Drag-Along Transferee” has the meaning set forth in Section 9.4(a).

Confidential Treatment Requested

“Drag Consideration” has the meaning set forth in Section 9.4(c).

“Dragging Member” has the meaning set forth in Section 9.4(a).

“Drag Sale” has the meaning set forth in Section 9.4(a).

“Economic Interest” means a Member’s right to share in the profits, losses or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote, consent or otherwise participate in the management of the Company, the right to designate Managers or attend (or be counted for purposes of a quorum at) meetings of the Board (including through its designees) or Members, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Economic Risk of Loss” shall have the meaning set forth in Treasury Regulations Section 1.752-2(a).

“Effective Date” has the meaning given that term in the introductory paragraph to this Agreement.

“Equity Percentage Interest” means the interest of a Member in the equity of the Company, stated as a percentage, relative to all other Members based on the respective Class A Equity Percentage Interests and Class B Equity Percentage Interests (or other Units approved and issued in accordance with this Agreement) of the Members, and for all Members aggregating to one hundred percent (100%); provided, that except as provided in Section 4.3(c) or as may otherwise be consented to by Majority Approval of the Class B Members and Supermajority Approval, in no event shall the aggregate Equity Percentage Interest of the Class B Members be greater or less than [**].  The initial Equity Percentage Interest of each Member is set forth on Exhibit A and is subject to adjustment or revision from time to time in accordance with this Agreement.

“Excess Amount” has the meaning set forth in Section 4.3(c)(ii)(A).

“Excess Capital Investment” has the meaning set forth in Section 4.3(c)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Joint Affiliate” means a Person that is an Affiliate of two (2) or more Members if such Members would not be deemed Affiliates of each other but for their Affiliation with such Excluded Joint Affiliate and such joint Affiliation became effective with the purpose or intent of qualifying the Excluded Joint Affiliate as a Dragging Member under Section 9.4.

“Exempt Permitted Disposition” means a Permitted Disposition pursuant to Sections 9.1(e)(iii) or (e)(iv).

“Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Financing” means debt incurred, debt securities issued, or obligations incurred, by the Company, if any, the proceeds of which are used by the Company for the financing, refinancing or hedging of all or a portion of costs and expenses of the Business, including the construction, financing, owning and operating of the Project.

“Financing Documents” means the financing agreement, promissory note(s), deed of trust, security agreement, and all other documents evidencing or securing any Financing and loans made in connection therewith or entered into in connection therewith.

“Foreclosure Disposition” has the meaning set forth in Section 9.1(e).

“Foreclosure Transferee” has the meaning set forth in Section 9.1(e).

“Foreclosure Transferor” has the meaning set forth in Section 9.1(e).

“Formation Date” has the meaning given that term in the recitals of this Agreement.

“Fully Contributing Member” has the meaning set forth in Section 5.3.

“Fully Subscribed Non-Disposing Members” has the meaning set forth in Section 9.2(c).

“Future Project” means a Future Project Opportunity that is approved by Supermajority Approval.

“Future Project Opportunity” means any opportunity for a New Project.

“GAAP” means accounting principles generally accepted in the United States which are applicable to publicly-traded companies, consistently applied.

“Gisser” means Yaron Gisser, an individual resident in the State of Texas.

“Governmental Authority” means any domestic or foreign, national, state, parish, county, local or tribal government, or any subdivision, agency, branch, bureau, board, commission, legislature, court, tribunal, arbitrator, official or other instrumentality or authority thereof, or any governmental, quasi-governmental or non-governmental body exercising or entitled to exercise any similar powers of authority thereunder including regulatory, administrative, executive, judicial, legislative, police or taxing authority.

“Hypothetical Value” means, in respect of a Member’s Membership Interests, the amount that would have been distributed with respect to such Member’s Membership Interest being Disposed of pursuant to a Drag Sale, if the Company’s assets and liabilities had been sold for the Drag Consideration and, immediately following the consummation of such hypothetical sale, the Company distributed the proceeds in accordance with Section 6.5.

“Inclusion Right” has the meaning set forth in Section 9.3(c).

Confidential Treatment Requested

“Increased Distributions” has the meaning set forth in Section 4.3(c)(ii)(A).

“Indemnitee” has the meaning set forth in Section 7.11(c)(i).

“Independent Accountants” means KPMG LLP, or if such firm is unable or unwilling to serve, such other independent accounting firm as is appointed by the Board.

“Initial Capital Contribution” means a Member’s Capital Contributions as described in Section 4.3(c) and Section 5.1 and set forth on Exhibit A attached hereto as of the Effective Date.

“Interest” has the same meaning as Membership Interest.

“Interested Party” means any Member or its Affiliates, any of their respective officers or directors, or any Manager or officer of the Company (other than in such Manager or officer’s capacity as such).

“Interested Party Transaction” means any transaction or agreement (or proposed transaction or agreement), any guaranty or the purchase, sale, lease or exchange of property (tangible or intangible), or the rendering of any service, involving the Company, on the one hand, and any Interested Party, on the other hand, including any exercise or waiver of rights of the Company under this Agreement with respect to an action taken or to be taken by a Member hereunder.

“IRS” means the Internal Revenue Service or any successor agency succeeding to substantially all of the authority of the Internal Revenue Service.

“Kinder Morgan” means Kinder Morgan Battleground Oil LLC.

“Kinder Morgan Member” means Kinder Morgan as a Member hereunder or any of its Affiliates that becomes a Member and is designated by the then current Kinder Morgan Member as the “Kinder Morgan Member” (it being understood and agreed, however, that there shall only be one Kinder Morgan Member at any given time).

[**]

“Law” means any statute, law, rule or regulation, or any judgment, order, ordinance, writ, injunction or decree of any Governmental Authority to which a specified Person or asset is subject, whether such Law now exists or hereafter comes into effect.

“Lending Members” has the meaning set forth in Section 5.3(b)(ii)(A).

“Liquidating Event” has the meaning set forth in Section 10.1.

“Liquidating Trustee” has the meaning set forth in Section 10.2(a).

“LLC Budget” means the budget for ordinary course matters of the Company as determined by the Board.

“Loss” has the meaning set forth in the definition of Profit and Loss.

“Majority Approval”, means (i) when used with respect to the Board, approval by one or more Managers entitled to vote and appointed to the Board by one or more Member(s) holding, in the aggregate, more than fifty percent (50%) of the Class A Units then outstanding, (ii) when used with respect to the Class A Members, or a specified group of the Class A Members, approval by one or more Class A Member(s) holding, in the aggregate, more than fifty percent (50%) of the Class A Units then outstanding held by all Class A Members, or all Class A Members in such specified group, as applicable, (iii) when used with respect to the Class B Members, or a specified group of the Class B Members, approval by one or more Class B Member(s) holding, in the aggregate, more than fifty percent (50%) of the Class B Units then outstanding held by all Class B Members, or all Class B Members in such specified group, as applicable and (iv) when otherwise used with respect to the Members, or a specified group of Members, approval by one or more Member(s) holding, in the aggregate, more than fifty percent (50%) of the Class A Units then outstanding held by all Members, or all Members in such specified group, as applicable.

“Make-whole Amount” has the meaning set forth in Section 9.1(b).

“Manager” means any individual appointed to the Board as provided in Section 7.1(b), but only for so long as each such Person remains a member of the Board in accordance with this Agreement.

“Mandatory Capital Call” means any Design and Development Capital Call, Mandatory Phase I Capital Call, Mandatory New Project Capital Call, or Other Capital Call pursuant to clauses (i) or (ii) of Section 5.2(d).

“Mandatory New Project Capital Call” has the meaning set forth in Section 5.2(c).

“Mandatory Phase I Capital Call” has the meaning set forth in Section 5.2(b)(iii).

“McDonald” means John L. McDonald, an individual resident in the State of Texas.

“Member” means each of the Persons that are parties to this Agreement, and any other Person that hereafter becomes a Member in accordance with Article IX, but only for so long as each such Person remains a Member of the Company in accordance with this Agreement and the Act.

“Member Nonrecourse Debt” shall have the meaning set forth for “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i)(2), are attributable to Member Nonrecourse Debt.

“Membership Interest” means all of the ownership interests and rights of a Member in the Company, as represented by their Units, as applicable, including, to the extent applicable, such Member’s (a) right to a distributive share of the Profits and Losses (and items thereof) of the Company, (b) right to a distributive share of the assets of the Company, (c) rights to allocations, information and to consent or approve, and (d) right to participate in the management of the affairs of the Company as provided herein.  References in this Agreement to Membership Interests shall be construed to mean “limited liability company interests” within the meaning of the Act.

“Merger” has the meaning set forth in the Recitals.

“Minimum Gain Attributable to Member Nonrecourse Debt” means the Company Minimum Gain attributable to Member Nonrecourse Debt as determined under the rules of Treasury Regulations Section 1.704-2(i).

“Moody’s” means Moody’s Investors Services, Inc. or its successors.

“New Membership Interests” has the meaning set forth in Section 5.10(a).

“New Membership Interests Notice” has the meaning set forth in Section 5.10(b).

“New Project” means any additional capital improvements or new projects on the Property in addition to the Phase I development.

“New Project Capital Call” has the meaning set forth in Section 5.2(c).

“New Project Notice” has the meaning set forth in Section 5.2(c).

“Non-Company Business Opportunity” has the meaning set forth in Section 7.10(c).

“Non-Disposing Members” has the meaning set forth in Section 9.2(a).

“Non-Fully Contributing Member” has the meaning set forth in Section 5.3.

“Non-Subscribing Member” has the meaning set forth in Section 5.10(d).

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Offered Membership Interests” has the meaning set forth in Section 9.2(a).

“Offering Notice” has the meaning set forth in Section 9.2(a).

“Optional Capital Call” means any Optional Phase I Capital Call, Optional New Project Capital Call, or Other Capital Call pursuant to Section 5.2(d)(iii).

“Optional Curing Payments” has the meaning set forth in Section 5.4.

“Optional Default Interest Rate” means a rate per annum equal to the lesser of (a) three percent (3%) plus a varying rate per annum that is equal to the Prime Rate, with adjustments in that varying rate to be made on the same date as any changes in that rate, and (b) the maximum rate permitted by applicable law, in each case accruing daily and compounding on a quarterly basis.

“Optional Deficiency” has the meaning set forth in Section 5.4.

“Optional Deficiency Notice” has the meaning set forth in Section 5.4.

“Optional Fully Contributing Member” has the meaning set forth in Section 5.4.

“Optional Lending Members” has the meaning set forth in Section 5.4(a).

“Optional New Project Capital Call” has the meaning set forth in Section 5.2(c).

“Optional Non-Fully Contributing Member” has the meaning set forth in Section 5.4.

“Optional Phase I Capital Call” has the meaning set forth in Section 5.2(b).

“Original Agreement” has the meaning set forth in the Recitals.

“Other Capital Call” has the meaning set forth in Section 5.2(d).

“Other Class A Member Redemption Date” has the meaning set forth in Section 5.11(b).

“Other Class A Members” has the meaning set forth in Section 5.2(b).

“Permits” means any licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority.

“Permitted Bundled Transaction” means a Disposition pursuant to a single transaction or series of related transactions involving the direct or indirect (including pursuant to a direct or indirect chain of ownership or Control of one or more Persons) transfer, assignment, sale, gift, pledge, hypothecation, mortgage, encumbrance or other disposition of equity interests, or all or substantially all of the assets, of a Member or any Person directly or indirectly (including pursuant to a direct or indirect chain of ownership or Control of one or more Persons) owning or Controlling all or any portion of such Member, where: (a) any one or more of the following apply: (i) the Membership Interests being Disposed of constitute less than fifty percent (50%) of the total value of the assets (including equity interests) being so transferred, assigned, sold, gifted, pledged, hypothecated, mortgaged, encumbered or otherwise disposed of; (ii) with respect to any Member that is, or is directly or indirectly (including pursuant to a direct or indirect chain of ownership or Control of one or more Persons) owned or Controlled in whole or in part by, an investment fund or similar vehicle, only equity interests in such investment fund or similar vehicle that do not have the right to vote with respect to, or otherwise Control, the Day-to-Day management activities of such investment fund or similar vehicle are being transferred, assigned, sold, gifted, pledged, hypothecated, mortgaged, encumbered or disposed of; (iii) only equity interests that are either listed on a national securities exchange or publicly traded in the over-the-counter market or issued by a Person other than the Company whose equity securities are registered under the Securities Act of 1933, are being transferred, assigned, sold, gifted, pledged, hypothecated, mortgaged, encumbered or disposed of; or (iv) with respect to any Member that is, or is directly or indirectly (including pursuant to a direct or indirect chain of ownership or Control of one or more Persons) owned or Controlled in whole or in part by, a master limited partnership, only general partnership equity interests, or equity interests in the general partner or any Person directly or indirectly (including pursuant to a direct or indirect chain of ownership or Control of one or more Persons) owning or Controlling in whole or in part such general partner, are being transferred, assigned, sold, gifted, pledged, hypothecated, mortgaged, encumbered or disposed of; and (b) the transaction or series of related transactions are done with a valid business purpose other than the purpose or intent of circumventing the restrictions on Dispositions in this Agreement.

“Permitted Disposition” has the meaning set forth in Section 9.1(e).

“Permitted Pledge Disposition” has the meaning set forth in Section 9.1(e)(ii).

“Person” means any natural person, corporation, partnership (general, limited, limited liability or otherwise), limited liability company, firm, association, trust or any other entity, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.

“Phase I” means the build out of the Project pursuant to and as further described in the Construction Management Agreement.

“Phase I Capital Call” has the meaning set forth in Section 5.2(b).

“Phase I Commencement Date” has the meaning set forth in Section 5.2(b).

“Phase I Election Period” has the meaning set forth in Section 5.2(b).

“Phase I Members” has the meaning set forth in Section 5.2(b).

“Phase I Notice” has the meaning set forth in Section 5.2(b).

“Preemptive Rights” has the meaning set forth in Section 5.10(a).

“Prime Rate” means a varying rate per annum that is equal to the interest rate publicly quoted by the Bank or such other financial institution which is the Company’s primary lender from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate is so published; if the Company has no such lender, references herein to the interest rate quoted by the Bank shall mean the New York bank prime rate as reported in the “Money Rates” section of The Wall Street Journal — Southwest Edition from time to time.

“Principal Member Offeree” has the meaning set forth in Section 5.12.

Confidential Treatment Requested

“Principal Member Offeror” has the meaning set forth in Section 5.12.

“Principal Member Phase I Initiator” has the meaning set forth in Section 5.2(b).

“Principal Member Phase I Respondent” has the meaning set forth in Section 5.2(b).

“Principal Member Redemption Date” has the meaning set forth in Section 5.11(a).

“Principal Members” means each of the TransMontaigne Member and the Kinder Morgan Member; provided, however, for so long as any such Member and its Affiliates collectively hold less than [**] of the Class A Units then outstanding, such Member shall not be considered a Principal Member.

“Priority Capital Contributions” has the meaning set forth in Section 5.3(b)(iii).

“Priority Interest” has the meaning set forth in Section 5.3(b)(iii)(A).

“Priority Member” has the meaning set forth in Section 5.3(b)(iii)(A).

“Proceeding” means any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing and any other Proceeding (including any appeals from any of the foregoing) whether civil, criminal, administrative or investigative.

“Profit” and “Loss” mean, for each taxable period, an amount equal to the Company’s taxable income or loss for such taxable period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)                                 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit and Loss pursuant to this definition will increase the amount of such income and/or decrease the amount of such loss;

(b)                                 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profit or Loss pursuant to this definition will decrease the amount of such income and/or increase the amount of such loss;

(c)                                  In the event the Agreed Value of any Company asset is adjusted pursuant to subparagraphs (b) or (d) of the definition of “Agreed Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(d)                                 Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value;

(e)                                  In lieu of the Depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of “Depreciation”;

(f)                                   To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit and Loss; and

(g)                                  Notwithstanding any other provision of this definition of “Profit” and “Loss,” any items which are specially allocated pursuant to Section 6.2 hereof shall not be taken into account in computing Profit or Loss.  The amounts of the items of the Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 6.2 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Project” means the tankage, dock and related ancillary facilities located on the Property meeting either (i) the scope and parameters contemplated by the Design Basis or (ii) such other  scope and parameters as may otherwise be approved by Supermajority Approval.

“Property” means that certain property on the Houston Ship Channel as set forth in the Purchase and Sale Agreement, dated as of August 11, 2010, by and between NRG Texas Power LLC and Battleground Texas (as amended by the First Amendment dated October 22, 2010 and by the Second Amendment dated October 29, 2010).

“Pro Rata” means proportionately among the Members in a specified group of Members (including, if not otherwise specified, a group consisting of all of the Members), determined for each such Member based upon (i) in the case of Class A Members, the number of Class A Units held by such Class A Member relative to the number of Class A Units then outstanding held by all Class A Members in such specified group, (ii) in the case of Class B Members, the number of Class B Units held by such Class B Member relative to the number of Class B Units then outstanding held by all Class B Members in such specified group or (iii) in the case of Members generally, the Equity Percentage Interest of such Member relative to the Equity Percentage Interests then outstanding of all Members in such specified group.

“Purchase Date” has the meaning set forth in Section 5.11(e).

“Purchase Option Units” has the meaning set forth in Section 5.11(e).

“Purchase Right Offering Notice” has the meaning set forth in Section 5.11(e).

“Purchase Right Qualifying Offer” has the meaning set forth in Section 5.11(e).

“Purchase Right ROFO Acceptance” has the meaning set forth in Section 5.11(e).

“Purchase Right ROFO Price” has the meaning set forth in Section 5.11(e).

“Purchase Right Transferee” has the meaning set forth in Section 5.11(e).

“Qualifying Income” means any item or items of gross income that are described in Code Section 7704(d).

“Qualifying Offer” has the meaning set forth in Section 9.2(a).

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Code Sections 734 or 743) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income or gain specified in Section 1(h)(6) of the Code because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redemption Election Period” has the meaning set forth in Section 5.2(b)(i).

“Reduced Distributions” has the meaning set forth in Section 4.3(c)(ii)(A).

“Rejected Business Opportunity” has the meaning set forth in Section 7.10(c).

“Remaining New Membership Interests” has the meaning set forth in Section 5.10(d).

“Remaining Offered Membership Interests” has the meaning set forth in Section 9.2(c).

“Required Seller” has the meaning set forth in Section 9.4(a).

“ROFO Acceptance” has the meaning set forth in Section 9.2(b).

“ROFO Period” has the meaning set forth in Section 9.2(e).

“ROFO Price” has the meaning set forth in Section 9.2(a).

“Rules” has the meaning set forth in Section 11.1(c)(i).

“S&P” means the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

“Sale Period” has the meaning set forth in Section 9.2(b).

“Second ROFO Acceptance” has the meaning set forth in Section 9.2(c).

“Second Sale Period” has the meaning set forth in Section 9.2(c).

“Secondary Phase I Election Period” has the meaning set forth in Section 5.2(b)(ii).

“Securities Act” has the meaning set forth in the legend appearing at the top of this Agreement.

“708 Termination” has the meaning set forth in Section 9.1(b).

“Short Term Cash Requirements” means the Company’s current and anticipated needs, as of any calendar quarter, to provide for the proper conduct of the business of the Company for the subsequent calendar quarter, including reasonable reserves for working capital, repair and maintenance expenditures, operating expenditures, debt service, expenditures for compliance with Law, any Permit or any agreement or obligation to which the Company is a party or its assets are subject, and for other obligations and reasonable contingencies, in each case, as determined by Supermajority Approval; provided, that if the Supermajority Approval does not set an amount of Short Term Cash Requirements with respect to any calendar quarter, the Short Term Cash Requirements for such quarter shall be equal to zero.

“Special Allocations” has the meaning set forth in Section 6.2(h).

“Subscribing Member” has the meaning set forth in Section 5.10(d).

“Substituted Member” means any Person who acquires Membership Interests from a Member and is admitted to the Company as a Member pursuant to the provisions of Sections 5.11(e) or  9.5, as applicable.

“Supermajority Approval” means approval by one or more Managers entitled to vote and appointed to the Board by one or more Member(s) holding, in the aggregate, at least sixty percent (60%) of the Class A Units then outstanding; and including in every case each Manager appointed by the Principal Members, to the extent each such Manager is entitled to vote on the applicable matter; provided, however, that if a Manager appointed by a Principal Member is not entitled to vote pursuant to Sections 5.3(e) or 9.1(e), then solely for purposes of determining Supermajority Approval, the voting power represented by the Class A Equity Percentage Interest of the Member appointing such non-voting Manager shall be deemed to be held by any Principal Members with Managers that are entitled to vote, allocated on a Pro Rata basis among such Members.

“Tag-Along Transaction” has the meaning set forth in Section 9.3(a).

“Tag Notice” has the meaning set forth in Section 9.3(b).

“Tag Offeree” has the meaning set forth in Section 9.3(a).

“Tag Offeror” has the meaning set forth in Section 9.3(a).

“Tag Transferee” has the meaning set forth in Section 9.3(a).

“Tax” or “Taxes” means any United States federal, state or local income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, margin tax, real or personal property tax, transfer tax, gross receipts tax or other tax assessment, fee, levy or other governmental charge, together with and including any and all interest, fines, penalties, assessments and additions to the Tax resulting from, relating to, or incurred in connection with any of the foregoing or any contest or dispute thereof.

“Tax Matters Partner” has the meaning set forth in Section 6.10.

“Third Party” means any Person other than (i) the Company and (ii) each Member and their respective Affiliates.

“Transferee” means a Person who receives all or part of a Member’s Membership Interest through a Disposition in accordance with this Agreement, including pursuant to Section 9.1(e)(ii); provided that a Person who holds or has an interest in such Membership Interests solely as collateral security pursuant to a Permitted Pledge Disposition shall not be considered a Transferee for the purposes of this Agreement but a Person who receives such Membership Interests through a Foreclosure Disposition shall be considered a Transferee (but only to the extent provided in Section 9.1(e)).

“TransMontaigne” means TransMontaigne Operating Company L.P., a Delaware limited partnership.

“TransMontaigne Member” means TransMontaigne as a Member hereunder or any of its Affiliates that becomes a Member and is designated by the then current TransMontaigne Member as the “TransMontaigne Member” (it being understood and agreed, however, that there shall only be one TransMontaigne Member at any given time).

“TransMontaigne Purchase Right” has the meaning set forth in Section 5.11(e).

“TransMontaigne Purchase Right Option-holder” has the meaning set forth in Section 5.11(e).

“TransMontaigne Purchase Right Period” has the meaning set forth in Section 5.11(e).

“Treasury Regulations” means the income tax Treasury Regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor regulations).

“Triggering Event” means any one of the following:

(a)                                 any Taxable year in which less than ninety-four percent (94%) of the Company’s gross income is determined to be Qualifying Income, as determined at the end of such Taxable year; and

(b)                                 any change in Tax Law pursuant to which the ownership alone of a Membership Interest could result in the allocation of gross income to a Member that is reasonably unlikely to constitute Qualifying Income.

“Units” means the Class A Units and the Class B Units, as well as units in any additional classes of Membership Interests issued by the Company from time to time in accordance with the provisions of this Agreement.

“Unreturned Additional Capital” means the Members’ aggregate Additional Capital Contributions less the aggregate distributions made to the Members pursuant to Sections

6.5(d)(i) or 10.2(c) (without double counting in any respect).  Where the term “Unreturned Additional Capital” is used with respect to a particular Capital Call, it refers to the Additional Capital Contributions made in respect of such Capital Call less the distributions made in respect of such Capital Call.

“Unreturned Initial Capital” means the Members’ aggregate Initial Capital Contributions less the aggregate distributions made to the Members pursuant to Sections 6.5(d)(ii) or 10.2(c) (without double counting in any respect).

“Withdrawing Member” means any Withdrawing Other Class A Member or Withdrawing Principal Member.

“Withdrawing Other Class A Member” has the meaning set forth in Section 5.2(b).

“Withdrawing Principal Member” has the meaning set forth in Section 5.2(b).

1.2                               Rules of Construction.  In construing this Agreement:

(a)                                 no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(b)                                 no consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;

(c)                                  examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(d)                                 the use herein of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter;

(e)                                  a defined term has its defined meaning throughout this Agreement, and each exhibit, attachment, and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)                                   the plural shall be deemed to include the singular, and vice versa, and derivative forms of defined terms will have correlative meanings to the terms defined;

(g)                                  each gender shall be deemed to include the other genders;

(h)                                 all references to prices, values or monetary amounts refer to United States dollars, unless expressly provided otherwise;

(i)                                     all references to articles, sections, paragraphs, clauses, exhibits, attachments or schedules refer to articles, sections, paragraphs and clauses of this Agreement, and to exhibits, attachments or schedules attached to this Agreement, unless expressly provided otherwise;

(j)                                    each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment or schedule, the provisions of the main body of this Agreement shall prevail;

(k)                                 the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision, unless expressly so limited, but do not refer to documents attached hereto as exhibits and schedules or referred to therein unless expressly so stated;

(l)                                     the word “or” may not be mutually exclusive, and can be construed to mean “and” where the context requires there to be a multiple rather than an alternative obligation;

(m)                             reference to a given agreement, instrument, exhibit or schedule constitutes a reference to that agreement, instrument, exhibit or schedule as, and as may be, from time to time, modified, amended, supplemented and restated;

(n)                                 except as expressly provided herein, all accounting determinations will be made in accordance with GAAP;

(o)                                 where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person, and without duplication of any rights or obligations under this Agreement, any Member may exercise any rights or fulfill any obligations on behalf of (and in lieu of) any other Member that is an Affiliate of such Member; and

(p)                                 references to any Person include successors of such Person and transferees of such Person which acquire such Person’s Membership Interests as permitted in and in accordance with this Agreement.

ARTICLE II.
ORGANIZATIONAL MATTERS

2.1                               Formation.  The Company was formed as a limited liability company under and pursuant to the provisions of the Act by the filing of the Certificate of Formation in accordance with the Act on the Formation Date.  The rights and liabilities of all Members shall be as provided under the Act, the Certificate of Formation and this Agreement.

2.2                               Name.  The name of the Company is Battleground Oil Specialty Terminal Company LLC and all Company business must be conducted in that name or such other names that comply with applicable Law as the Board may select from time to time with notice to the

Members.  The Members hereby agree to execute an appropriate assumed name certificate or certificates if required by the applicable Law of any state, and to file such certificate, and all amendments that may be necessitated from time to time, in the appropriate filing locations.

2.3                               Principal Place of Business.  The principal place of business of the Company is located at 1670 Broadway, Suite 3100, Denver, Colorado 80202.  The Company may locate its place of business, other or additional offices and the Company’s registered office at any other place or places, and may seek qualification of the Company to conduct business in such other jurisdictions, as the Board may from time to time deem advisable with notice to the Members.

2.4                               Registered Office and Registered Agent.  The registered office and registered agent of the Company in the State of Delaware shall be as set forth in the Certificate of Formation.  From time to time, the Board may change the Company’s registered office and/or registered agent in the State of Delaware as provided in the Act with notice to the Members.

2.5                               Foreign Qualification.  Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Company, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6                               Term.  The term of the Company commenced on the date of the filing of the Certificate of Formation with the Delaware Secretary of State, and shall continue until the Company is dissolved and wound up in accordance with this Agreement and the Act and a Certificate of Cancellation is filed with the Delaware Secretary of State in accordance with Section 10.3.

2.7                               General.

(a)                                 The rights and liabilities of the Members shall be as provided herein, except as otherwise required by applicable Law.

(b)                                 A Member’s Membership Interest in the Company shall be personal property for all purposes.  All real and other property owned or leased by the Company shall be deemed owned or leased by the Company as an entity.  Title to all real or other property owned or leased by the Company shall be held in the name of the Company and no Member, individually, shall have any ownership of or other interest in any such property.

(c)                                  This Agreement completely amends, restates and supersedes the Original Agreement as of the Effective Date.

2.8                               Tax Status.  The Members intend that the Company shall be treated as a partnership for federal and state income tax purposes, rather than an association taxable as a corporation, and neither the Members nor the Company shall make any election pursuant to

Treasury Regulation Section 301.7701-3(c) or any similar state statute, regulation, rule or policy to be treated as an entity other than a partnership for federal or state income tax purposes.

2.9                               No Partnership Intended for Nontax Purposes.  The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under the Laws of the State of Delaware or any other jurisdiction.  By executing this Agreement, the Members do not intend to be partners as to one another, or partners as to any Third Party, for any purpose other than federal, state, local or foreign tax purposes.  To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

ARTICLE III.
PURPOSE OF THE COMPANY

3.1                               Purposes of the Company.  The purpose for which the Company is organized is to engage, directly or indirectly, in (a) the Project, including the acquisition, development, design, siting, construction, financing, installation, placing in service, ownership, leasing, use, operation and maintenance of, the marketing of storage-related services in connection with, and the sale or other disposition of, the Project, (b) other Approved Projects, if any, (c) with respect to the Project and any other Approved Projects, in any business activities that relate to the business of storing petroleum products, or activities now or hereafter customarily conducted in conjunction with storing petroleum products and (d) the generation of Qualifying Income and the maximization of Distributable Cash (collectively, the “Business”), and to engage in any other directly-related business activities that now or hereafter may be necessary, incidental, proper, advisable, or convenient to accomplish the Business and that is not forbidden by the Law of the jurisdiction in which the Company engages in that business; provided that, notwithstanding anything to the contrary herein, it is not within the Company’s Business to engage in, and the Company shall not engage in, any activity unless the Board determines in good faith by Supermajority Approval and such determination is made following reasonable consultation with counsel, that such activity would be reasonably likely to lead to the generation of gross income of which at least ninety-four percent (94%) constitutes Qualifying Income.

3.2                               General Powers.  The Company shall have the power to enter into all transactions necessary or incidental to accomplish or implement the Business or purposes of the Company, in its own name or in the name of, or by or through, one or more agents, nominees or trustees, including, without limitation, the incurring of indebtedness and the granting of liens and security interests in assets of the Company to secure the payment of such indebtedness, together with such other powers as may be authorized by this Agreement or permitted under the Act and which are necessary, incidental or customary in connection with the Business of the Company.

ARTICLE IV.
MEMBERS; MEMBERSHIP INTERESTS

4.1                               Names and Addresses of Members.  In connection with the amendment and restatement of the Original Agreement by this Agreement, and the consummation of the transactions contemplated by the Contribution Agreement, TransMontaigne’s membership interests in the Company under the Original Agreement are hereby reclassified in their entirety, as of the Effective Date, as Class A Units.  As of the Effective Date, the Persons listed on Exhibit A are the sole Members of the Company.  Each of the Persons listed on Exhibit A holds that number of and class of Membership Interests as set forth on Exhibit A next to such Person’s name.  The officers and directors of the Company shall revise Exhibit A from time to time to properly reflect any changes to the information set forth therein, including to reflect the admission or withdrawal of Members in accordance with this Agreement.  The rights and obligations of the Members shall be as provided in the Act, except as may be expressly provided otherwise in this Agreement.

4.2                               Additional or Substituted Members.

(a)                                 No Person shall be admitted to the Company as a Member other than in accordance with Article IX.

(b)                                 Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Membership Interests or a transferee of Membership Interests, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member.  The Company may elect to deal only with Persons validly admitted as Members (including their duly authorized representatives).  Any distribution by the Company to the Person shown on the Company’s records as a Member or to its legal representatives shall relieve the Company of any and all liability to any Person who may have an interest in such distribution.

Confidential Treatment Requested

4.3                               Membership Interests.

(a)                                 Class A and Class B Units.

(i)                                     There shall initially be two classes of Membership Interests of the Company, the “Class A Units” and the “Class B Units”.  The Class A Units shall have the rights, obligations, restrictions, limitations and preferences described in this Agreement where specific reference is made to the Class A Units and to the Class A Members.  The Class B Units shall have the rights, obligations, restrictions, limitations and preferences described in this Agreement where specific reference is made to the Class B Units and to the Class B Members.

(ii)                                  Class A Units have been issued by the Company upon the Effective Date and additional Class A Units, and Class B Units, may be issued at such additional times and from time to time as provided in this Agreement.  Subject to the terms of this Agreement, the Board acting by Supermajority Approval may create additional series or classes of Membership Interests, including through subdivision or by issuance of Units of such class or series.  Except as otherwise expressly required by the Act or expressly required by this Agreement, Class B Units are not entitled to vote on any matter for vote, consent or other action by the Members.

(b)                                 Class A Units. On the Effective Date, the Class A Members are contributing to the Company an aggregate amount equal to their respective Initial Capital Contributions and, in exchange for such contributions, the Company is issuing to such Members their respective Class A Units.

(c)                                  Class B Units. The Class B Units are to be issued in consideration of services rendered by the holders for the benefit of Battleground Texas, the predecessor-in-interest to the Company.  The Class B Units are intended to constitute “profits interests” as that term is used in Revenue Procedures 93-27 and 2001-43 or, to the extent Revenue Procedures 93-27 and 2001-43 are superseded by the proposed regulations under IRS Notice 2005-43, then to the extent such regulations are applicable, if at all, to such Class B Units.  The Capital Accounts of the Class B Members in respect of the Class B Units as of the date of their issuance shall have a balance of zero.  Within thirty (30) Days following the receipt of any Class B Unit, each Class B Member will file with the Internal Revenue Service an election authorized by Section 83(b) of the Code with respect to such Class B Unit and will deliver to the Company a copy of such election promptly after its filing.

(i)                                     If the aggregate equity investments and debt financing (including all Capital Contributions and Financing) obtained by the Company and all liabilities incurred by the Company to fund its capital assets exceed [**] (the amount in excess of [**] being referred to as an “Excess Capital Investment”), then the Class B Units will not have any interest in the Excess Capital Investment distributions pursuant to Section 6.5 with respect to such Excess Capital Investment or participate in any income, gain, loss, deductions, credits or other economic benefits resulting from such Excess Capital Investments.  In the event of an Excess Capital Investment, then the Board shall make reasonable determinations and allocations to achieve the economic results contemplated

Confidential Treatment Requested

by this Section 4.3(c)(i), including appropriate adjustments to the Class B Equity Percentage Interests relative to the other Members’ respective Equity Percentage Interests.

(ii)                                  If either McDonald or Gisser is a Construction Manager (each, a “Class B Construction Manager”) and:

(A)                               The construction costs for Phase I (excluding scope changes approved hereunder) exceed the Construction Budget by more than [**] (such excess, the “Excess Amount”), then the distributions that would otherwise be made to such Class B Construction Manager pursuant to Section 6.5 will be reduced by fifty percent (50%) (“Reduced Distributions”) and the Class A Members’ aggregate distributions will be increased (“Increased Distributions”) by an equal amount until such time as the aggregate amount of the Reduced Distributions equals a percentage of the Excess Amount equal to the Class B Construction Manager’s Equity Percentage Interest immediately prior to the Reduced Distributions.  At such time as the aggregate amount of the Reduced Distributions equal a percentage of the Excess Amount equal to the Class B Construction Manager’s Equity Percentage Interest immediately prior to the Reduced Distributions, the Reduced Distributions and Increased Distributions shall cease.

(B)                               If the aggregate construction costs needed to fund the completion of Phase I (excluding scope changes approved hereunder) are less than the Construction Budget, then the Class B Construction Manager(s) will collectively be paid an aggregate one-time bonus in the form of a guaranteed payment equal to [**] of the amount by which such construction costs were below the Construction Budget (excluding scope changes approved by the Board).

(C)                               If an event of force majeure occurs during the construction of Phase I resulting in aggregate construction costs needed to fund the completion of Phase I equaling or exceeding the Construction Budget, then all costs directly or indirectly associated with the force majeure event and its consequences to the Construction Budget shall be excluded from the calculations set forth in Sections 4.3(c)(ii)(A) and 4.3(c)(ii)(B).  “Force majeure” event shall mean any act of God; act of the public enemy; terrorist act; war; landslide; lightning; earthquake; fire; storm; hurricane; flood; explosion; destruction of or damage to any of the facilities involved in the Project from any involuntary cause which is not reasonably within the control of the Company; or any other cause of any kind or character which is not reasonably within the control of either of the Class B Construction Managers and not caused by or attributable to the negligence, gross negligence or willful misconduct, regardless of whether by act or omission, of either of the Class B Construction Managers or either of their respective employees, agents, contractors or other representatives.

(iii)                               If the Company elects to sell the Property and not pursue the development of the Project:

Confidential Treatment Requested

(A)                               The Class B Units shall not entitle the holders thereof any interest whatsoever in the Company or the proceeds of such sale of the Property or any right to participate in any economic benefits or losses resulting from such sale of the Property, and no income, gain, loss or deduction shall be allocated to the Class B Units and no distributions resulting from such sale of the Property shall be made with respect to the Class B Units pursuant to Section 6.5; and

(B)                               Contemporaneous with, or following, the sale of the Property, the Company shall then have an irrevocable right, exercisable at any time upon notice by the Company to the Class B Members, to redeem all (but not less than all) of the Class B Units then outstanding, free and clear of all liens, for aggregate consideration of $1 and upon any such notice the Class B Units then outstanding shall be deemed to have ceased to be outstanding as Units, and shall represent only the right to receive a Pro Rata share of such $1 consideration.

(iv)                              For the avoidance of doubt, except as may otherwise be approved by Supermajority Approval and otherwise subject to the terms and conditions of this Agreement, no additional Class B Units shall be issued or issuable by the Company hereunder.

4.4                               Credit Support Obligation.

(a)                                 If the Company is required to provide Credit Support and the Board determines that the Company is unable to provide such Credit Support on commercially reasonable terms, each Class A Member shall provide or cause the provision of the Credit Support Pro Rata, which such Credit Support shall be furnished to the beneficiaries thereof on a several and not joint basis; provided, that without the prior written consent of each Class A Member, the Class A Members shall not be required to provide Credit Support contemplated by this Section 4.4 or otherwise in an aggregate amount outstanding at any given time in excess of [**] among all such Class A Members.  For the avoidance of doubt, the Credit Support obligations herein are not applicable to Credit Support requirements that may be applicable to any Construction Manager in such capacity.

(b)                                 It is the intention of the Class A Members that any Credit Support required in accordance with Section 4.4(a) shall only be provided, borne and drawn Pro Rata by the beneficiaries of such Credit Support and, if not provided, borne and drawn Pro Rata, then each Class A Member that provides Credit Support, or suffers a draw against its Credit Support, in excess of its Pro Rata share (in such capacity, a “Disproportionately Supporting Member”) shall be indemnified and held harmless, on a several but not joint basis, by each other Class A Member, and each such other Class A Member shall make payments to such Disproportionately Supporting Member, in each case, as necessary to cause each Class A Member to bear the amount that would have been borne and/or drawn if the provision and/or draw of Credit Support was on a Pro Rata basis across all Class A Members.  Unless and until each Class A Member required to provide Credit Support in accordance with this Section 4.4 is providing and bearing such Credit Support on a Pro Rata basis, any Disproportionately Supporting Members shall have the rights of Fully Contributing Members vis a vis the other Class A Members with respect to the Credit Support provided and borne by such Disproportionately Supporting Members in excess of what such Disproportionately Supporting Members would have borne and drawn on a Pro Rata basis, with such excess being treated for these purposes as a Deficiency, such Credit Support being treated as a Mandatory Capital Call and the Class A Members other than the Disproportionately Supporting Members being treated as Non-Fully Contributing Members, and the provisions of Section 5.3 shall apply mutatis mutandis with respect thereto; provided, that no Disproportionately Supporting Member may exercise the aforementioned rights against any Class A Member before the thirtieth (30th) Day following the receipt by the Company and each Class A Member that is not a Disproportionately Supporting Member of written notice from such Disproportionately Supporting Member notifying the Company and such Class A Member(s) that the applicable Credit Support and/or draw is not on a Pro Rata basis across all Class A Members (and setting forth in reasonable detail the disproportionate amount borne by the Disproportionately Supporting Member and the circumstances relating thereto), and then only to the extent that such Class A Member does not provide Credit Support or make payments to such Disproportionately Supporting Member as necessary to cause such Class A Member to bear the amount that would have been borne by such Class A Member if the Credit Support was provided and/or drawn on a Pro Rata basis across all Class A Members; provided, further, that notwithstanding the foregoing, in no event shall this Section 4.4 require any Class A Member to compensate, indemnify or otherwise make payments to any other Class A Member (and no Class A Member may exercise remedies) for any incremental cost or expense incurred by such Class A Member in providing its Pro Rata portion of any Credit Support, or in connection with any draw thereon, relative to the cost or expense incurred by other Class A Members in connection with the provision by such other Class A Members of their respective Pro Rata portions of Credit Support or any draw thereon; provided, further, that, except as provided in Sections 9.1(e)(i), 9.1(e)(ii) and 9.1(e)(iv), in the event a Withdrawing Member withdraws in circumstances where there is no Transferee of such Withdrawing Member, such Withdrawing Member will no longer be obligated to provide Credit Support pursuant to this Section 4.4, and the Company will take all reasonable actions to relieve such Withdrawing Member of such Credit Support obligations and the Members other than the Withdrawing Member shall provide Credit Support pursuant to this Section 4.4 sufficient to replace the Credit Support theretofore provided by the Withdrawing Member, which such Credit Support shall be provided by such Members on a Pro Rata basis across such Members.

ARTICLE V.
CONTRIBUTIONS; CAPITAL ACCOUNTS

5.1                               Initial Capital Contributions and Capital Structure.

(a)                                 Initial Capital Contributions. Capital Contributions shall be comprised of Initial Capital Contributions and Additional Capital Contributions.  The Initial Capital Contributions of the Members as of the Effective Date are agreed to be valued at the amounts as set forth on Exhibit A (as may be adjusted from time to time in accordance with this Agreement, provided that a failure to reflect any such adjustment on Exhibit A shall not prevent the adjustment from being effective).  Additional Capital Contributions shall be comprised of contributions pursuant to Design and Development Capital Calls, contributions pursuant to Phase I Capital Calls, contributions pursuant to New Project Capital Calls and contributions pursuant to Other Capital Calls.  Except as may otherwise be approved by Supermajority Approval, no Phase I Capital Call may be made by the Company unless the Board acting pursuant to Majority Approval (and subject to Sections 5.1(b) and 7.7) determines in good faith that Financing in lieu thereof is unavailable on commercially reasonable terms; provided that, for purposes of this Section 5.1(a), Financing shall not be on “commercially reasonable terms” if such Financing requires Supermajority Approval pursuant to Section 7.7(a)(xxvii).  All Additional Capital Contributions shall be made in cash except as otherwise approved by Supermajority Approval.  The Capital Contributions of the Class A Members may be used for any valid Company purpose.  The Capital Account balances of each Member as of the Effective Date are agreed to be amounts equal to each Member’s respective Initial Capital Contributions.

(b)                                 Capital Structure. The Company may not, other than upon Supermajority Approval, issue or incur indebtedness that causes its ratio of indebtedness to total capitalization to exceed fifty percent (50%) at any time. For purposes of this paragraph, “total capitalization” shall mean the sum of the total indebtedness of the Company plus the total amount of Capital Contributions made on or prior to the date of calculation.

5.2                               Additional Capital Contributions.

(a)                                 Design and Development Capital Calls. Each of the Class A Members hereby commits to contribute the required capital to fund its Pro Rata portion of all Design and Development Capital Calls in accordance with this Section 5.2(a).  At any time that a Principal Member, or the Board prior to the occurrence of any Bankruptcy Event, reasonably determines in good faith that the Company requires capital to fund (but unless otherwise agreed by Supermajority Approval, not to exceed, together with any then previously made Capital Calls) the amounts set forth in the Design and Development Budget for the purposes set forth therein or the completion of the actions necessary to satisfy the Conditions, such Principal Member or the Board may, on behalf of the Company, call for such capital by written notice (“Design and Development Capital Call”) to each of the Class A Members, and each Class A Member shall have the right and obligation to make an Additional Capital Contribution in an amount equal to its Pro Rata portion of the Design and Development Capital Call in accordance with the Design and Development Capital Call.  Each Design and Development Capital Call shall state (i) the aggregate amount of the additional capital called for, (ii) the payment date (which may not be less than ten (10) Business Days after the delivery of the Design and Development Capital Call), (iii) the purposes for which the additional capital will be utilized in reasonable detail (including a reference to the applicable item(s) in the Design and Development Budget against which such capital will be applied), (iv) the actual expenditures incurred through the date of such Design and Development Capital Call (v) a detailed explanation for any variance from the Design and Development Budget and (vi) the Applicable Price per Unit.  All Design and Development Capital Calls are mandatory.

(b)                                 Design and Development Completion Date; Commencement of Phase I; Member Withdrawal.

(i)                                     From and after the earlier of (1) the date each of the Conditions have been satisfied or have been waived in writing by each of the Principal Members or (2) regardless of whether the Conditions have been satisfied or waived, the date on which the Kinder Morgan Member has determined to participate in Phase I of the Project, provided the date referred to in this clause (2) shall not be prior to December 31, 2011 (such date, the “Design and Development Completion Date”), either Principal Member with respect to clause (1) and the Kinder Morgan Member with respect to clause (2) (the “Principal Member Phase I Initiator”) may give notice to the other Principal Member (the “Principal Member Phase I Respondent”) detailing either the satisfaction (or waiver, as applicable) of the Conditions or the determination of the Kinder Morgan Member to participate in Phase I of the Project, as applicable (the “Phase I Notice”), and the Principal Member Phase I Initiator’s irrevocable election to participate in Phase I of the Project so long as the Principal Member Phase I Respondent participates.  The Principal Member Phase I Respondent shall have twenty-one (21) Days from the date of the Phase I Notice (the “Phase I Election Period”) to elect not to participate in Phase I by providing written notice to the Principal Member Phase I Initiator of such election.  If the Principal Member Phase I Respondent so elects not to participate in the funding of Phase I (the “Withdrawing Principal Member”), the Principal Member Phase I Initiator shall have the right (but not the obligation), exercisable by delivery of written notice to the Withdrawing Principal Member and the Company no later than fourteen (14) Days following the expiration of the Phase I Election Period (“Redemption Election Period”), to cause the Company to redeem the Withdrawing Principal Member’s Class A Units, and in connection therewith, at the option of the Principal Member Phase I Initiator (exercisable in the Principal Member Phase I Initiator’s sole discretion in any such written election notice), any other Class A Members’ Class A Units in accordance with Section 5.11(a).  If the Principal Member Phase I Initiator does not so elect to cause the Company to redeem the Withdrawing Principal Member’s Class A Units in accordance with Section 5.11(a), the Company shall be dissolved and its affairs wound up in accordance with Section 10.1(f) unless the Principal Members otherwise mutually agree in writing within thirty (30) Days following the expiration of the Redemption Election Period.

(ii)                                  If the Principal Member Phase I Respondent does not make an election not to participate in Phase I prior to the expiration of the Phase I Election Period or earlier provides notice of its election to participate in Phase I, the Principal Member Phase I Respondent shall be deemed to have irrevocably elected to participate in Phase I, and the Company shall provide notice thereof to any Class A Members who are not Principal Members (“Other Class A Members”).  Each Other Class A Member shall have twenty-one (21) Days following such notice (the “Secondary Phase I Election Period”) to elect not to participate in funding of Phase I by providing written notice to the Company of such election.  The Class A Units of any such Other Class A Member(s) who so elect(s) not to participate in the funding of Phase I (each, a “Withdrawing Other Class A Member”) shall be redeemed by the Company in accordance with Section 5.11(b).

Confidential Treatment Requested

(iii)                               Subject to Section 5.1, and the other provisions of this Section 5.2(b), if the Company is not to be wound up in accordance with Section 5.2(b)(i) and Section 10.1(f), then at any time following the expiration of the Secondary Phase I Election Period (or if there is no Secondary Phase I Election Period, then following the expiration of the Phase I Election Period) (the “Phase I Commencement Date”), if a Principal Member, or the Board prior to the occurrence of any Bankruptcy Event, reasonably determines in good faith that the Company requires capital to construct and develop the Project in accordance with the Design Basis, and such capital is required to fund (but unless otherwise agreed by Supermajority Approval, not to exceed, together with any then previously made Capital Calls and Financings) the amounts set forth in the Construction Budget for the purposes set forth in the Construction Budget, such Principal Member, or the Board prior to the occurrence of any Bankruptcy Event, may, on behalf of the Company, call for such capital by written notice (each such call, a “Phase I Capital Call”) to each of the Class A Members participating in the funding of Phase I (each, a “Phase I Member”) setting forth the aggregate amount of capital required and each Phase I Member’s Pro Rata portion thereof.  If the aggregate amount of capital requested in any Phase I Capital Call, together with all amounts then previously called pursuant to Initial Capital Calls, Design and Development Capital Calls, Phase I Capital Calls and Other Capital Calls made and Financing incurred in connection with the Project, is in an aggregate amount equal to or less than [**] (each such Phase I Capital Call, a “Mandatory Phase I Capital Call”), each Phase I Member shall have the right and obligation to make an Additional Capital Contribution in an amount equal to its Pro Rata portion of the amount required by the Mandatory Phase I Capital Call in accordance with the Mandatory Phase I Capital Call.  The Phase I Members shall have the right in accordance with the applicable Phase I Capital Call, but (subject to Section 5.4) shall have no obligation, to make any Additional Capital Contribution with respect to any portion of such Phase I Capital Call that, together with all amounts then previously called pursuant to Initial Capital Calls, Design and Development and Capital Calls, Phase I Capital Calls and Other Capital Calls made and Financings incurred in connection with the Project, is for an aggregate amount in excess of [**] (each such Phase I Capital Call, an “Optional Phase I Capital Call”).  Each Phase I Capital Call shall state (A) the aggregate amount of the additional capital called for, (B) the payment date (which may not be less than ten (10) Business Days after the delivery of the Phase I Capital Call), (C)  the purposes for which the additional capital will be utilized in reasonable detail, (D) the actual expenditures incurred through the date of such Phase I Capital Call, (E) a detailed explanation for any material variance from the Construction Budget and (F) the Applicable Price per Unit.  All Mandatory Phase I Capital Calls are mandatory for Phase I Members, but each Phase I Member shall have the right, but not obligation, exercisable in its sole discretion, to fund its Pro Rata portion of any Optional Phase I Capital Call in accordance with Section 5.4.

(c)                                  New Project Capital Calls.  In addition to Phase I Capital Calls and subject to Section 5.1, upon Supermajority Approval the Company may call for additional capital necessary to fund any New Projects (each such call, a “New Project Capital Call”) by written notice (a “New Project Notice”) to each of the Class A Members setting forth the aggregate amount of capital required and each Class A Member’s Pro Rata portion thereof.  If the aggregate amount of capital requested in the New Project Capital Call relating to a New Project,

Confidential Treatment Requested

together with all amounts previously called pursuant to New Project Capital Calls relating to such New Project, is in an aggregate amount equal to or less than [**] (each such New Project Capital Call, a “Mandatory New Project Capital Call”), then each Class A Member shall have the right and obligation to make an Additional Capital Contribution in an amount equal to its Pro Rata portion of the amount required by the applicable Mandatory New Project Capital Call in accordance with the Mandatory New Project Capital Call.  The Class A Members shall have the right in accordance with the applicable New Project Capital Call, but (subject to Section 5.4) shall have no obligation, to make an Additional Capital Contribution with respect to any portion of such New Project Capital Call relating to a New Project that, together with all amounts previously called pursuant to New Project Capital Calls relating to such New Project, is for an aggregate amount in excess of [**] (each such New Project Capital Call, an “Optional New Project Capital Call”).  Each New Project Capital Call shall state (i) the aggregate amount of the additional capital called for, (ii) the payment date (which may not be less than ten (10) Business Days after the delivery of the New Project Capital Call), (iii) the purposes for which the additional capital will be utilized in reasonable detail, (iv) the actual expenditures incurred through the date of such New Project Capital Call, (v) a detailed explanation for any material variance from the applicable LLC Budget and (vi) the Applicable Price per Unit.  All Mandatory New Project Capital Calls are mandatory, but each Class A Member shall have the right, but not obligation, exercisable in its sole discretion, to fund its Pro Rata portion of any Optional New Project Capital Call in accordance with Section 5.4.

(d)                                 Other Capital Calls. Subject to Section 5.1, at any time prior to the occurrence of any Bankruptcy Event that (i) the Board determines by Supermajority Approval to call for any Capital Contributions from the Class A Members, other than those set forth in Sections 5.2(a)-(c), as needed for the Company to operate in the ordinary course and meet and satisfy its short term liabilities, (ii) the Board or a Principal Member determines to call capital based on a reasonable determination made in good faith that the Company requires capital to fund (but not to exceed, together with any then previously made Other Capital Calls with respect thereto) the amounts set forth in the then current LLC Budget for the purposes set forth in such LLC Budget, or (iii) the Board expressly determines by Supermajority Approval to otherwise call for any Capital Contributions of the Class A Members (any such capital call described in the foregoing clauses (i) through (iii), an “Other Capital Call”), the Company shall make such Other Capital Call, and each Class A Member shall have the right and, except for any Other Capital Call pursuant to Section 5.2(d)(iii), obligation to make an Additional Capital Contribution in an amount equal to its Pro Rata portion of the Other Capital Call in accordance with the Other Capital Call.  Each Other Capital Call shall state (v) the aggregate amount of the additional capital called for, (w) the payment date (which may not be less than ten (10) Business Days after the delivery of the Other Capital Call), (x) the purposes for which the additional capital will be utilized in reasonable detail (including a reference to the applicable funding in the LLC Budget against which such capital will be applied), (y) a detailed explanation for any material variance from the applicable LLC Budget and (z) the Applicable Price per Unit.  Any Other Capital Call described in this Section 5.2(d)(iii) is an Optional Capital Call.  All other Other Capital Calls are Mandatory Capital Calls.

(e)                                  Additional Class A Units.  The Company shall issue Class A Units at the Applicable Price per Unit to each Member making a Capital Contribution to the Company in accordance with this Section 5.2 in exchange for such Capital Contribution.

5.3                               Remedies for Non-payment of Mandatory Capital Calls.  If a Class A Member required to make an Additional Capital Contribution in respect of a Mandatory Capital Call fails to make an Additional Capital Contribution in an amount equal to its Pro Rata portion of such Mandatory Capital Call (a “Non-Fully Contributing Member”), and if such failure continues for more than three (3) Days after the date on which such Additional Capital Contribution is due, then any Class A Member or Manager may notify the other Class A Members (the “Deficiency Notice”) of the amount of the Non-Fully Contributing Member’s unpaid portion (the “Deficiency”), and the other Class A Members who have fully paid their respective Pro Rata portions of the Mandatory Capital Call (“Fully Contributing Members”) may exercise any one or more of the following rights or remedies, acting collectively as a group as determined by a Majority Approval of the Fully Contributing Members:

(a)                                 Litigation.  Upon Majority Approval of the Fully Contributing Members, any one or more of the Fully Contributing Members may cause the Company to take (and is authorized to act on behalf and in the name of the Company in that regard) such action (including the filing of a lawsuit) and to exercise any other rights and remedies available at Law or in equity as deemed appropriate to obtain payment by the Non-Fully Contributing Member of its Deficiency, together with interest thereon at the Default Interest Rate from the date that such contribution was due, at the sole cost and expense of the Non-Fully Contributing Member.

(b)                                 Curing of Deficiency.  In addition to the pursuit of litigation under Section 5.3(a) (but without duplication of any remedies awarded thereunder in cure of any Deficiency), the Fully Contributing Members shall have the right to elect one of the following remedies.  Only one such remedy may be chosen by the Fully Contributing Members in addition to the pursuit of litigation under Section 5.3(a) to cure a Deficiency and such remedy must be selected by Majority Approval of the Fully Contributing Members from among the alternatives of dilution in accordance with Section 5.3(b)(i), loans in accordance with Section 5.3(b)(ii) and special distribution rights in accordance with Section 5.3(b)(iii).  The amounts paid by any Fully Contributing Member under such Sections 5.3(b)(i), (ii) or (iii) shall be referred to as “Curing Payments.”

(i)                                     Dilution.  Permit the Fully Contributing Members to make Additional Capital Contributions Pro Rata (or in such other portions as they may unanimously agree) up to the amount of the Deficiency by giving written notice to the Company and the other Class A Members within ten (10) Business Days after the Deficiency Notice, specifying the amount that such Fully Contributing Member agrees to contribute.  If, after the ten (10) Day period, the Fully Contributing Members have not agreed to make Curing Payments, in the aggregate, equal to the full amount of the Deficiency, the Company shall notify the Fully Contributing Members of the remaining Deficiency and the Fully Contributing Members, whether or not they previously agreed to make Additional Capital Contributions with respect to such Deficiency, will have the right, but not the obligation, to make further Additional Capital Contributions Pro Rata (or in such other portions as they may unanimously agree) up to the amount of the remaining Deficiency by giving written notice to the Company and the other Class A Members within an additional five (5) Business Days after such notice from the notifying Fully Contributing Members, specifying the additional amount that the Fully Contributing Member agrees to contribute.  If, after such five (5) Business Day period, the Fully Contributing Members have not agreed to make Curing Payments, in the aggregate, equal to the full amount of the remaining Deficiency, the Company shall notify the Fully Contributing Members of the remaining Deficiency and the Fully Contributing Members that have agreed to pay their Pro Rata amount of the Deficiency shall have the right to cure the remaining Deficiency using any remedy set forth in Section 5.3(b)(ii) or Section 5.3(b)(iii) with respect to such remaining Deficiency, as determined by Majority Approval of such Fully Contributing Members.  Upon payment of any Additional Capital Contributions under this Section 5.3(b)(i), the Company shall issue to each Fully Contributing Member a number of Class A Units (net of and without duplication for any Class A Units previously issued to such Fully Contributing Member in respect of such Additional Capital Contributions) equal to the quotient of (A) the total Additional Capital Contributions made by such Fully Contributing Member with respect to the applicable Capital Call (including any Additional Capital Contributions made pursuant to this Section 5.3(b)(i)) divided by (B) the Applicable Price per Unit.

(ii)                                  Loan.  Permit the Fully Contributing Members to elect to make advances to the Company Pro Rata (or in such other portions as they may unanimously agree) in the amount of the Deficiency by giving written notice to the Company and the other Class A Members within ten (10) Business Days after the Deficiency Notice.  Loans made under this Section 5.3(b)(ii) shall be treated as follows:

(A)                               the amounts thus advanced shall be deemed to be loans from the Fully Contributing Members making such advances (“Lending Members”) to the Non-Fully Contributing Member; provided, that the Lending Members’ recourse with respect to such loans shall be limited to the distributions as set forth in Section 5.3(b)(ii)(D) below and shall otherwise be non-recourse to the Non-Fully Contributing Member;

(B)                               the principal balance of such loans and all accrued unpaid interest thereon shall be due and payable ten (10) Days after written demand given any time after one (1) year from the date of the advance by the Lending Members (acting by Majority Approval of the Lending Members); provided, that the Non-Fully Contributing Member may elect to pay any such loans in full by providing written notice of such intention to the Lending Members at any time prior to such Non-Fully Contributing Member’s receipt of written notice from the Lending Members or the Company that the Lending Members have elected to exercise their rights pursuant to Section 5.3(b)(ii)(E) and by, within ten (10) Business Days following delivery of such written notice to the Lending Members of an election to repay such loans in full, paying in cash by wire transfer of immediately available funds an amount to each Lending Member equal to such Lending Member’s Pro Rata portion (relative to the other Lending Members) of the unpaid principal balance of and accrued unpaid interest on such loan;

(C)                               the loans shall bear interest at the Default Interest Rate from the date that the loan was made until the date that such loan, together with all interest accrued thereon, is repaid to the Lending Members;

(D)                               all distributions from the Company that would otherwise be made to the Non-Fully Contributing Member (whether before or after dissolution of the Company) shall, instead, be paid to the Lending Members until the loans (including all interest accrued and unpaid thereon) have been repaid in full to the Lending Members (with all such payments being applied first to interest earned and unpaid and then to principal) and any such payment to the Lending Members shall be deemed for all purposes as if the cash had first been distributed to the Non-Fully Contributing Member who then paid such cash to the Lending Member as a payment on the loan;

(E)                                initially, a loan by any Lending Member to a Non-Fully Contributing Member as contemplated by this Section 5.3(b)(ii) shall not be considered a Capital Contribution by the Lending Member and shall not increase the Capital Account balance or Equity Percentage Interest of the Lending Member; provided that, in the event the principal and interest of any such loan have not been repaid in full following a demand therefor in accordance with Section 5.3(b)(ii)(B), the Lending Members (acting by Majority Approval of the Lending Members) may at any time following the expiration of the ten (10) Day period specified in Section 5.3(b)(ii)(B), with thirty (30) Days advance written notice to the Company and the other Class A Members, elect to have the Company issue to each Fully Contributing Member in respect of the Capital Call giving rise to the loan a number of Class A Units (net of and without duplication for any Class A Units previously issued to such Fully Contributing Member in respect of the Additional Capital Contributions made pursuant to such Capital Call) equal to the quotient of (1) the sum of (x) the total Additional Capital Contributions made by such Fully Contributing Member with respect to the applicable Capital Call plus (y) to the extent such Fully Contributing Member is a Lending Member, such Lending Member’s Pro Rata portion (relative to the other Lending Members) of the unpaid principal balance and accrued unpaid interest on such loan divided by (2) the Applicable Price per Unit for such Fully Contributing Member; provided, that upon any such election and issuance pursuant to this Section 5.3(b)(ii)(E), such loan (including all accrued interest thereon) shall be deemed to be paid, satisfied and discharged in full without any further liability or obligation on the part of the Non-Fully Contributing Members; and

(F)                                 subject to the last proviso of Section 5.3(b)(ii)(E), the Lending Member(s) may, in addition to the other rights and remedies granted pursuant to this Agreement or available at Law or in equity, take any action (including court Proceedings) that such Lending Member may deem appropriate to obtain payment when due by the Non-Fully Contributing Member of the loan and all accrued and unpaid interest thereon, at the cost and expense of the Non-Fully Contributing Member.

(iii)                               Priority Interest.  Permit the Fully Contributing Members to make Additional Capital Contributions Pro Rata (or in such other portions as they may unanimously agree) in the amount of the Deficiency (“Priority Capital Contributions”)

and to treat such Priority Capital Contributions as a contribution on behalf of the Non-Fully Contributing Member, with the following result:

(A)                               Each such Fully Contributing Member (in this capacity, each a “Priority Member”) shall receive a priority interest in the distributions from the Company that would otherwise be due and payable to such Non-Fully Contributing Member(s) in the amount of three hundred percent (300%) of its Priority Capital Contribution (the “Priority Interest”).  All distributions from the Company that would otherwise be due and payable to the Non-Fully Contributing Members instead shall be paid to the Priority Members in accordance with their respective Priority Interests, and no distribution shall be made from the Company to any Non-Fully Contributing Member until all Priority Interests have been satisfied and paid in full.  The Priority Interest shall terminate with respect to a Priority Member when that Priority Member has received, through the distributions it receives in respect of its Priority Interest an amount equal to three hundred percent (300%) of the contribution made by the Priority Member in respect of such Non-Fully Contributing Member’s Deficiency.

(B)                               For purposes of maintaining Capital Accounts in the event that the remedy of this Section 5.3(b)(iii) is elected:

(1)                                 The contribution made by the Priority Member in respect of such Non-Fully Contributing Member’s Deficiency shall increase the Non-Fully Contributing Member’s Capital Account; and

(2)                                 The Priority Interest in distributions is to be paid to the Priority Member.  To the extent that the distribution provisions of Section 6.5(d) or Section 10.2 require that all distributions be made to the holders of Membership Interests Pro Rata, then any amount which would be distributable to the Non-Fully Contributing Member (x) shall be deemed to have been first distributed to the Non-Fully Contributing Member and (y) then the amount of the distribution in excess of the Priority Capital Contributions shall be deemed to have been re-contributed by such Non-Fully Contributing Member, followed by distribution to the Priority Member in respect of its Priority Interest;

(C)                               Although allocations and distributions will reflect the Priority Interest as described in Sections 6.2(i) and 6.5(d), the Priority Interests shall not otherwise alter the Equity Percentage Interests of the Class A Members in the Company, nor shall the Priority Interests alter any distributions to the Fully Contributing Members (in their capacity as Fully Contributing Members, as opposed to their capacity as Priority Members) in accordance with their respective Membership Interests. Notwithstanding any provision in this Agreement to the contrary, a Class A Member may not Dispose of its Priority Interest except to a person to whom it Disposes all or the applicable Pro Rata portion of its Membership Interest after compliance with the requirements of this Agreement in connection therewith; and

(D)                               No Class A Member that is a Non-Fully Contributing Member may Dispose of its Membership Interest unless at the closing of such Disposition, after receiving the unanimous consent of the Priority Members to do so, either the Non-Fully Contributing Member or the proposed transferee pays to Priority Members the amount necessary to terminate the Priority Interest arising from such Non-Fully Contributing Member’s failure to contribute in accordance with Section 5.3(b)(iii)(A); no Transferee of a Non-Fully Contributing Member shall be admitted to the Company as a Substituted Member until compliance with this Section 5.3(b)(iii)(D) has occurred.

(c)                                  Adjustment of Exhibit A.  Upon the adjustment of the Membership Interests and issuance of Class A Units in the manner set forth in Sections 5.2(e), 5.3(b)(i), 5.3(b)(ii)(E), 5.4(a)(v) or 5.4(b), Exhibit A shall be deemed to be amended to reflect such adjustment.

(d)                                 Further Assurances. In connection with this Section 5.3, each Class A Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Section 5.3.

(e)                                  Voting Rights.  Notwithstanding anything to the contrary in this Agreement, unless required by applicable Law or agreed otherwise by Majority Approval of the Board exclusive of any Managers designated by a Non-Fully Contributing Member and its Affiliates, during the pendency of a default on an obligation to make a Capital Contribution in respect of a Mandatory Capital Call, until such Non-Fully Contributing Member has been irrevocably diluted pursuant to Section 5.3(b)(i), the advances have been fully repaid with interest or converted to equity pursuant to Section 5.3(b)(ii) or the Priority Interests have been paid in full pursuant to Section 5.3(b)(iii), neither any Non-Fully Contributing Member (or any Affiliate of such Non-Fully Contributing Member) nor any Manager appointed by a Non-Fully Contributing Member (or an Affiliate of such Class A Member) shall be entitled to vote on, consent to, call for or approve any matters under this Agreement or in its capacity as a Class A Member, Principal Member or Manager (as applicable), nor be included in determining whether there is a Majority Approval of the Board or Supermajority Approval.

5.4                               Remedies for Non-payment of Optional Capital Calls.  If a Class A Member fails to make an Additional Capital Contribution in an amount equal to its Pro Rata portion of such Optional Capital Call (an “Optional Non-Fully Contributing Member”), and if such failure continues for more than three (3) Days after the date on which such Additional Capital Contribution is due, then any Class A Member or Manager may notify the other Class A Members (the “Optional Deficiency Notice”) of the amount of the Optional Non-Fully Contributing Member’s unpaid portion (the “Optional Deficiency”), and the other Class A Members who have fully paid their respective Pro Rata portions of the Optional Capital Call (“Optional Fully Contributing Members”) may exercise any one or more of the following rights or remedies pursuant to Section 5.4(a) or 5.4(b), acting collectively as a group as determined by a Majority Approval of the Optional Fully Contributing Members (with the amounts paid by any Optional Fully Contributing Member under such Sections 5.4(a) or 5.4(b) referred to as “Optional Curing Payments”):

(a)                                 Loan: Permit the Optional Fully Contributing Members to elect to make advances to the Company Pro Rata (or in such other portions as they may unanimously agree) in the amount of the Optional Deficiency by giving written notice to the Company and the other Class A Members within ten (10) Business Days after the Optional Deficiency Notice.  Loans made under this Section 5.4(a) shall be treated as follows:

(i)                                     the amounts thus advanced shall be deemed to be non-recourse loans from the Optional Fully Contributing Members making such advances (“Optional Lending Members”) to the Optional Non-Fully Contributing Member;

(ii)                                  the Optional Non-Fully Contributing Member may elect to pay any such loans in full by providing written notice of such intention to the Optional Lending Members at any time prior to such Optional Non-Fully Contributing Member’s receipt of written notice from the Optional Lending Members or the Company that the Optional Lending Members have elected to exercise their rights pursuant to Section 5.4(a)(v) and by, within ten (10) Business Days following delivery of such written notice to the Optional Lending Members of an election to repay such loans in full, paying in cash by wire transfer of immediately available funds an amount to each Optional Lending Member equal to such Optional Lending Member’s Pro Rata portion (relative to the other Optional Lending Members) of the unpaid principal balance of and accrued unpaid interest on such loan;

(iii)                               the loans shall bear interest at the Optional Default Interest Rate from the date that the loan was made until the date that such loan, together with all interest accrued thereon, is repaid to the Optional Lending Members;

(iv)                              all distributions from the Company that would otherwise be made to the Optional Non-Fully Contributing Member (whether before or after dissolution of the Company) shall, instead, be paid to the Optional Lending Members until the loans (including all interest accrued and unpaid thereon) have been repaid in full to the Optional Lending Members (with all such payments being applied first to interest earned and unpaid and then to principal) and any such payment to the Optional Lending Members shall be deemed for all purposes as if the cash had first been distributed to the Optional Non-Fully Contributing Member who then paid such cash to the Optional Lending Member as a payment on the loan;

(v)                                 initially, a loan by any Optional Lending Member to an Optional Non-Fully Contributing Member as contemplated by this Section 5.4(a) shall not be considered a Capital Contribution by the Optional Lending Member and shall not increase the Capital Account balance or Equity Percentage Interest of the Optional Lending Member; provided that, in the event the principal and interest of any such loan have not been repaid in full within one (1) year from the date of the loan, the Optional Lending Members (acting by Majority Approval of the Optional Lending Members) may at any time with thirty (30) Days advance written notice to the Company and the other Class A Members, elect to have the Company issue to each Optional Fully Contributing Member in respect of the Capital Call giving rise to the loan a number of Class A Units (net of and without duplication for any Class A Units previously issued to such Optional

Fully Contributing Member in respect of the Additional Capital Contributions made pursuant to such Capital Call) equal to the quotient of (1) the sum of (x) the total Additional Capital Contributions made by such Optional Fully Contributing Member with respect to the applicable Capital Call plus (y) to the extent such Optional Fully Contributing Member is an Optional Lending Member, such Optional Lending Member’s Pro Rata portion (relative to the other Optional Lending Members) of the unpaid principal balance and accrued unpaid interest on such loan divided by (2) the Applicable Price per Unit for such Optional Fully Contributing Member; provided, that upon any such election and issuance pursuant to this Section 5.4(a)(v), such loan (including all accrued interest thereon) shall be deemed to be paid, satisfied and discharged in full without any further liability or obligation on the part of the Optional Non-Fully Contributing Members; and

(vi)                              subject to the last proviso of Section 5.4(a)(v), the Optional Lending Member(s) may, in addition to the other rights and remedies granted pursuant to this Agreement or available at Law or in equity, take any action (including court Proceedings) that such Optional Lending Member may deem appropriate to obtain payment when due by the Optional Non-Fully Contributing Member of the loan and all accrued and unpaid interest thereon, at the cost and expense of the Optional Non-Fully Contributing Member.

(b)                                 Dilution.  Permit the Optional Fully Contributing Members to make Additional Capital Contributions Pro Rata (or in such other portions as they may agree) up to the amount of the Optional Deficiency by giving written notice to the Company and the other Class A Members within ten (10) Business Days after the Optional Deficiency Notice, specifying the amount that such Optional Fully Contributing Member agrees to contribute.  If, after the ten (10) Day period, the Optional Fully Contributing Members have not agreed to make advances, in the aggregate, equal to the full amount of the Optional Deficiency, the Company shall notify the Optional Fully Contributing Members of the remaining Optional Deficiency and the Optional Fully Contributing Members, whether or not they previously agreed to make Additional Capital Contributions with respect to such Optional Deficiency, will have the right, but not the obligation, to make further Additional Capital Contributions Pro Rata (or in such other portions as they may unanimously agree) up to the amount of the remaining Optional Deficiency by giving written notice to the Company and the other Class A Members within an additional five (5) Business Days after such notice from the notifying Optional Fully Contributing Member, specifying the additional amount that the Optional Fully Contributing Member agrees to contribute.  If, after such five (5) Business Day period, the Optional Fully Contributing Members have not agreed to make advances, in the aggregate, equal to the full amount of the remaining Deficiency, the Company shall notify the Optional Fully Contributing Members of the remaining Optional Deficiency and the Optional Fully Contributing Members that have agreed to pay their Pro Rata amount of the Optional Deficiency shall have the right to cure the remaining Optional Deficiency using either the remedy set forth in Section 5.4(a) or this Section 5.4(b), as determined by Majority Approval of such Optional Fully Contributing Members.  Upon payment of any Additional Capital Contributions under this Section 5.4(b), the Company shall issue to each Optional Fully Contributing Member a number of Class A Units (net of and without duplication for any Class A Units previously issued to such Optional Fully Contributing Member in respect of such Additional Capital Contributions) equal to the quotient of (A) the total Additional Capital Contributions made by such Optional Fully Contributing Member with respect to the applicable Capital Call (including any Additional Capital Contributions made pursuant to this Section 5.4(b)) divided by (B) the Applicable Price per Unit.

5.5                               Required Capital Contributions.  No Member shall have any obligation to make any Capital Contributions to the Company other than as expressly set forth herein.  In particular, no Member shall have any obligation to restore (to the Company or to or for the benefit of any creditor of the Company) any deficit balance in its Capital Account at any time, whether on liquidation or otherwise, and such deficit balance shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

5.6                               Interest.  Except as expressly provided in Sections 5.3 and 5.4, no Member shall be entitled to be paid interest in respect of either its Capital Account or its Capital Contributions.

5.7                               Return of Capital.  No Member shall be entitled to have any Capital Contribution returned to it or to receive any distributions from the Company upon withdrawal or otherwise, except in accordance with the express provisions of this Agreement.  No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Company or any Member.  No Member shall be required to contribute any cash or property to the Company to enable the Company to return any Member’s Capital Contribution.

5.8                               Loans.  Except as expressly provided in Sections 5.3 and 5.4, no Member may make any loans to the Company (a) without Supermajority Approval and (b) without offering to the other Members the opportunity to make such loans Pro Rata.  Subject to Sections 5.3(b)(ii)(E) and 5.4(a)(v), loans shall not be treated as a Capital Contribution.

5.9                               Capital Accounts.

(a)                                 A Capital Account shall be established and maintained for each Member in accordance with the following provisions:

(i)                                     To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.2 and Section 6.3, the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member.

(ii)                                  To each Member’s Capital Account there shall be debited the amount of cash and the Agreed Value of any Company property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.2 or Section 6.3, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(iii)                               In the event all or a portion of a Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

(iv)                              In determining the amount of any liability for purposes of subparagraphs (i) and (ii), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(b)                                 This Section 5.9 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or a Member), are computed in order to comply with the Treasury Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 10.2(c) hereof upon the dissolution and liquidation of the Company.  The Board may also make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

5.10                        Preemptive Rights.

(a)                                 Subject to and without limiting the provisions set forth in this Article V, the Company grants to each Class A Member, and each Class A Member shall have the right to purchase, in accordance with the procedures set forth herein, up to such Class A Member’s Pro Rata portion of any Membership Interests which the Company may, pursuant to Supermajority Approval, from time to time after the Effective Date, propose to issue and sell (“New Membership Interests”) (such rights held by the Class A Members are hereinafter collectively referred to as the “Preemptive Rights”).

(b)                                 In the event that the Company proposes, pursuant to Supermajority Approval, to issue or sell New Membership Interests, the Company shall notify each Class A Member in writing with respect to the proposed New Membership Interests to be issued or sold (the “New Membership Interests Notice”).  Each New Membership Interests Notice shall set forth: (i) the number of New Membership Interests proposed to be issued or sold by the Company and their purchase price; (ii) such Class A Member’s Pro Rata portion of New Membership Interests and (iii) any other material term, including any applicable regulatory requirements and, if known, the expected date of consummation of the issuance and sale of the New Membership Interests (which date, in any event shall be no earlier than forty-five (45) Days following the date of delivery of the New Membership Interests Notice).

(c)                                  Each Class A Member shall be entitled to exercise its Preemptive Right to purchase such New Membership Interests by delivering an irrevocable written notice to the Company within thirty (30) Days from the date of receipt of any New Membership Interests Notice specifying the number of New Membership Interests to be subscribed, which in any event can be no greater than such Class A Member’s Pro Rata portion of such New Membership Interests, at the price and on the terms and conditions specified in the New Membership Interests Notice.

(d)                                 Each Class A Member exercising its right to purchase its entire Pro Rata portion of New Membership Interests being issued (each a “Subscribing Member”) shall have a right of over-allotment such that if any other Class A Member fails to exercise its Preemptive Right to purchase its entire Pro Rata portion of New Membership Interests (each, a “Non-Subscribing Member,” including any Class A Member that fails to exercise its right to purchase its entire Pro Rata share of the Remaining New Membership Interests, as described below), such Subscribing Member may purchase its Pro Rata share, based on the relative percentage ownership of the Membership Interests then outstanding then owned by the Subscribing Members, of those New Membership Interests in respect to which the Non-Subscribing Members have not exercised their Preemptive Right (the “Remaining New Membership Interests”) by giving written notice to the Company within three (3) Business Days from the date that the Company provides written notice of the amount of New Membership Interests as to which such Non-Subscribing Members have failed to exercise their rights thereunder.  The Company shall reoffer any Remaining New Membership Interests to the Class A Members in successive rounds (without regard to the time periods specified in the foregoing provisions) until such time as the Class A Members have collectively agreed to purchase all of the New Membership Interests being issued or all of the Class A Members are Non-Subscribing Members in the last round of offers.

(e)                                  If the Class A Members do not elect within the applicable notice periods described above to exercise their Preemptive Rights with respect to any of the New Membership Interests proposed to be sold by the Company, the Company shall have ninety (90) Days after the expiration of all such notice periods to sell or to enter into an agreement to sell such unsubscribed New Membership Interests proposed to be sold by the Company, at a price and on terms no more favorable to the purchaser than those offered to the Class A Members pursuant to this Section 5.10.

(f)                                   No Class A Member will be required to take up and pay for any New Membership Interests pursuant to the Preemptive Right unless all New Membership Interests (other than those to be taken up by the Class A Member) are sold, whether to the other Class A Members or pursuant to Section 5.10(e) above.

(g)                                  A Class A Member may assign its rights to acquire New Membership Interests under this Section 5.10 to, and such rights may be exercised on behalf of such Class A Member by, any Affiliate of such Class A Member to whom such Class A Member would have been permitted to Dispose of such New Membership Interests immediately following such Class A Member’s acquisition thereof pursuant to Article IX.

(h)                                 Notwithstanding anything in this Section 5.10 to the contrary, the Class A Members shall not have Preemptive Rights pursuant to this Section 5.10 in the following circumstances:

(i)                                     the issuance or sale of Membership Interests to employees, consultants or directors of the Company pursuant to any equity incentive plan, arrangement or agreement, to the extent approved by Supermajority Approval;

(ii)                                  the issuance of Membership Interests as consideration for (A) any business combination or acquisition transaction involving the Company or (B) any joint venture or strategic partnership, in each case, to the extent approved by Supermajority Approval;

(iii)                               the issuance of Membership Interests, not in excess of five percent (5%) of the total amount of Membership Interests then outstanding, to lenders, bond purchasers or other financial institutions in exchange for convertible debt securities in connection with a bona fide debt financing transaction involving the Company approved by Supermajority Approval;

(iv)                              the issuance of Membership Interests in exchange for Capital Contributions pursuant to Section 5.2 or in connection with the exercise of rights or remedies pursuant to Section 5.3 or Section 5.4; or

(v)                                 the issuance of Class A Units to any Approved Additional Initial Member in accordance with Section 9.1(f).

5.11                        Redemption of Withdrawing Member; TransMontaigne Purchase Right.

(a)                                 Upon the election of the Principal Member Phase I Initiator to cause the Company to redeem (the date of such election, the “Principal Member Redemption Date”) the Withdrawing Principal Member’s Membership Interests in accordance with Section 5.2(b) and, if applicable, upon the election of the Principal Member Offeror in accordance with Section 5.2(b), any Other Class A Members’ Membership Interests (who, upon any such election, for purposes of this Section 5.11(a), shall also be deemed a Withdrawing Member) in accordance with Section 5.2(b), any Class A Units held by any such Withdrawing Member shall be redeemed, free and clear of all liens (and any such Withdrawing Member shall be withdrawn as a Member of the Company with respect thereto) upon the terms set forth in this Section 5.11(a).  Upon the Principal Member Redemption Date, such Withdrawing Member’s Membership Interests shall be automatically converted into the right to receive, and shall evidence solely the right to receive, in cash an amount equal to (x) all Capital Contributions made by such Withdrawing Member through the Principal Member Redemption Date, less (y) all distributions made by the Company to such Withdrawing Member in respect of its Membership Interest through the Principal Member Redemption Date (including, in the case of the TransMontaigne Member, the Redemption Amount, as defined in the Contribution Agreement, to the extent that the Redemption Amount is included within the Capital Contributions made by the TransMontaigne Member), less (z) to the extent such Withdrawing Member is a Non-Fully Contributing Member pursuant to a Design and Development Capital Call (1) the amount of any Curing Payments made pursuant to Section 5.3(b)(i) with respect to such Withdrawing Member’s Deficiency relating to such Design and Development Capital Call, (2) the unpaid principal balance and accrued unpaid interest on any loan pursuant to Section 5.3(b)(ii) with respect to such Withdrawing Member’s Deficiency relating to such Design and Development Capital Call and (3) the outstanding balance of any outstanding Priority Interest pursuant to Section 5.3(b)(iii) with respect to such Withdrawing Member’s Deficiency relating to such Design and Development Capital Call.

(b)                                 Except as otherwise set forth in Section 5.11(a) or as may otherwise be agreed by the Board (by Majority Approval, excluding all Managers appointed by any Withdrawing Member) and Majority Approval of any Withdrawing Other Class A Members, any Class A Units held by any Withdrawing Other Class A Members shall be redeemed, free and clear of all liens (and each such Withdrawing Member shall be withdrawn as a Member of the Company with respect thereto) upon the terms set forth in this Section 5.11(b).  Immediately upon the expiration of the Secondary Phase I Election Period or the earlier elections of all Other Class A Members to become Withdrawing Other Class A Member (the date of such occurrence, the “Other Class A Member Redemption Date”), if there is any Withdrawing Other Class A Member, then all of such Withdrawing Other Class A Member’s Membership Interests shall be automatically converted into the right to receive, and shall evidence solely the right to receive, in cash an amount equal to eighty percent (80%) of (x) all Capital Contributions made by such Withdrawing Other Class A Member through the Other Class A Member Redemption Date less (y) all distributions made by the Company to such Withdrawing Other Class A Member in respect of its Membership Interest through the Other Class A Member Redemption Date less (z) to the extent such Withdrawing Other Class A Member is a Non-Fully Contributing Member pursuant to a Design and Development Capital Call (1) the amount of any Curing Payments made pursuant to Section 5.3(b)(i) with respect to such Withdrawing Other Class A Member’s Deficiency relating to such Design and Development Capital Call, (2) the unpaid principal balance and accrued unpaid interest on any loan pursuant to Section 5.3(b)(ii) with respect to such Withdrawing Other Class A Member’s Deficiency relating to such Design and Development Capital Call and (3) the outstanding balance of any outstanding Priority Interest pursuant to Section 5.3(b)(iii) with respect to such Withdrawing Other Class A Member’s Deficiency relating to such Design and Development Capital Call.

(c)                                  All Membership Interests converted into the right to receive the consideration set forth in Section 5.11(a) or Section 5.11(b) shall, on the Principal Member Redemption Date or the Other Class A Member Redemption Date, as the case may be, cease to be outstanding, shall automatically be deemed cancelled and retired and the Withdrawing Member(s) formerly holding such Membership Interests shall thereafter cease to have any rights with respect to such Membership Interests, except the right to receive the consideration set forth in Section 5.11(a) or Section 5.11(b) in respect of such Membership Interests and, with respect to the TransMontaigne Member, the rights set forth in Section 5.11(e) and Section 12.9.  The

Confidential Treatment Requested

Company shall be obligated to pay to each Withdrawing Member the cash amount as described in Section 5.11(a) or Section 5.11(b), as the case may be, within thirty (30) Business Days after the Principal Member Redemption Date or the Other Class A Member Redemption Date, as the case may be.

(d)                                 Promptly following the later of (as applicable) any Principal Member Redemption Date and any Other Class A Member Redemption Date, the Company shall make a special distribution to any Phase I Member that is a Fully Contributing Member who has made Curing Payments pursuant to Section 5.3(b)(ii) or Section 5.3(b)(iii) with respect to any Design and Development Capital Call relating to a Deficiency by a Withdrawing Member, which distribution shall be in an amount equal to such Phase I Member’s Pro Rata portion (relative to any other such Phase I Members described in this Section 5.11(d)) of: (A) the unpaid principal balance and accrued unpaid interest on any loan pursuant to Section 5.3(b)(ii) with respect to such Withdrawing Member’s Deficiency relating to such Design and Development Capital Call to the extent of any reduction described in Sections 5.11(a)(y)(2) or 5.11(b)(y)(2) attributable to such Deficiency; provided, that such distribution will be applied to and reduce the outstanding balance of such loan and (B) the outstanding balance of any outstanding Priority Interest pursuant to Section 5.3(b)(iii) with respect to such Withdrawing Member’s Deficiency relating to such Design and Development Capital Call to the extent of any reduction described in Sections 5.11(a)(y)(3) or 5.11(b)(y)(3) attributable to such Deficiency; provided, that such distribution will be applied to and reduce the outstanding balance of such Priority Interest.

(e)                                  Notwithstanding anything in this Agreement to the contrary, if the TransMontaigne Member’s Class A Units are redeemed pursuant to Section 5.11(a), then:

(i)                                     For a period of one (1) year following the date of such redemption (such period and, if the TransMontaigne Purchase Right is exercised, such additional period through the Purchase Date, the “TransMontaigne Purchase Right Period”), such former TransMontaigne Member or any Purchase Right Transferee, as applicable (the “TransMontaigne Purchase Right Option-holder”), shall have the right (but not the obligation) to purchase in the aggregate up to one-half (1/2) of all of the Units then-owned by any Kinder Morgan Member or its Affiliates (the “Purchase Option Units”), subject to the terms set forth in this Section 5.11(e) (the “TransMontaigne Purchase Right”).  On the date that is thirty (30) Days following the date the TransMontaigne Purchase Right Option-holder provides notice of its election to exercise the TransMontaigne Purchase Right, or if the approval of any Governmental Authority is required under competition, antitrust or similar Laws in connection with any TransMontaigne Purchase Right on the third Business Day after such approval of a Governmental Authority has been completed or obtained, or such other date that is mutually agreed to by the TransMontaigne Purchase Right Option-holder and the Kinder Morgan Member (the “Purchase Date”): (x) the TransMontaigne Purchase Right Option-holder shall deliver to the Kinder Morgan Member an amount in cash equal to (A) the amounts paid to the former TransMontaigne Member pursuant to Section 5.11(a) upon redemption, plus interest accrued at the [**] from the date of such redemption, plus, (B) without duplication of any amounts in clause (C), fifty percent (50%) of the sum of any consideration paid by the Kinder Morgan Member to acquire any Units, including any Class B Units from the Class B Members, following such redemption, plus fifty percent

Confidential Treatment Requested

(50%) of the interest accrued on such consideration at the [**] from the respective dates of any such acquisition, plus (C) without duplication of any amounts in clause (B), fifty percent (50%) of the sum of all Additional Capital Contributions made by the Kinder Morgan Member following such redemption, plus fifty percent (50%) of the interest accrued on all Additional Capital Contributions made by the Kinder Morgan Member at the [**] from the respective dates of such Additional Capital Contributions, minus (D) fifty percent (50%) of the sum of any cash and non-cash distributions (which non-cash distributions shall be valued at their respective Fair Market Values) received by the Kinder Morgan Member from the date of such redemption; and (y) immediately following the delivery of the amount set forth in clause (x), the Kinder Morgan Member shall transfer fifty percent (50%) of the Purchase Option Units to the TransMontaigne Purchase Right Option-holder.

(ii)                                  In connection with any exercise of the TransMontaigne Purchase Right, the Kinder Morgan Member shall provide representations and warranties, and recourse and survival related thereto, with respect to the Purchase Option Units acquired by the TransMontaigne Purchase Right Option-holder and the operation of the Company during the TransMontaigne Purchase Right Period, comparable to the representations and warranties, and recourse and survival related thereto, provided to Kinder Morgan under the Contribution Agreement; provided, such representations and warranties shall only relate to the TransMontaigne Purchase Right Period.

(iii)                               During the TransMontaigne Purchase Right Period, the Company and the Kinder Morgan Member shall promptly provide the TransMontaigne Purchase Right Option-holder with access to all reasonably requested information about the Purchase Option Units, the Company and its operations to allow the TransMontaigne Purchase Right Option-holder to evaluate whether to exercise the TransMontaigne Purchase Right, including access to information consistent with the rights of a Class A Member to information pursuant to Section 8.4 (solely for these purposes disregarding the proviso in the parenthetical in the lead-in thereto).

(iv)                              Immediately following delivery of the Purchase Option Units to the TransMontaigne Purchase Right Option-holder pursuant to Section 5.11(e)(i), the TransMontaigne Purchase Right Option-holder shall be admitted as a Substituted Member in respect of the Purchase Option Units acquired upon agreement to assume the obligations in respect of the Purchase Option Units to make any future required Capital Contributions and execution of a counterpart of this Agreement, and shall be deemed a Principal Member hereunder; provided, however, that if a Change of Control of TransMontaigne has occurred or if such TransMontaigne Purchase Right Option-holder is a Purchase Right Transferee that is not an Affiliate of TransMontaigne, the TransMontaigne Purchase Right Option-holder shall not be admitted as a Substituted Member without Supermajority Approval, which shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, in the event the TransMontaigne Purchase Right Option-holder is not admitted as a Substituted Member in accordance with the preceding sentence, the TransMontaigne Purchase Right Option-holder shall not be entitled to (x) appoint any Manager, (y) vote on, consent to, call for or approve any matters under this Agreement as a Class A Member or Principal Member or (z) act in the capacity of a Principal Member, nor be included in determining whether there is a Majority Approval of the Board or Supermajority Approval.

(v)                                 During the TransMontaigne Purchase Right Period, without the prior written consent of the TransMontaigne Purchase Right Option-holder, which consent shall not be unreasonably withheld, conditioned or delayed, the Company and its Members shall not take any action, or fail to take any action, that would result in (A) the Kinder Morgan Member owning less than seventy-five percent (75%) of the outstanding Class A Units, (B) any Person other than Kinder Morgan and its Affiliates owning any Membership Interest other than Class A Units (other than the Class B Units held by the Class B Members), or Kinder Morgan or its Affiliates owning any Membership Interest that is not a Unit, (C) any special distributions, (D) the Company entering into any transaction with any Affiliate of the Company other than on an arms’ length basis on terms that are generally no less favorable to the Company than those reasonably available from Third Parties, (E) any other material action that is intended to adversely affect the rights and privileges that would be applicable to the former TransMontaigne Member had its Class A Units not been redeemed pursuant to Section 5.11(a), (F) any amendment or modification to this Agreement other than in accordance with Section 12.3 or (G) wind-up or liquidate the Company; provided, that the Kinder Morgan Member may, without the consent of the TransMontaigne Purchase Right Option-holder, Dispose of one hundred percent (100%) of its Units, and the Company may make special distributions or wind-up or liquidate the Company, in each case, if the TransMontaigne Purchase Right Option-holder receives the net economic benefit directly attributable to such Disposition, special distribution or winding-up or liquidation of the Company, if any, that such TransMontaigne Purchase Right Option-holder would have received had it exercised the TransMontaigne Purchase Right and the Purchase Date had occurred immediately prior to the consummation of such Disposition, special distribution or winding-up or liquidation of the Company such that the TransMontaigne Option-holder was a participant therein.

(vi)                              During the TransMontaigne Purchase Right Period and after complying with the obligations set forth in Section 5.11(e)(vii), the TransMontaigne Purchase Right Option-holder shall have the right, in its sole discretion, to transfer and assign the TransMontaigne Purchase Right to any other Person (the “Purchase Right Transferee”). Promptly following any transfer or assignment, the former TransMontaigne Purchase Right Option-holder shall provide notice to the Company and the Kinder Morgan Member of such transfer, including the identity of the Purchase Right Transferee.

(vii)                           If any TransMontaigne Purchase Right Option-holder proposes to transfer or assign the TransMontaigne Purchase Right pursuant to clause (vi) above to any Person (other than an Affiliate of TransMontaigne who remains an Affiliate of TransMontaigne at all times during the Purchase Right Period following such transfer or assignment), the TransMontaigne Purchase Right Option-holder shall first give written notice (the “Purchase Right Offering Notice”) to the Kinder Morgan Member stating its bona fide intention to transfer or assign the TransMontaigne Purchase Right, including a description of all material terms, including the aggregate price (the “Purchase Right ROFO Price”), of such intended transfer or assignment.  The Purchase Right Offering Notice shall constitute an irrevocable and binding written offer (the “Purchase Right Qualifying Offer”) to sell the TransMontaigne Purchase Right to the Kinder Morgan Member at the Purchase Right ROFO Price, free and clear of any liens created by any TransMontaigne Purchase Right Option-holder or its Affiliates (other than liens created at the request of or by the Company and liens under this Agreement or applicable Law) and on the offer terms specified in the Purchase Right Qualifying Offer.  The Kinder Morgan Member shall have the right to elect (which election shall be irrevocable) within twenty (20) Days after the date the Purchase Right Offering Notice is received by the Kinder Morgan Member (the “Purchase Right Sale Period”) to purchase the Purchase Right Option at the price and on the terms and conditions set forth in the Purchase Right Qualifying Offer by delivery of a written notice to the TransMontaigne Purchase Right Option-holder (the “Purchase Right ROFO Acceptance”).  The Purchase Right ROFO Acceptance will be binding on and enforceable against the Kinder Morgan Member at the price and on the terms and conditions set forth in the Purchase Right Offering Notice.  The Purchase Right ROFO Price shall be payable in cash at the closing of the sale of the TransMontaigne Purchase Right.  Within thirty (30) Days of receipt of the Purchase Right ROFO Acceptance (or if the approval of any Governmental Authority is required under competition, antitrust or similar Laws in connection with any TransMontaigne Purchase Right on the third Business Day after such approval of a Governmental Authority has been completed or obtained), the Kinder Morgan Member shall deliver to the TransMontaigne Purchase Right Option-holder (by certified check or wire transfer in immediately available funds to an account specified by the TransMontaigne Purchase Right Option-holder) the Purchase Right ROFO Price, and the Kinder Morgan Member and the TransMontaigne Purchase Right Option-holder shall enter into and deliver such instruments of transfer and assumption as may be reasonably necessary to effect the sale of the TransMontaigne Purchase Right.  If the Kinder Morgan Member has not elected to purchase the TransMontaigne Purchase Right prior to the expiry of the Purchase Right Sale Period, the TransMontaigne Purchase Right Option-holder shall have the right to transfer or assign the TransMontaigne Purchase Right in accordance with Section 5.11(e)(vi) for a period of one hundred ninety five (195) Days from the end of the Purchase Right Sale Period; provided, that the price paid in such sale shall be not less than one hundred percent (100%) of the Purchase Right ROFO Price specified in the Purchase Right Offering Notice and shall otherwise not be on terms materially more favorable to the transferee than those set forth in the Purchase Right Offering Notice.  If the TransMontaigne Purchase Right Option-holder does not transfer or assign the TransMontaigne Purchase Right before the end of the Purchase Right ROFO Period, the TransMontaigne Purchase Right Option-holder may not sell the TransMontaigne Purchase Right without complying with this Section 5.11(e)(vii).

(viii)                        The Members agree that the TransMontaigne Purchase Right Option-holder shall be entitled to enforce the provisions of this Section 5.11(e) and assert rights and remedies under this Section 5.11(e) as a third party beneficiary hereof.

5.12                        Design and Development Required Completion Date.  Notwithstanding anything in this Agreement to the contrary, if the Design and Development Completion Date shall not have occurred on or before January 20, 2012 or such other date as may otherwise be approved by Supermajority Approval (the “Design and Development Outside Date”), then the Company shall be dissolved and its affairs wound up in accordance with Section 10.2 unless the Principal Members otherwise mutually agree in writing within thirty (30) Days following the Design and Development Outside Date (such thirty (30) Day period or such longer period as may be mutually agreed upon in writing by the Principal Members, the “Design and Development Outside Date Discussion Period”).  Without limiting the Principal Members’ rights to agree upon other alternatives, if the Principal Members agree during the Design and Development Outside Date Discussion Period that in lieu of a dissolution that would otherwise apply pursuant to this Section 5.12, one Principal Member (the “Principal Member Offeror”) shall purchase the Membership Interests of the other Principal Member (the “Principal Member Offeree”), the provisions of Section 9.4 shall apply mutatis mutandis, as if the Principal Members were the Dragging Member and the Principal Member Offeror were the Drag-Along Transferee, and each other Member is a Required Seller disregarding the requirement that a Dragging Member must hold a Class A Equity Percentage Interest of at least eighty percent (80%) and the restriction that a Drag-Along Transferee must not be Affiliate of the Dragging Member.

ARTICLE VI.
ALLOCATIONS AND DISTRIBUTIONS

6.1                               Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s Profit and Loss shall be allocated among the Members in each taxable period (or portion thereof) as provided herein below.

(a)                                 Profit. After giving effect to Section 4.3(c) and the Special Allocations set forth in Section 6.2, Profit for each taxable period and all items of income, gain, loss and deduction taken into account in computing Profit for such taxable period shall be allocated to the Members in accordance with their Equity Percentage Interests, Pro Rata.

(b)                                 Loss. After giving effect to Section 4.3(c) and the Special Allocations set forth in Section 6.2, Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Loss for such taxable period shall be allocated to the Members in accordance with their Equity Percentage Interests, Pro Rata.

6.2                               Special Allocations.  The following special allocations shall be made in the following order:

(a)                                 Company Minimum Gain Chargeback.  Notwithstanding the other provisions of this Section 6.2, except as provided in Treasury Regulation Section 1.704-2(f)(2) through (5), if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary subsequent periods) in the manner and in the amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions.  This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.  For purposes of this Section 6.2(a), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2.

(b)                                 Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt.  Notwithstanding the other provisions of this Section 6.2 (other than Section 6.2(a) hereof), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt determined in accordance with Treasury Regulation Section 1.704-2(i)(5) at the beginning of a taxable period, any Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent taxable periods) in the manner and in the amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions.  This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.  For purposes of this Section 6.2(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2 with respect to such taxable period (other than an allocation pursuant to Section 6.2(a)).

(c)                                  Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company gross income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(c) were not in this Agreement.  This Section 6.2(c) is intended to be a “qualified income offset” as that term is used in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)                                 Gross Income Allocations.  In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such deficit as quickly as possible; provided that, an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account in excess of such amount after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(d) were not in this Agreement.

(e)                                  Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their Equity Percentage Interests.  If the Board determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury

Regulations promulgated under Section 704(b) of the Code, the Board is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

(f)                                   Member Nonrecourse Deductions.  Member Nonrecourse Deductions for any taxable period shall be allocated one hundred percent (100%) to the Member that bears the Economic Risk of Loss for the Company’s Nonrecourse Liability to which such Member’s Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).  If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(g)                                  Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulation Sections 704-1(b)(2)(iv)(m)(2) or § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulation Sections 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulation Sections 1.704-1(b)(2)(iv)(m)(4) applies.

(h)                                 Curative Allocations.  The allocations set forth in Section 6.2(a) through (g) hereof (the “Special Allocations”) are intended to comply with certain requirements of the Code and the Treasury Regulations promulgated thereunder.  It is the intent of the Members that, to the extent possible, all Special Allocations will be offset either with other Special Allocations or with special allocations of items of income, gain, loss or deduction among the Members pursuant to this Section 6.2(h).  Therefore, notwithstanding any other provision of this Article VI (other than the Special Allocations), the Board shall make such offsetting special allocations in whatever manner it deems appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Special Allocations were not a part of this Agreement and all Company items were allocated pursuant to Sections 6.1.

(i)                                     Priority Interest.  With respect to each period during which a Priority Interest is outstanding, each Priority Member shall be allocated items of gross income and gain in an amount equal to the amount paid to such Priority Member in respect of its Priority Interest pursuant to Section 5.3(b)(iii)(B)(2)(y) until such Priority Member has been allocated a cumulative amount of gross income or gain equal to the distributions received by the Priority Member in excess of the Priority Member’s contribution on behalf of a Non-Fully Contributing Member.

(j)                                    Loss Limitations.  No allocation of items of Loss pursuant to Section 6.1(b) shall be made to a Member if such allocation would cause or increase a deficit in the balance of a Member’s Adjusted Capital Account.  In the event some but not all of the

Members would have a deficit in the balance of their Adjusted Capital Account as a consequence of an allocation of items of Loss pursuant to Section 6.1(b), the limitation set forth in this Section 6.2(j) shall be applied on a Member by Member basis and items of Loss not allocable to any Member as a result of such limitation shall be allocated to the other Members in the manner otherwise required pursuant to Section 6.1(b) to the extent such other Members have positive balances in their Capital Accounts so as to allocate the maximum permissible items of Loss to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

6.3                               Allocations for Tax Purposes.

(a)                                 Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated in the same manner among the Members as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 hereof.  Tax credits arising from Company expenditures shall be allocated in the same manner as the allocation of the corresponding items of loss or deduction pursuant to Section 6.1.  Tax credits arising from receipts of the Company shall be allocated in the same manner as the allocation of the corresponding items of income or gain pursuant to Section 6.1 hereof.

(b)                                 The Company shall adopt the “remedial allocation method”, as described in Treasury Regulation Section 1.704-3(d), to eliminate Book-Tax Disparities.

(c)                                  For the proper administration of the Company, the Company will adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; provided, that such depreciation, amortization and cost recovery methods will be the most accelerated methods allowed under federal income tax laws; provided further, that the Company will not take “bonus depreciation” under Code section 168 (or other applicable provisions of the Code) without Supermajority Approval.

(d)                                 Any gain allocated to the Members upon the sale or other taxable disposition of any Company property or asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.3 be characterized as Recapture Income in the same proportions and the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e)                                  All items of income, gain, loss, deduction and credit recognized by the Company for federal income Tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Code Section 754 (other than any change in Capital Account balance pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)) which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in any manner determined by the Board) to take into account those adjustments permitted or required by Code Sections 734 and 743.

6.4                               Other Rules.

(a)                                 For purposes of determining the Profit, Loss or any other item allocable to any period, Profit, Loss and other items will be determined on a daily, monthly or other basis, as reasonably determined by the Board using any permissible method under Code Section 706 and the related Regulations.

(b)                                 Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and other allocations not provided for in this Agreement will be divided among the Members in the same proportions as they share Profit and Loss.

(c)                                  Except as otherwise provided herein, all items of income, gain, expense, loss, deduction, and credit allocable to any Membership Interest that may have been transferred during any calendar year shall, if permitted by Law, be allocated between the transferor and the transferee, based upon the interim closing of the books method but without regard to whether cash distributions were made to the transferor or the transferee during that calendar year and using a calendar Day convention that closes the books in any Day on which the valuation in the Members’ Membership Interest occurs.

(d)                                 The Members agree that their share of Profits, as determined under Section 6.1 represent their interests in the Company profits for purposes of allocating excess nonrecourse liabilities pursuant to Treasury Regulations Section 1.752-3(a)(3).

(e)                                  The foregoing provisions of this Article relating to the allocation of Profit, Loss and other items for federal income tax purposes are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.

6.5                               Distributions.

(a)                                 From time to time after the Commercial Operation Date, but not less than quarterly, the Board shall determine the amount of Distributable Cash and, unless the Board determines otherwise by Supermajority Approval, the Company shall distribute such Distributable Cash to the Members within forty-five (45) Days after the end of each such quarter, in accordance with the distribution procedures described in this Section 6.5, provided that the Company shall not make any distribution to its Members that would be prohibited by the Act.

(b)                                 Distributions from the Company shall be made in cash unless expressly approved by Supermajority Approval.  Any distributions of assets of the Company other than cash must be made in accordance with the distribution procedures described in Section 6.5(d) and may be made subject to existing liabilities and obligations.  Any non-cash distributions will be valued at their respective Fair Market Values for all purposes including the computations under Section 6.5(d).

(c)                                  The Company and the Board shall be entitled to treat the record owner of a Membership Interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such record owner until such time as an assignment of such Membership Interest has become effective on the books of the Company.  From the date of the receipt of any instrument relating to transfer of a Membership Interest or at any time if the Company or the Board is reasonably in doubt as to the Person entitled to receive distributions in respect of such Membership Interest, the Company or the Board may withhold any such distributions until the transfer is completed or abandoned or the dispute is resolved.

Any amounts that a Member owes the Company may be deducted from the amount of a distribution to such Member before payment.

(d)                                 All distributions made pursuant to Section 6.5 will be made to the Members according to the following procedures, subject to the rights of a Priority Member under Section 5.3(b)(iii) to receive certain distributions that would otherwise be distributed to an affected Non-Fully Contributing Member and, in the case of any Class B Members, subject to any limitations or reductions on amounts receivable by the Class B Members (with applicable increases to the amounts receivable by the Class A Members) in respect of Excess Capital Investment or Excess Amount pursuant to Section 4.3(c) and the right to receive any one-time bonus payable pursuant to Section 4.3(c)(ii)(B).

(i)                                     Distributions not relating to a Capital Transaction shall be made to the Members in accordance with their Equity Percentage Interests, Pro Rata.

(ii)                                  In the event of a distribution relating to a Capital Transaction, then subject to Section 4.3(c)(iii):

(A)                               If there is any Unreturned Additional Capital, the distribution will be made to the Members Pro Rata (according to their relative Additional Capital Contributions in respect of the most recent Capital Call for which there is Unreturned Additional Capital) to the extent of such Unreturned Additional Capital in respect of such Capital Call.  If at the time of a distribution there is Unreturned Additional Capital in respect of more than one Capital Call, the distribution shall be made to eliminate Unreturned Additional Capital in respect of the most recent Capital Call for which there is Unreturned Additional Capital (i.e., on a last-in, first-out basis).  The excess of the distribution, if any, after the elimination of Unreturned Additional Capital in respect of such most recent Capital Call will be distributed according to this Section 6.5(d) as if it were a new distribution approved in accordance with Section 6.5(a).

(B)                               If there is no Unreturned Additional Capital but there is Unreturned Initial Capital, then the distribution will be made to the Members Pro Rata (according to their relative Equity Percentage Interests), to the extent of the Unreturned Initial Capital; and the excess of the distribution, if any, after the elimination of Unreturned Initial Capital will be distributed according to this Section 6.5(d) as if it were a new distribution approved in accordance with Section 6.5(a).

(C)                               If there is no Unreturned Additional Capital and no Unreturned Initial Capital, the distribution will be made to the Members Pro Rata (in accordance with Equity Percentage Interests).

(e)                                  Notwithstanding the provisions of Article VI, upon dissolution of the Company as provided in Article X, all distributions occurring after such dissolution shall be made in accordance with Article X.

6.6                               Accounting Matters.

(a)                                 The fiscal year of the Company shall end on December 31.  The books and records of account of the Company shall be, at the expense of the Company, (i) kept, or caused to be kept, by the Company at the principal place of business of the Company, (ii) on a basis consistent with GAAP, (iii) reflect all Company transactions, and (iv) appropriate and adequate for conducting the Business.  The Company may cause accountants who are employees of one or more Members or of the Company to keep the Company’s books and records, or the Company may hire Third Party accountants to keep the Company’s books and records.

(b)                                 The Company books and records of account will be available for inspection and audit as provided in Section 8.4.

(c)                                  The Company shall engage PricewaterhouseCoopers LLP (or such other outside expert as may be approved by Supermajority Approval) to prepare the federal tax returns for the Company.  No later than thirty (30) Days prior to the due date (including extensions) for the filing of any federal tax return, the Tax Matters Partner shall provide a draft of such return to the Class A Members for review and comment.  Class A Members must provide any comments on the draft of the federal tax return to the Tax Matters Partner no later than fifteen (15) Days following the receipt of such draft.  The Tax Matters Partner shall be responsible for ensuring that all tax returns of the Company are timely filed.  The Company shall send all Members a copy of any federal tax return filed by the Company.

(d)                                 The Company, with the assistance of PricewaterhouseCoopers LLP (or such other outside expert as may be approved by Supermajority Approval), shall furnish each Member, or the Member’s tax advisor designated by the Member, with (i) details related to Company fixed asset additions for the immediately preceding Tax year and Tax basis balance sheet data for the immediately preceding Tax year as soon as practicable following the end of the Tax year, but in no event later than January 24 of each year, and (ii) the following information relating to the immediately preceding Tax year as soon as reasonably practicable following the end of the Tax year, but in no event later than the last Day of January of each year: (A) additional information reasonably necessary or appropriate for the Member to file its respective Tax reports, including information relating to the Member’s Schedule K-1 and apportionment schedules; (B) information reasonably necessary for the Member to determine its portion of the Company’s Qualifying Income and items of gross income that do not constitute Qualifying Income; and (C) any other information or materials that a Member may reasonably require in order to comply with its respective tax-related reporting responsibilities.

(e)                                  Each Principal Member shall have the right to request a conference with the Company and the Tax Matters Partner to discuss any position that may be taken by the Company that impacts any item reported on such Member’s Schedule K-1.  If a Member disagrees with a position taken by the Company and the Tax Matters Partner, the Member shall notify the Company of such disagreement by November 30th of the applicable Tax year.  The Tax Matters Partner shall call a special meeting of the Board prior to December 5th of the applicable Tax year, which special meeting shall be held prior to December 15th of the applicable Tax year.  At such special meeting, the Board shall, upon the advice of PricewaterhouseCoopers LLP (or such other outside expert as may be approved by Supermajority Approval), settle the disagreement by Majority Approval.  Notwithstanding the foregoing, if there is any change in law or other event that occurs after November 1st of the applicable Tax year and causes a Member (including the Tax Matters Partner) to believe, in its reasonable opinion, that a position that will be taken by the Company that impacts any item reported on such Member’s Schedule K-1 should be changed, such Member shall inform the Tax Matters Partner of the matter prior to December 31st of the applicable Tax year and the Tax Matters Partner shall thereafter call a special meeting of the Board prior to January 5th of year following the applicable Tax year, which special meeting shall be held prior to January 15th of year following the applicable Tax year.  At such special meeting, the Board shall, upon the advice of PricewaterhouseCoopers LLP (or such other outside expert as may be approved by Supermajority Approval), settle the disagreement by Majority Approval.  In any event, the Tax Matters Partner shall not cause the Company to take any position that would prevent PricewaterhouseCoopers LLP (or such other outside expert as may be approved by Supermajority Approval) from being able to sign the applicable federal tax return.  All positions that have been taken by the Company without disagreement by any Principal Member and all positions that have been settled by the Majority Approval of the Board shall be final and binding on all Members, and may be subsequently changed only by Supermajority Approval of the Board.

(f)                                   During the existence of the Company, to the extent requested by a Member, the Company shall provide a schedule of Book-Tax Disparities to such requesting Member within a reasonable period of time.

(g)                                  Subject to the provisions of Section 8.4, within fifty (50) Days after the end of each fiscal year of the Company and within thirty (30) Days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, the Company shall furnish each Member with a copy of the balance sheet of the Company and a statement of Member’s capital as of the last Day of the applicable period, and a statement of income or loss and statement of cash flows for the Company for the current quarterly period (if applicable) and current year-to-date period, compared to budget, which shall be prepared in accordance with GAAP; provided, however, notes to the Company’s financials shall only be prepared and provided for the Company’s annual audited reports.  The Company’s year-end annual statements shall be audited by the Independent Accountants and furnished to each Member within ninety (90) Days of the end of the fiscal year of the Company.  Within thirty (30) Days after the end of each month other than December, the Company shall also furnish each Member with a copy of the income statement and balance sheet of the Company as of the last Day of such month.  In addition to the obligations above, the Company shall use its commercially reasonable efforts to provide, within a reasonable period following such Member’s request and at such Member’s sole expense, any financial information reasonably requested by a Member and shall prepare and deliver to any Member, within a reasonable period following such Member’s request and at such Member’s sole expense, such additional financial information as may be required in order for such Member or its Affiliate to comply with any reporting requirements under (i) the Securities Act and the rules and regulations promulgated thereunder, (ii) the Exchange Act and the rules and regulations promulgated thereunder, and (iii) any national securities exchange or automated quotation system.

(h)                                 The Company’s financial statements, tax returns and other books and records are “Confidential Information” subject to the provisions of Section 7.13.

(i)                                     The funds of the Company shall not be commingled with the funds of any Member or any other Person, and neither the Company nor any Member shall employ or permit any other Person to employ such funds in any manner except for the benefit of the Company.  The bank accounts of the Company shall be maintained in the name of the Company in such banking institutions as are approved by the Board, and withdrawals shall be made only in the regular course of the Company business and as otherwise authorized in this Agreement on such signature or signatures as the Board may determine.

(j)                                    Each Member shall furnish to the Company all pertinent information in its possession that is necessary to enable the Company’s income Tax returns and financial statements to be prepared and shall inform the Company of all significant matters that may come to its attention that may relate to the Tax status and Tax reporting obligations of the Company by giving notice thereof on or before the tenth (10th) Day after becoming aware thereof and, within that time, shall forward to the Company copies of all material written communications it may receive relating thereto.

6.7                               Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state, local or other Tax Law with respect to any payment or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes of this Agreement.

6.8                               Conformity of Reporting.  The Members are aware of the income Tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of the Company profits, gains, income, losses, deductions, credits and other items for income Tax purposes.

6.9                               Elections.  The Company shall make the following elections on the appropriate tax returns:

(a)                                 to adopt the calendar year as the Company’s Taxable year;

(b)                                 to adopt the accrual method of accounting;

(c)                                  to the extent and as early as possible as provided by Law, the Board, on behalf of the Company, shall elect in a timely manner pursuant to Section 754 of the Code and pursuant to corresponding provisions of applicable state and local Tax Laws, to make an election under Section 754 of the Code and the Treasury Regulations promulgated thereunder to adjust the bases of the Company’s properties under Sections 734 and 743 of the Code;

(d)                                 to elect to deduct the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(e)                                  to elect to deduct the start-up expenditures of the Company as permitted by Section 195(b) of the Code; and

(f)                                   any other election approved by a Majority Approval of the Board.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or take any other action which would result in the Company not being treated as a “partnership” for federal Tax purposes.

6.10                        Tax Matters Partner.

(a)                                 The TransMontaigne Member shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code until such time as another Member agrees to become the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code and is approved in such capacity by Majority Approval of the Class A Members (the TransMontaigne Member or any such other Member, in each case, in its capacity as such, the “Tax Matters Partner”).  For purposes of this Section 6.10, the term “partnership” shall mean the Company.  The Tax Matters Partner shall take and shall have a continuing obligation to take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code.  The Tax Matters Partner shall inform each other Member of all significant matters that may come to its attention in its capacity as the Tax Matters Partner by giving notice thereof on or before the tenth (10th) Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all material written communications it may receive in that capacity.  The Tax Matters Partner shall keep each Member informed of all administrative and/or judicial Proceedings for the adjustment of the partnership items (as defined in Code Section 6231(a)(3) of the Code and Treasury Regulations promulgated thereunder) at the partnership level.  Without limiting the generality of the foregoing sentence, within ten (10) Days of receiving any written or oral notice of the time and place of a meeting or other Proceeding from the Internal Revenue Service regarding a partnership Proceeding (and in any event, within a reasonable time prior to such meeting or Proceeding), the Tax Matters Partner shall furnish a copy of such written communication or notice, or inform the Members in writing of the substance of any such oral communication.  This obligation of the Tax Matters Partner to inform the Members shall not extend to routine and minor events.  The Tax Matters Partner may not extend the statute of limitations, file a request for administrative adjustment on behalf of the Company, file suit on behalf of the Company concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any item of income, gain, loss, deduction or credit for any taxable year of the Company or take any other action contemplated by Sections 6222 through 6231 of the Code without the unanimous written consent of the Members.  The Tax Matters Partner shall have general oversight authority with respect to the accounting matters described in Section 6.6.

(b)                                 The Members have the following obligations:

(i)                                     Each Member shall notify the Tax Matters Partner of its treatment of any item on its federal income tax return which is or may be inconsistent with the treatment of that item on the Company’s return and shall give notice to the Tax Matters Partner on or before the thirtieth (30th) Day following its filing of any notice of inconsistent treatment pursuant to Code Section 6222(b).

(ii)                                  Any Member that enters into a settlement agreement with the Secretary of the Treasury with respect to partnership items (as defined in Code Section 6231(a)(3)) of the Company shall notify the other Members of such settlement agreement and its terms within 30 Days after the date of such settlement.

(iii)                               No Member will file, pursuant to Section 6227 of the Code, a request for administrative adjustment for any Company taxable year without first notifying all other Members.  If all other Members agree with the requested adjustment, the Tax Matters Partner will file the request for administrative adjustment on behalf of the Company.  If unanimous consent is not obtained within thirty (30) Days (or, if shorter, within the period required to timely file the request for administrative adjustment), any Member, including the Tax Matters Partner, may file a request for administrative adjustment on its own behalf.

(iv)                              If the Tax Matters Partner elects not to file suit concerning an administrative adjustment or request for administrative adjustment and another Member elects to file such a suit, such other Member shall notify all Members of such intention and the forum or forums in which such suit shall be filed.

(v)                                 Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such Proceedings.

(vi)                              Notwithstanding anything to the contrary contained herein, any liabilities arising in connection with the performance of the Tax Matters Partner’s duties and responsibilities hereunder (whether to the Company, any Member, any Third Party or otherwise) shall be borne and allocated on a Pro Rata basis among the Class A Members based on their respective Class A Equity Percentage Interests and each Class A Member agrees to indemnify and hold harmless the Tax Matters Partner and otherwise be responsible, on a several basis, for its Pro Rata portion of such liabilities in accordance with this Section 6.10(b)(vi).

(c)                                  The obligations imposed on the Tax Matters Partner and participation rights afforded the Members by this Agreement and Sections 6221 through 6233 of the Code may not be restricted or limited in any fashion by the Tax Matters Partner or any Member or Members without the written consent of all the Members.  The provisions of this Section 6.10 will survive the termination of the Company or the termination of any Member’s interest in the Company and will remain binding on the Members for a period of time necessary to resolve any and all matters regarding the federal and, if applicable, state income taxation of the Company.  In the event that the Tax Matters Partner ceases to be a Member for any reason, the remaining Members shall elect a substitute Tax Matters Partner by Majority Approval of the Class A Members.  The Company shall retain its records with respect to each fiscal year until the expiration of the period within which additional federal or state income tax may be assessed for such year.

ARTICLE VII.
MANAGEMENT OF THE COMPANY

7.1                               Management by Board of Managers.

(a)                                 The Members hereby approve the Design and Development Budget as described in Exhibit C attached hereto.

(b)                                 The overall management and control of the Company shall be exercised by or under the authority of the board of managers (“Board”) as provided in this Article VII.  A Manager shall be deemed to be a “manager” within the meaning of the Act.  The Board shall be exclusively vested with all management powers over the Business and affairs of the Company except as otherwise expressly provided in this Agreement or by non-waivable provisions of applicable Law.  Except as expressly provided herein or as is otherwise required by Law, no Member, in its capacity as a Member, shall have any management power over the Business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of the Company.

(c)                                  Each Class A Member shall have the right to appoint one (1) Manager to the Board.  Each Class A Member may also appoint an alternate to serve as its representative Manager in the event of the unavailability of the appointed Manager.  The Persons initially serving as Managers, and alternates, if appointed, are listed on Exhibit B.

(d)                                 Each Manager shall continue to serve in such capacity until his resignation, death or removal.  A Manager shall serve at the pleasure of the Member that appointed such Manager and may be removed at any time with or without cause by, and only by, the Member that appointed such Person.

(e)                                  In the event of a vacancy on the Board, the Member entitled pursuant to Section 7.1(c) to appoint the Manager in respect of which such vacancy occurred may appoint a Person to fill such vacancy.

(f)                                   After the date hereof, Members entitled to appoint Managers may appoint such Persons by providing written notice thereof to the other Members and the Company, which notice shall state the effective date of any such appointment.

(g)                                  A Manager may resign at any time by giving written notice to the Company and the Member that appointed such Manager.  Such resignation shall be in writing and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Company.  The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

7.2                               Authority of the Board.  Except for matters that (a) require approval of any Member(s), or for which any Member(s) are permitted to act, by the express terms of this Agreement or (b) relate to the responsibilities and authority delegated by the Board to the officers, the Board shall have the exclusive authority to make all decisions and take all actions and act on behalf of the Company generally to conduct, direct and manage the business, activities, operations and affairs of the Company.

7.3                               Board Decisions and Quorum.  Unless otherwise required by the Act, other applicable Law or the provisions hereof (including Sections 5.3(e) and 9.1(e)):

(a)                                 Each Manager shall be entitled to cast on all matters to come before the Board a number of votes equal to the Class A Units held by the Member that appointed such Manager (e.g., if one Member is the owner of fifty percent (50%) of the Class A Units then outstanding, the Manager appointed by that Member shall be entitled to cast in the aggregate votes equal to fifty percent (50%) of the total votes cast by the Board).

(b)                                 The Board shall hold periodic regular meetings which shall not require prior written notice, and such special meetings as may be called by any one or more Managers appointed by Class A Member(s) holding, in the aggregate, at least fifteen percent (15%) of the Class A Units then outstanding, or by any one or more Managers appointed by the Tax Matters Partner to discuss Tax matters of the Company, in either case upon not less than five (5) Days’ prior written notice to all Managers for special meetings in person, or upon not less than two (2) Business Days’ prior written notice to all Managers for special telephonic meetings, and in no event upon more than sixty (60) Business Days’ prior written notice.  The periodic regular meetings of the Board shall be held monthly on the first Wednesday of each month prior to the Commercial Operation Date of the Project, and thereafter shall be held quarterly on the first Wednesday of each quarter.

(c)                                  Notices of Board meetings shall state the place, Day and hour thereof, shall include appropriate dial-in information to each Manager to participate in such meeting by means of telephone conference, and shall otherwise be in accordance with Section 12.1.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(d)                                 Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where the Manager attends a meeting for the express purpose of objecting to the transaction of business at such meeting on the ground that such meeting is not lawfully called or convened.  Any Manager may waive notice of any meeting by signing a written waiver to such effect before or after such meeting and such waiver shall be effective for all purposes as satisfying all notice requirements under this Agreement or applicable Law.

(e)                                  The presence in person or by proxy of Managers having, in the aggregate, a majority of the votes held by all Managers shall constitute a quorum for the transaction of business at any meeting of the Board.  If, however, a quorum shall not be present at any meeting of the Board, the Managers present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present.  Notwithstanding anything contained herein to the contrary, where a Manager attends a meeting for the express purpose of objecting to the transaction of business at such meeting on the ground that such meeting is not lawfully called or convened, such attendance shall not constitute participation in, or presence at, such meeting.

(f)                                   With respect to any matter for which the approval, consent or vote of Managers is required by the Act or this Agreement, except to the extent Supermajority Approval is expressly required by this Agreement or as otherwise expressly provided in this Agreement, the Majority Approval of the Board at a meeting at which a quorum is present shall be the act of the Board, and the phrases “approval”, “consent” or “vote” of or by the Board and phrases of like import shall mean approval by the Board, similarly construed.  At any meeting of the Board, each Manager shall be entitled to vote in person or by proxy executed in writing by such Manager or by his duly authorized attorney-in-fact.  No proxy shall be valid after eleven (11) months from the date of its execution unless such proxy otherwise provides.  Each proxy shall be revocable before it has been voted unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.

(g)                                  Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if a unanimous consent in writing, setting forth the action so taken, shall be signed by all of the Managers then sitting on the Board and such unanimous consent shall have the same force and effect as the Majority Approval of the Board or a Supermajority Approval, as applicable, at a validly-held meeting of the Board.  Such consent shall be filed with the consents of the Board and a copy of such consent shall be provided to all Managers within three (3) Days after the effective date thereof.

(h)                                 Any meeting of the Board may be held by conference telephone, televideo or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in a meeting pursuant to such telephone or communication equipment shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(i)                                     The Managers shall designate a person to keep and maintain minutes of each meeting of the Board with the other books and records of the Company, and shall provide copies thereof to the other Managers and alternate Managers for approval by the Managers.

7.4                               Officers and Employees; Outsourced Services.

(a)                                 The Board may appoint by Majority Approval of the Board such officers and assistant officers of the Company at any time as it shall deem necessary, who shall hold their offices for such terms and, subject to such matters as may be reserved for Supermajority Approval and the general oversight of the Board, shall have such authority and exercise such powers and perform such duties as may be delegated to them by the Board from its authority from time to time by pursuant to resolutions adopted by the Board.  Any person may hold two or more offices simultaneously.  Subject to the general oversight and direction of the Board, the officers shall have responsibility for the conduct of the normal and customary Day-to-Day operations of the Company.

(b)                                 Vacancy and Removal.  Any officer of the Company may be removed from office, with or without cause, by Majority Approval of the Board, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Appointment of an officer shall not of itself create contract rights.  Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise shall be filled by Majority Approval of the Board.

(c)                                  Resignation.  An officer may resign at any time by giving written notice of resignation to the Board.  Any such resignation shall be effective immediately unless a certain date is specified for it to take effect, in which event it shall be effective upon such date.  Acceptance of any such resignation shall not be necessary to make it effective.

(d)                                 Compensation.  The compensation, if any, of all officers, employees and agents of the Company shall be fixed by Majority Approval of the Board.

(e)                                  Reimbursements.  To the extent approved by Majority Approval of the Board or contained in the LLC Budget, the officers, employees and agents of the Company may be reimbursed for out-of-pocket costs and expenses of the Company paid or incurred by them on behalf of the Company.

7.5                               Member Decisions and Quorum.

(a)                                 The Members in their capacity as Members shall not have any power or authority to manage the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company.  Except as otherwise expressly provided in this Agreement, Members shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company.

(b)                                 There shall be no regular meetings of the Members.  Special meetings of the Class A Members for any purpose or purposes, unless otherwise prescribed by Law, may be called by any Class A Member holding, together with its Affiliates, at least an aggregate ten percent (10%) or more of the Class A Units then outstanding.  Meetings of the Class A Members shall take place at the principal office of the Company unless the Class A Members agree otherwise.

(c)                                  Written notice of all special meetings of Class A Members stating the place, Day and hour thereof, and the purpose for which the meeting is called, shall be given not less than five (5) Business Days nor more than sixty (60) Days prior to the date of the meeting, to the Class A Members of record entitled to vote at such meeting and shall otherwise be in accordance with Section 12.1.

(d)                                 Attendance of a Class A Member at any meeting shall constitute a waiver of notice of such meeting, except where the Class A Member attends a meeting for the express purpose of objecting to the transaction of business at such meeting on the ground that such meeting is not lawfully called or convened.  Any Class A Member may waive notice of any meeting by signing a written waiver to such effect before or after such meeting and such waiver shall be effective for all purposes as satisfying all notice requirements under this Agreement or applicable Law.

(e)                                  The presence in person or by proxy of Class A Members holding in the aggregate a majority of the Class A Units then outstanding shall constitute a quorum for the transaction of business at any meeting of the Class A Members.  If, however, such quorum shall not be present or represented at any meeting of the Class A Members, the Class A Members entitled to vote at such meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally convened.

(f)                                   With respect to any matter for which the approval, consent or vote of Members is required by the Act or this Agreement, the affirmative vote of a Majority Approval of the Class A Members at a meeting of the Class A Members at which a quorum is present shall be the act of the Members, unless the matter is one for which the Act (in a non-waivable provision thereof) or this Agreement requires the consent, approval or vote of a greater percentage of the Class A Members than that represented by Majority Approval of the Class A Members.  The terms “approval”, “consent” or “vote” of or by the Class A Members and phrases of like import shall mean approval by the Class A Members, similarly construed.  At any meeting of the Class A Members, each Class A Member entitled to vote at such meeting shall be entitled to vote in person or by proxy executed in writing by such Class A Member or by his or its duly authorized attorney-in-fact.  No proxy shall be valid after eleven (11) months from the date of its execution unless such proxy otherwise provides.  Each proxy shall be revocable before it has been voted unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.

(g)                                  Any action required or permitted to be taken by the Members at a meeting of the Class A Members may be taken without a meeting if a unanimous consent in writing, setting forth the action so taken, shall be signed by all of the Class A Members.  Such consent shall be filed with the minutes of the Class A Members, and a copy of such consent shall be provided to all Class A Members within three (3) Days after the effective date thereof.

(h)                                 Class A Members may participate in and hold a meeting of the Class A Members by means of conference telephone, televideo or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in a meeting pursuant to such telephone or communication equipment shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

7.6                               Interested Party Transactions.  Notwithstanding any other provision of this Agreement to the contrary:

(a)                                 All Interested Party Transactions must be approved by Supermajority Approval (which may include any Manager appointed to the Board by an Interested Party or its Affiliates).

(b)                                 Without limiting Section 7.6(a), in the event that the Company requires operations, management, selling, general and administrative or any similar services, and the officers and employees of the Company are unable or unwilling to provide such services on the terms required by the Company, prior to seeking such services from a Third Party, the Company shall offer the Principal Members the opportunity to provide such services and negotiate in good faith with any interested Principal Member with respect thereto (it being understood and agreed, however, that no Principal Member shall have any obligation to offer or provide any such services to the Company or to negotiate in good faith with respect thereto if such Principal Member does not desire to provide such services); provided, that the Company shall have satisfied its obligations under this Section 7.6(b) if it obtains a bona fide offer from a Third Party for the provision of such services and has given the Principal Members a reasonable opportunity to review such offer and provide such services on comparable terms, and neither of the Principal Members has elected to do so within thirty (30) Days from their receipt of such offer.

7.7                               Acts Requiring Supermajority Approval.

(a)                                 Supermajority Approval. Neither any Member, Manager or officer shall have any authority to take any of the following actions or enter into any agreement or arrangement to consummate any of the following actions on behalf of the Company, or otherwise cause or permit the Company to do any of the following without Supermajority Approval:

(i)                                     any change in the information provided to the Class A Members pursuant to this Agreement;

(ii)                                  except as expressly contemplated in any then valid Budget, purchase, sell, lease, exchange, transfer, assign or otherwise acquire or dispose, whether in a single transaction or a series of related transactions, an asset or assets in a transaction that could reasonably be expected to result in payments made or received of more than $10,000,000;

(iii)                               approve a loan from a Member (or an Affiliate of a Member) to the Company pursuant to Section 5.8;

(iv)                              except as expressly contemplated in any then valid Budget, borrow, assume or guarantee, or otherwise incur or contract for, indebtedness in excess of $5,000,000, or pledge, create or incur any lien or other encumbrance on any assets of the Company in connection therewith; and amend or modify in any material respect any such arrangement;

(v)                                 loan money in excess of $1,000,000 other than to an entity wholly owned by the Company or advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business;

(vi)                              other than in accordance with Sections 4.3(c), 5.2, 5.3(b), 5.4, 5.10, 5.11 or 9.1(f), issue, sell or otherwise dispose of any Membership Interests, except pursuant to any convertible security, call, option, warrant, subscription, purchase right or other contract or commitment previously approved by Supermajority Approval, or change the number of Membership Interests then outstanding whether by recapitalization, reclassification, split-up, combination, exchange, repurchase, acquisition or otherwise or take any action affecting the amount of Membership Interests then outstanding or altering the rights of outstanding Membership Interests set forth in this Agreement, including creating additional series or classes of Membership Interests;

(vii)                           other than in accordance with Section 9.1(f), approve the admission of any Additional Member, including the terms of such Additional Member’s admission;

(viii)                        forego making distributions pursuant to Section 6.5 in any quarter;

(ix)                              set Short Term Cash Requirements in an amount in excess of zero;

(x)                                 approve any merger, consolidation or other combination of the Company, or participation of the Company in a share exchange, or sale of all or substantially all of the assets of the Company;

(xi)                              assign all or substantially all of the Company’s assets in trust for creditors or on the assignee’s promise to pay its debts or file a voluntary petition commencing a bankruptcy, insolvency or similar Proceeding;

(xii)                           approve the dissolution or liquidation of the Company or the appointment or designation of any Person other than the Board as Liquidating Trustee;

(xiii)                        enter into any customer agreement that would be substantially likely to result in (or amend any existing customer agreement in a manner that would be substantially likely to result in) receipt by the Company of gross income in excess of $100,000 per annum (individually or in the aggregate) that would not constitute Qualifying Income;

(xiv)                       approve any Capital Contribution in a form other than cash;

Confidential Treatment Requested

(xv)                          make any distribution to a Member in a form other than cash;

(xvi)                       take any “bonus depreciation” under Code section 168 (or other applicable provisions of the Code);

(xvii)                    approve any New Project;

(xviii)                 other than in accordance with Section 12.3, approve any amendment to this Agreement or to the Charter Documents of the Company or waive any provisions of this Agreement;

(xix)                       take any action or engage in any business beyond the scope of the Business;

(xx)                          approve the certification of any Membership Interests or the issuance to any Member of any certificate representing the Membership Interests held by such Member;

(xxi)                       approve the Construction Budget or any LLC Budget;

(xxii)                    approve any amendment to any Budget;

(xxiii)                 approve any operation and management agreement, management services agreement or any similar agreement for the general operation and management of the Business and the assets of the Company;

(xxiv)                except as expressly contemplated in any then valid Budget, approve any capital expenditure in excess of $5,000,0000;

(xxv)                   approve any amendment to the Construction Management Agreement, the Design Basis, the scope and parameters of the Project, or the Design and Development Outside Date;

(xxvi)                except as provided in Section 4.3(c), approve the aggregate Equity Percentage Interest of the Class B Members to be greater or less than [**];

(xxvii)             issue or incur any indebtedness during any period other than Phase I, or issue or incur any indebtedness during Phase I that (A) has a term that extends for a period in excess of three (3) years following the Commercial Operation Date; (B) is not nonrecourse to the Members; or (C) has an interest rate of more than LIBOR plus four percent (4%);

(xxviii)          issue or incur indebtedness that causes the Company’s ratio of indebtedness to total capitalization to exceed fifty percent (50%) at any time (for purposes hereof, “total capitalization” shall mean the sum of the total indebtedness of the Company plus the total amount of Capital Contributions made on or prior to the date of calculation);

(xxix)                approve any Other Capital Call pursuant to Section 5.2(d)(i) or 5.2(d)(iii);

(xxx)                   grant Principal Member status to any Approved Additional Initial Member;

(xxxi)                except as otherwise set forth in this Agreement, permit the withdrawal of a Member;

(xxxii)             except as otherwise required by Law, approve any policies or procedures with respect to regulatory, environmental and risk management standards;

(xxxiii)          approve an outside expert pursuant to Section 6.6 other than PricewaterhouseCoopers LLP; and

(xxxiv)         perform any act in contravention of this Agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, nothing herein authorizes the Members, Managers or the officers of the Company to take any action for which the unanimous consent of the Members is required by the express terms of this Agreement or the non-waivable provisions of the Act without the consent of all of the Members.

7.8                               Budget.

(a)                                 As of the Effective Date, the Members and the Board have approved the Design and Development Budget, a copy of which is attached hereto as Exhibit C.

(b)                                 The Company shall endeavor to, at least forty-five (45) Days prior to the earlier of the Commercial Operation Date and the completion of Phase I, present to the Board a reasonably detailed LLC Budget for the remainder of the fiscal year and, to the extent practicable, estimated amounts and timing of Capital Calls and estimated distributions for the remainder of such fiscal year.  Following the earlier of the Commercial Operation Date and the completion of Phase I, the Company shall present to the Board, at least forty-five (45) Days before the end of each fiscal year, a reasonably detailed LLC Budget for each upcoming fiscal year and, to the extent practicable, estimated amounts and timing of Capital Calls, estimated working capital levels and estimated distributions for the upcoming fiscal year.  If any such LLC Budget is not approved prior to the commencement of the next fiscal year then, until a new LLC Budget is approved, the Company shall continue to operate under the LLC Budget approved for the preceding fiscal year; provided, that the line item amounts therein shall each be deemed increased by five percent (5%).

(c)                                  Within five (5) Days of the issuance of the Phase I Notice in accordance with Section 5.2(b), the Company or any of the Officers shall distribute to the Class A Members the latest drafts of the Construction Timeline and the LLC Budget, provided that such Construction Timeline and LLC Budget shall not be binding on the Class A Members unless they have been approved by Supermajority Approval.

(d)                                 Upon the election of the Principal Member Phase I Respondent to participate in the funding of Phase I, the Phase I Members shall negotiate in good faith to update the Construction Budget and finalize the then current LLC Budget and have each approved by Supermajority Approval as soon as practicable.

7.9                               Determination of Fair Market Value.

(a)                                 Whenever a determination of Fair Market Value is required under this Agreement (including as part of a determination of Agreed Value), the Board shall endeavor in good faith to determine the Fair Market Value and shall notify the Member who (or whose Affiliate) owns or to whom is being distributed the interest or property being valued of the Board’s determination  The Interested Party may dispute the Board’s determination of Fair Market Value by giving written notice of objection to the Board within ten (10) Business Days of written notice of the Board’s determination.

(b)                                 The Interested Party may elect to have Fair Market Value determined by appraisal if (i) the Board is unable to reach a determination of Fair Market Value within thirty (30) Days after the obligation to determine Fair Market Value arises or (ii) the Board and the Interested Party are unable to reach an agreement on Fair Market Value within thirty (30) Days after the giving of the notice of objection by the Interested Party in accordance with Section 7.9(a).  If the Interested Party gives notice of election of appraisal within ten (10) Days after the applicable thirty (30) Day period, then the appraisal shall be conducted by an independent valuation firm with at least fifteen (15) years experience in undertaking valuations of petroleum products storage terminal assets and businesses (“Appraiser”) selected by the mutual written agreement of the Interested Party and the Board.  The Appraiser shall determine Fair Market Value within forty-five (45) Days after its appointment and its determination shall be final and conclusive on the parties.  If the Interested Party and the Board are unable to agree upon an Appraiser within ten (10) Days after the Interested Party has given notice of election of appraisal, then each of the Interested Party and the Board shall designate an Appraiser within an additional ten (10) Days after such ten (10) Day period and the two (2) Appraisers so selected shall determine jointly the Fair Market Value within forty-five (45) Days after the appointment of the last of such Appraisers, and their determination shall be final and conclusive on the parties.  If either party fails to appoint an Appraiser within the ten (10) Day period, the Appraiser timely selected by the other party shall determine the Fair Market Value within forty-five (45) Days after the expiration of such ten (10) Day period and its determination shall be final and conclusive on the parties.  All expenses of appraisal shall be paid by the Interested Party unless (i) the Board was initially unable to timely make a determination of the Fair Market Value or (ii) the Fair Market Value resulting from the appraisal exceeds by five percent (5%) or more the Fair Market Value initially determined by the Board, in either which case, the expenses of the appraisal shall be paid by the Company.

(c)                                  If the Appraisers selected above are unable to reach a joint determination of Fair Market Value within the time period provided, then such Appraisers shall promptly submit their respective valuation reports, together with supporting documentation, to a third Appraiser mutually selected by the first two Appraisers, which third Appraiser shall within an additional forty-five (45) Day period, determine the Fair Market Value and such determination shall be final and conclusive as to all parties hereto.  In addition to the expenses provided for in Section 7.9(b), all expenses of the third Appraiser shall be payable one-half by the Company and one-half by the Interested Party.

(d)                                 Each Appraiser’s determination of Fair Market Value shall be contained in a written report, with copies provided to the Interested Party and the Board.  The Interested Party and the Company agree to provide the Appraisers access to all information, books and records and other data and documentation (including matters that may be deemed trade secrets or otherwise confidential) and to fully and promptly cooperate with requests by the Appraisers for information regarding the Company or its business or assets.

(e)                                  Notwithstanding the foregoing, the time periods provided for determination of Fair Market Value under this Agreement shall be automatically extended (but no more than double the time period provided for herein) at the request of the Company or an Appraiser if necessary in order to obtain additional information or to provide a reasonable period of time to properly analyze information needed to determine Fair Market Value.

(f)                                   Notwithstanding the foregoing, in the event an appraisal is requested, then the time periods provided (i) for the exercise of options to purchase Membership Interests from a Disposing Member under this Agreement that have an option exercise price based on Fair Market Value shall be automatically extended to provide the parties with an option period under this Agreement of at least ten (10) Days following the giving of written notice to the Company and the relevant Members of the determination of Fair Market Value and (ii) for the closing of any purchase and sale of Membership Interests under this Agreement shall be extended to a date ten (10) Business Days after the determination of the Fair Market Value.

7.10                        Other Activities; Future Projects.  Subject to and without limiting the terms of any agreements that a Member may separately enter into with the Company or any other Member:

(a)                                 No Member, Manager, or Affiliate thereof shall be expressly or implicitly required pursuant to this Agreement, by Law or otherwise, to tend to the business and affairs of the Company as such Member’s, Manager’s or Affiliate’s sole and exclusive function, and any Member, Manager or Affiliate thereof may have other business interests and may engage in other investments and activities in addition to those relating to the Business or the Company, independently or with others, including businesses, investments and activities that may be similar to, or in competition with, the Business, the Company, any of its Members or any of their respective Affiliates, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by Law to any Member or the Company.  Without limitation of and subject to the foregoing, nothing in this Agreement shall be construed (i) to require any Manager to manage the Company as his or her exclusive function or (ii) to require any officer to serve as an officer of the Company as his or her exclusive function.  No Member, Manager or Affiliate thereof shall incur any liability to the Company or to any other Member as a result of engaging in any other such business, investment or activity.

(b)                                 The Company and the other Members acknowledge and agree that each Member and its Affiliates (i) have made, prior to the date hereof, and are expected to make, on and after the date hereof, investments (by way of capital contributions, loans or otherwise), and (ii) have engaged, prior to the date hereof, and are expected to engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that may directly or indirectly compete with the Business or the Company.  The Company and the other Members agree that any involvement, engagement or participation of a

Member and its Affiliates in such investments, transactions and businesses, even if competitive with the Business or the Company, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable Law.

(c)                                  The doctrine of corporate opportunity, or any analogous doctrine, shall not apply to a Member.  Except with respect to Future Project Opportunities that receive Supermajority Approval, the Company and each Member hereby renounce any interest or expectancy in any business opportunity, transaction, agreement, arrangement or other matter that involves any aspect of the petroleum products storage industry or any other industry or business (each, a “Non-Company Business Opportunity”) including any pipelines connecting to tanks or other facilities on the Property.  No Member who acquires knowledge of a business opportunity shall have any duty to communicate or offer such opportunity to the Company or any other Member, and such Member shall not be liable to the Company, to any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member does not communicate such opportunity or information to the Company or any other Member or pursues or acquires such opportunity for itself or directs such opportunity to another Person.  By way of example and not in limitation of the foregoing, any Non-Company Business Opportunity (other than Future Project Opportunities that receive Supermajority Approval) and any business opportunity that has been presented to the Board for consideration and has failed to receive the requisite approval (“Rejected Business Opportunities”) may be separately pursued by one or more of the Members or their respective Affiliates.  Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such Non-Company Business Opportunities or Rejected Business Opportunities or to the income or proceeds derived therefrom.

(d)                                 Notwithstanding anything in this Agreement to the contrary, each of the Company and the Members acknowledges and agrees that each Member, in its capacity as a Member, and each Manager that it designated, may decide or determine any matter subject to the approval of such Member or any such Manager pursuant to any provision of this Agreement in the sole and absolute discretion of such Member or any such Manager, and in making such decision or determination, such Member or any such Manager shall have no duty, fiduciary or otherwise, to any other Member or to the Company, it being the intent of all Members that such Member, in its capacity as a Member, and each Manager, in its capacity as a Manager, have the right to make such determination solely on the basis of its own interests or the interests of the Member(s) that designated such Manager.  Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or any of their respective Affiliates (including each of their Manager appointees) for or in connection with any such decision or determination, including any decision or determination to approve a proposed Capital Call or Future Project Opportunity, in each case whether arising in common Law or equity or created by rule of Law, statute, constitution, contract (including this Agreement) or otherwise, are in each case expressly released and waived by the Company and each Member, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Members of the obligations provided in such agreements.

7.11                        Disclaimer of Duties; Limitation of Liability; Indemnity of Members, Employees and Other Agents.

(a)                                 Disclaimer of Duties:  TO THE FULLEST EXTENT PERMITTED BY THE ACT, EACH MANAGER SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED SUCH MANAGER (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER OR MANAGER, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY.

(b)                                 Limitation of Liability: No Member has guaranteed nor shall it have any obligation with respect to the return of a Member’s Capital Contributions, and no Member has guaranteed Profits from the operation of the Company.  No officer of the Company or Manager or Member or any of its Affiliates shall be liable to the Company or to any other Member for any loss or damage sustained by the Company or any other Member arising from any actions taken or omitted to be taken in its capacity as an officer of the Company or a Manager or a Member, as applicable, except for any loss or damage directly resulting from fraud or willful misconduct by such officer of the Company or such Manager or such Member or its officers, directors, employees, agents or Affiliates (such fraud or willful misconduct having been determined by a final and non-appealable judgment entered by a court of competent jurisdiction) which has a material adverse financial impact on the Company, it being specifically agreed that no officer of the Company or Manager or Member shall be liable for its own ordinary, gross, joint or, in the case of a Member, the concurrent negligence of such Member or its officers, directors, employees, agents or Affiliates.  In no event shall any officer of the Company or Manager or any Member or its officers, directors, employees, agents or Affiliates be liable to the Company or to any other Member under this Agreement for any Consequential Damages sustained by the Company or any other Member.  Each officer of the Company and each Manager and each Member shall be entitled to rely in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the officer of the Company or Manager or Member, as applicable, reasonably believes are within such Person’s professional competence or expertise, including financial statements or other financial data prepared or presented in accordance with the provisions of the Act, and any act taken or omitted in reliance thereon shall be conclusively presumed to have been done or omitted in good faith and in accordance therewith.  Notwithstanding any other provision of this Agreement or any duty otherwise existing at Law or in equity, the parties hereby agree that each Member, the Managers and its Affiliates shall owe, to the maximum extent permitted by Law, including Section 18-1101 of the Act, no fiduciary duties to the Company, the other Members or any other Person bound by this Agreement and any standard of care and duty otherwise imposed on any Member, Manager or its Affiliates by this Agreement or under the Act or any applicable Law shall be eliminated to the fullest extent permitted by Law.  The provisions of this Agreement, to the extent that they restrict or eliminate fiduciary and other duties of Members, Managers or Affiliates to the Company or its Members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Members, Managers or Affiliates.

(c)                                  Indemnity:

(i)                                     To the fullest extent permitted under the Act, the Members, Managers and officers of the Company to the extent acting on behalf of the Company in accordance with the terms of this Agreement and, if applicable, any delegation of authority from the Board and each of such Person’s agents, representatives and employees (“Indemnitees”), shall be indemnified and held harmless by the Company against all losses, claims, liabilities, damages, fines, penalties, costs and expenses (including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably paid or incurred by the Indemnitee), other than, with respect to a Manager, losses, claims, liabilities, damages, fines, penalties, costs and expenses arising from claims brought forward by the Member that appointed such Manager, whether or not such Indemnitee is acting in such capacity at the time such liability or expense is paid or incurred, as a result of a Claim arising out of or related to the business, assets or affairs of the Company, to the extent in the action, omission or transaction giving rise to such Claim, (i) in the case of employees, the Indemnitee’s actions or omissions were in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interest of the Company and (ii) the Indemnitee’s conduct did not constitute fraud or willful misconduct.  SUBJECT TO THE QUALIFICATIONS SET FORTH ABOVE, THE FOREGOING INDEMNITY EXPRESSLY INCLUDES AN INDEMNITY TO PROTECT A MEMBER, AN OFFICER OF THE COMPANY AND MANAGER FROM THE CONSEQUENCES OF ITS OWN CONDUCT WITH RESPECT TO THE SOLE, CONCURRENT, PASSIVE OR ACTIVE NEGLIGENCE (INCLUDING GROSS NEGLIGENCE) OR STRICT LIABILITY OF A MEMBER OR ITS OFFICERS, MANAGERS, EMPLOYEES, AGENT OR AFFILIATES.  The termination of any action, suit or Proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Indemnitee’s actions or omissions were not in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interest of the Company, or constituted fraud or willful misconduct.  The right of indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which any Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to his heirs, successors, assigns and personal representatives.

(ii)                                  To the extent an Indemnitee is successful on the merits or otherwise in any Proceeding that arises out of or otherwise relates to the Company or this Agreement, such Indemnitee shall be indemnified by the Company against all expenses actually and reasonably incurred by such Indemnitee or on such Indemnitee’s behalf in connection therewith.  If an Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all Claims, issues or matters in such Proceeding, the Company shall indemnify such Indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved Claim, issue or matter.  For purposes of this Section 7.11(c)(ii) and without limitation, the termination of any Claim, issue or matter in such a Proceeding by dismissal or withdrawal with or without prejudice, shall be deemed to be a successful result as to such Claim, issue or matter.

(iii)                               The Company shall advance all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding within twenty (20) Days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of any Indemnitee to repay any expenses advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified against such expenses.

(iv)                              If the indemnification provided for in this Section 7.11(c) is unavailable to an Indemnitee in respect of any amount referred to therein as a result of a final judicial determination that such indemnification cannot be enforced, then, to the extent permitted by Law, the Company shall, in lieu of indemnifying each Indemnitee, contribute to the amount paid or payable by such Indemnitee as a result of such amount in such proportion as is appropriate to reflect the relative benefits received by the Company and each Indemnitee and the relative fault of the Company and each Indemnitee in connection with the matter which resulted in such claims, damages, liabilities, judgments, penalties (including excise and similar Taxes and punitive damages), fines, cost, expense or settlement amount, as well as any other relevant equitable considerations.

(v)                                 An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.11 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(vi)                              The provisions of this Section 7.11 are for the benefit of the Indemnitees, their heirs, successors and assigns, and shall not be deemed to create any rights for the benefit of other Persons.

(vii)                           No amendment or repeal of this Section 7.11 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.11 as in effect immediately prior to such amendment or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment or repeal, regardless of when such claims may arise or be asserted.

7.12                        Compensation and Reimbursement of Expenses.  Unless approved by the Board, no Member, Manager or officer shall be entitled to compensation for actions taken on behalf of the Company.

7.13                        Confidentiality and Publicity.

(a)                                 Each Member agrees that it shall, and shall cause its Affiliates and its and their officers, managers, directors, employees, legal counsel, agents and representatives (together with the Affiliates, the “Confidentiality Affiliates”) to, hold confidential and not disclose, without the prior written consent of the Board, (i) the terms of this Agreement, (ii) information, data and results generated or acquired by or on behalf of the Company as a result of the Company conducting its operations, business and affairs, including agreements and Permits of the Company, and (iii) any data, information, materials and reports furnished pursuant to this Agreement relating to the Company and its business and affairs, whether furnished verbally, in writing or in electronic form, and whether the confidential or proprietary status is indicated orally or in writing or in a context in which the Company or the disclosing Member or its Confidentiality Affiliates reasonably communicated, or the receiving Member or its Confidentiality Affiliates should reasonably have understood, that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used to so identify such information (“Confidential Information”).  Subject to the remaining provisions of this Section 7.13, each Member agrees that it will not disclose Confidential Information to any Person, other than any of its Confidentiality Affiliates who has been made aware of the confidentiality restrictions contained in Section 7.13 that are applicable to Confidentiality Affiliates.

(b)                                 The obligations contained in Section 7.13(a) shall not apply, or shall cease to apply, to Confidential Information if or when, and to the extent that, such Confidential Information (i) was known to the receiving Member or its Confidentiality Affiliates prior to receipt from the Company or the disclosing Class A Member or its Confidentiality Affiliates; (ii) was, or becomes through no breach of the obligations of the receiving Member or its Confidentiality Affiliates hereunder, known to the public; (iii) becomes known to the receiving Member or its Confidentiality Affiliates from other sources under circumstances not involving any breach of any confidentiality obligation between such source and the disclosing Member’s or its Confidentiality Affiliates or a Third Party; (iv) is independently developed by the receiving Member or its Confidentiality Affiliates separate and apart from the Company and the Business in a capacity other than as a Member, agent, representative or Affiliate of the Company; (v) is required to be disclosed by Law, applicable legal process or applicable stock exchange rules or policies, as determined in the reasonable judgment of the disclosing Member; (vi) is necessary or desirable to be disclosed to Governmental Authorities or (vii) is necessary or reasonably desirable to be disclosed to the public, to members of the financial community or to the equity holders of the disclosing Person in connection with any reporting requirements or common practices relating to public companies; provided, however, that any Member intending to disclose Confidential Information in reliance on Section 7.13(b)(v), (vi) or (vii) shall, to the extent commercially practicable and lawful, prior to making such disclosure, notify the Company of the intended disclosure in writing (including a draft in substantially final form of the intended disclosure, or a transcript if the intended disclosure is oral) reasonably in advance of making such disclosure and consider in good faith all comments received from the Company or any Class A Member with respect to modification of the disclosure.

(c)                                  The obligations contained in Section 7.13(a) shall not apply to the use of Confidential Information in the conduct by the Company or the Board of the Business on behalf of the Company.  Notwithstanding anything in Section 7.13(a) to the contrary, a Class A Member or its Confidentiality Affiliate may disclose Confidential Information (i) to a Class A Member’s Confidentiality Affiliates having a reasonable need to know; (ii) to a Class A Member’s or the Company’s accountants; (iii) to contractors, subcontractors and other service providers acting on behalf of the Company, but only if the recipients of such Confidential Information have agreed to be bound by confidentiality provisions that are no less stringent than those set forth in this Section 7.13, (iv) to lenders or potential lenders or other Persons providing

Financing in connection with bona fide Financing by the Company or a Class A Member or its Confidentiality Affiliate but only if the recipients of such Confidential Information have agreed to be bound by confidentiality provisions that are not materially less stringent than those set forth in this Section, (v) in connection with a bona fide proposed Disposition by a Class A Member, to Persons who are Transferees or potential Transferees or, in the case of Permitted Pledge Dispositions, secured creditors of such Class A Member, in connection with such Disposition, but only if the recipients of such Confidential Information have agreed to be bound by confidentiality provisions that limit their use of the Confidential Information to the sole purpose of evaluating the potential Disposition and are otherwise no less stringent than those set forth in this Section, (vi) to a nationally recognized credit rating agency and (vii) to a court of competent jurisdiction or arbitrators to the extent necessary to the exercise of its rights and remedies under this Agreement.

(d)                                 No article for external publication, advertising, press release or other public announcement, regulatory filing, statement or comment relating to the Company, other than the sole fact that such Member is a Member of the Company, shall be issued or made by the Members without Majority Approval of the Board; provided, that an article, advertisement, press release or other public announcement, regulatory filing, statement or comment made without Majority Approval of the Board shall not be in violation of this Section 7.13 if it is (i) required to be issued or made by Law, applicable legal process or applicable stock exchange rules and policies; (ii) necessary or desirable to a Class A Member to be issued to or filed with Governmental Authorities or (iii) necessary or reasonably desirable to a Class A Member to be issued or made in connection with any reporting requirements or common practices relating to public companies; provided, further, that any Class A Member intending to issue or make an article, advertisement, press release or other public announcement, regulatory filing, statement or comment without Majority Approval of the Board in reliance on Sections 7.13(d)(i)-(iii) shall, to the extent commercially practicable and lawful, prior to such issuance, notify the Company of the intended issuance in writing (including a draft in substantially final form of the intended article, advertisement, press release or other public announcement, regulatory filing, statement or comment) reasonably in advance of making such issuance and consider in good faith all comments received from the Company or any Class A Member with respect to modification of the disclosure.

(e)                                  The Members acknowledge that, from time to time, the Company may need information from any or all of such Members for various reasons, including to comply with various federal and state Laws.  Each Member shall provide to the Company all information reasonably requested by the Company for purposes of complying with federal or state Laws or for purposes of providing information to federal or state regulatory authorities in connection with tariff rate or other regulation, in each case within a reasonable amount of time from the date such Member receives such request.

7.14                        Insurance.

(a)                                 Subject to Section 7.14(b), the Company shall, either directly or through the Members (or their respective Affiliates), obtain and maintain in effect casualty, liability and such other insurance as may be determined by the Board, by Majority Approval, to be reasonable and prudent.  On an annual basis, the Board shall, by Majority Approval of the Board, approve a plan for the procurement of the Company’s insurance policies and the minimum insurance levels for the Company pursuant thereto.  The initial insurance of the Company shall be as set forth on Exhibit E and is hereby approved by the Company and by the Members and shall not require any further approval hereunder.

(b)                                 Notwithstanding anything in Section 7.14(a) to the contrary, each Member shall be responsible for obtaining director’s and officer’s (D&O) insurance for all Managers appointed by such Member, and shall be responsible for all costs in connection therewith, and shall not look to the Company therefor; provided, that the Company may purchase and maintain insurance, at its expense, to protect itself and any Indemnitee, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under Section 7.11(c)(iv).

ARTICLE VIII.
RIGHTS AND OBLIGATIONS OF MEMBERS

8.1                               Limitation on Liability and Authority.  Each Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable Law.  Without limiting the right of any  Member to exercise the rights specifically granted to such Member under this Agreement, each Member agrees that it has no authority under this Agreement, and will not exercise any authority it may have under the Act, to act for, bind or commit the Company to agreements, transactions or other arrangements, or hold itself out as an agent of the Company, without the express prior written consent of the Board.

8.2                               No Liability for Company Obligations.  No Member or its officers, directors, employees, agents or Affiliates shall be liable for the debts, obligations or liabilities of the Company (whether arising in contract, tort, statute or otherwise), including under a judgment, decree or order of a court, except as may be expressly provided in a separate, written guaranty or other agreement executed by such Member or its officers, directors, employees, agents or Affiliates or as may be provided under the Act relating to liability for wrongful distributions.

8.3                               Priority and Return of Capital.  Except as is expressly provided herein, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses, or distributions.  This Section 8.3 shall not apply to loans made to the Company by any Member.

8.4                               Access to Information.  Each Class A Member shall be entitled to receive the following (provided, however, an assignee of a Class A Unit who is not admitted as a Substituted Member shall not be entitled to any of the following):

(a)                                 to receive a copy of this Agreement and any amendments hereto;

(b)                                 to receive a current list of the name and last known address of each Member;

(c)                                  to receive information regarding the amount of cash and a description and statement of the Agreed Value of any other property or services contributed by each Member and that each Member has agreed to contribute in the future, and the date on which each became a Member;

(d)                                 to receive the financial information described in Section 6.6;

(e)                                  to receive copies of the Company’s federal, state and local tax returns for each year;

(f)                                   to inspect the assets of the Company during business hours at the principal office of the Company upon reasonable prior written notice; and

(g)                                  to audit, examine and make copies of the books of account and other records of the Company, including compliance-related records, during business hours at the principal office of the Company upon reasonable prior written notice;

The inspection and audit rights in Sections 8.4(a), (f) and (g) may be exercised through any agent or employee of such Class A Member designated in writing by it or by an independent public accountant, attorney or other consultant so designated and the Class A Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Class A Member’s behalf.  Notwithstanding anything in this Section 8.4, each Class A Member’s access to information is subject to and limited by all applicable Laws.

8.5                               Certificates.

(a)                                 Except as otherwise approved pursuant to Section 7.7(a)(xx), the Membership Interests shall not be represented by certificates.

(b)                                 The Company shall keep or cause to be kept on behalf of the Company a register that will provide for the registration and transfer of Membership Interests.  The Company shall not recognize transfers of Membership Interests unless the same are effected in compliance with this Agreement and in the manner described in this Section 8.5.

(c)                                  If the assignee has the right, pursuant to Article IX and the other applicable provisions of this Agreement, to be admitted to the Company as a Substituted Member, such assignee shall become a Member when such transfer and admission is reflected in the books and records of the Company.

(d)                                 Each distribution in respect of a Membership Interest shall be paid by the Company only to the Member of record thereof as of the date of such distribution, unless otherwise directed by the Member in writing.  Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such distribution, regardless of any Claim of any Person who may have an interest in such payment by reason of assignment or otherwise.

8.6                               Representations and Warranties.  Each Member hereby represents and warrants to the Company and each other Member that (a) it is duly formed, validly existing and (if applicable) in good standing under the Laws of the state of its formation, and if required by Laws is duly qualified to do business and (if applicable) is in good standing in the jurisdiction of its principal place of business (if not formed therein); (b) it has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (c) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a Proceeding in a court of Law or equity); (d) its authorization, execution, delivery and performance of this Agreement does not conflict with any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (e) it (i) has been furnished with such information about the Company and the Membership Interest as that Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and that Member’s Membership Interest therein, (iii) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience (based on actual participation) in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision, (v) is an Accredited Investor, and (vi) understands and agrees that its Membership Interest shall not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of this Agreement and pursuant to an effective registration statement or applicable exemption from registration under the Securities Act of 1933 and other applicable securities Laws.

8.7                               Member Marks and Branding.  Neither the Company nor any Member shall be permitted to use any trademark owned by any other Member or its Affiliates, without the express written consent of such Member or its Affiliate or as otherwise required by Law.

ARTICLE IX.

DISPOSITIONS

9.1                               Restrictions on Dispositions.

(a)                                 No Member may Dispose of all or any portion of its Membership Interest except in accordance with the terms and conditions of this Article IX.  Except for Permitted Dispositions, but subject to Section 9.3 in the case of a Tag-Along Transaction, no Disposition of all or any portion of a Membership Interest may be made unless it is subject to the purchase options provided for in Section 9.2 and otherwise in compliance with Article IX, and any such purported Disposition without such compliance shall be null and void ab initio (but shall remain subject to the purchase options provided for below).

(b)                                 Without limitation of the foregoing, (i) except to the extent otherwise required by Law or in connection with a Permitted Disposition or the exercise of a right to participate as a Tag Offeree in a Tag-Along Transaction or in connection with any “roll-over” in a Drag Sale, no Class A Member may Dispose of any of its Class A Units to any Person unless such Class A Member Disposes at least a five percent (5%) Class A Equity Percentage Interest to such Person (unless the Board unanimously approves a Disposition of less than a five percent (5%) Class A Equity Percentage Interest); (ii) except in connection with an Exempt Permitted Disposition, no Member may Dispose of its Membership Interest if such Disposition would cause a material breach, event of default, default or acceleration of payments under any agreement or instrument to which the Company is a party or to which its assets are subject unless such Member agrees to indemnify the Company against any economic loss resulting therefrom on terms and conditions reasonably satisfactory to the Board; (iii) no Member may Dispose of its Membership Interest if the Disposition would, in the opinion of counsel to the Company, cause the Company to be taxed as a corporation or otherwise taxed as an entity for federal income tax purposes or cause the Company to be treated as a publicly traded partnership taxable as a corporation under Code section 7704, (iv) no Member may Dispose of its Membership Interest if the Disposition would (A) require the registration of Membership Interests under applicable federal or state securities laws, (B) cause the Company or any of its Affiliates to be subject to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended, or (C) violate any applicable Law and (v) except in connection with an Exempt Permitted Disposition, or in connection with a Disposition that would not cause a 708 Termination but for the exercise of Inclusion Rights hereunder, no Member may Dispose of any portion of its Class A Units if such disposition would cause the Company to terminate within the meaning of Section 708(b)(1)(B) of the Code (a “708 Termination”) unless such Disposing Member either (A) receives the unanimous written consent of the Non-Disposing Class A Members to proceed with such Disposition or (B) offers to pay to each other Class A Member prior to such Disposition, on a Pro Rata basis, in cash the amount (in each case, the “Make-whole Amount”) necessary to hold the other Class A Members harmless against any deferral of state and federal income Tax depreciation and other increase in liability for such Tax (including any change in the present value of such liability) that such 708 Termination would cause.  For purposes of calculating the Make-whole Amount, such other Class A Members will be treated as if they are corporations for federal and state income Tax purposes.  The Make-whole Amount for each Class A Member entitled to be paid that amount will be computed on a net present value basis using: (x) the Prime Rate in effect on the date of payment plus 1.0% and (y) the highest marginal applicable state and federal corporate income Tax rates for the year of payment.  Using those same highest marginal rates, the amount that is determined pursuant to the preceding sentence will be grossed up such that the increased amount reduced by the state and federal income Tax that are deemed paid by reason of the receipt thereof is equal to the amount that is determined pursuant to the preceding sentence.  If the applicable state income Tax is deductible for federal income Tax purposes, effect will be given to that deduction in calculating the Make-whole Amounts.  Each Class A Member other than the Disposing Member may accept this payment or, in the sole discretion of each such Class A Member, receive full indemnity on such after-Tax basis from the Disposing Member for all state and federal income Tax impacts relating to such Non-Disposing Class A Members directly resulting from the 708 Termination.

(c)                                  Other than in connection with a Permitted Bundled Disposition where there is no change in the direct holder of the subject Class A Units or a Permitted Pledge Disposition, all Dispositions hereunder, including other Permitted Dispositions, shall be subject to the requirements that the Disposing Member provide a copy of the instrument pursuant to which the Disposition is effected, which instrument or a separate instrument shall contain an express statement by the Transferee of its agreement to accept the assignment and to ratify, adopt and be bound by all of the terms and provisions of this Agreement, as the same may have been amended from time to time, shall provide the notice address of the transferee, shall affirm the representations and warranties in Section 8.6 as applicable to it, and shall provide for the payment by the transferring Member or Transferee of all reasonable expenses incurred by the Company in connection with such Disposition, including the necessary amendments to this Agreement to reflect such Disposition.  The transferring Member and the Transferee shall execute and acknowledge any and all such other instruments as the Company may reasonably request to effectuate such Disposition in compliance with this Article IX, in each case in form and substance reasonably satisfactory to the Company.  The Transferee shall also be bound by the confidentiality requirements as set forth in Section 7.13.  In no event shall the Company dissolve or terminate (other than for Tax purposes, to the extent provided by the Code and Treasury Regulations) upon the admission of any Member to the Company or upon any Permitted Disposition of a Membership Interest in the Company by any Member.  In no event shall a Disposition effect a release of the Disposing Member from any liabilities or obligations to the Company or the other Members except as expressly provided in this Article IX.

(d)                                 Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article IX, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Members shall not have an adequate remedy at Law or in damages.  Therefore, each Member and any Transferee or any legal representative of any party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article IX and to prevent any Disposition of Membership Interests in contravention of any terms of this Article IX, and waives any defenses thereto, including the defenses of (a) failure of consideration, (b) breach of any other provision of this Agreement and (c) availability of relief in damages.

(e)                                  Each of the following Dispositions of a Membership Interest shall be deemed to be a “Permitted Disposition” for purposes of this Agreement:

(i)                                     a Disposition of a Membership Interest by a Member to an Affiliate (other than an Excluded Joint Affiliate) of such Member who (A) remains an Affiliate of the Disposing Member at all times following such Disposition or (B) ceases to be an Affiliate of the Disposing Member following such Disposition, so long as (x) at the time of the Disposition there was no then-present intention to cease such Affiliation and (y) such former Affiliate holds Class A Units received from the Disposing Member representing no more than fifteen percent (15%) of the Class A Units outstanding at the time such Affiliation ceases; provided, that in all events, (x) all Credit Support provided by the Disposing Member or its Affiliates shall remain valid and in effect and the Disposing Member shall not be released from its obligations under this Agreement by virtue of such Disposition and (y) if at any time a Transferee in a Permitted Disposition under this Section 9.1(e)(i) satisfies neither of the requirements of the foregoing clauses (A) and (B), such Transferee shall immediately transfer to the original owning Member that made the Disposition, and such original owning Member shall reacquire, all such Membership Interests held by the Transferee;

(ii)                                  a Disposition consisting of (A) the pledge of Class A Units by a Class A Member in connection with a bona fide general credit facility or other financing arrangement of such Class A Member or of any Person Controlling such Class A Member not entered into with the primary intent of circumventing restrictions on Dispositions that would otherwise apply pursuant to this Article IX, pursuant to which any assets of such Class A Member or the Person Controlling such Class A Member or any of its Affiliates are pledged (each such pledge, a “Permitted Pledge Disposition”) or (B) any subsequent foreclosure, sale, assignment, transfer or other Disposition of any Economic Interest in such pledged Membership Interests or other assets on behalf of applicable secured parties to itself or to any other Person in accordance with the agreements governing such credit facilities or financing arrangements, or applicable Law (each a “Foreclosure Disposition”); provided that no Disposition pursuant to this Section 9.1(e)(ii) shall relieve the Disposing Member of any obligation or liability hereunder and all Credit Support provided by the Disposing Member or its Affiliates shall remain valid and in effect;

(iii)                               a Disposition by a Class A Member to any Person in the twelve (12) months following the occurrence of a Triggering Event;

(iv)                              a Disposition of Class A Units as part of a Permitted Bundled Transaction (with all Credit Support provided by the Disposing Member or its Affiliates remaining valid and in effect except as arranged otherwise by the Disposing Member or such Affiliates in a manner acceptable to the relevant Third Party counterparties, and, in the event of a new direct holder of such Class A Units, the Disposing Member otherwise being automatically released from its obligations to the Company attributable to the period after the Disposition upon the effectiveness of such Disposition);

(v)                                 any Disposition of Class B Units pursuant to the following automatic disposition provisions:

(A)                               on the death of a Class B Member, the Class B Units of such Class B Member will pass to the estate or beneficiaries of such Class B Member;

(B)                               on the disability of a Class B Member, the Class B Units of such Class B Member will be retained by such holder of the Class B Units; provided the legal rights with respect to such Class B Units may pass to the legal representative of such Class B Member;

(C)                               on the death of a Class B Member’s spouse, the Class B Member shall be entitled to acquire any of such Class B Units which belong to the Class B Member’s spouse or direct the disposition of such Class B Units in accordance with the estate planning documents of such Class B Member’s spouse; and

(D)                               in the event of a divorce of a Class B Member, such Class B Member shall be entitled to acquire any and all Class B Units which the spouse of such Class B Member receives or otherwise becomes the owner of in such divorce; and

(vi)                              a Disposition by the Kinder Morgan Member to the TransMontaigne Purchase Right Option-holder pursuant to Section 5.11(e) and any transfer or assignment of the TransMontaigne Purchase Right pursuant to Section 5.11(e)(vi).

A Member may make a Permitted Disposition of all or any of its Membership Interest at any time without complying with the provisions of Section 9.2, so long as such Member and any Transferee thereof (other than a Transferee pursuant to a Permitted Pledge Disposition or a Foreclosure Disposition) executes a counterpart to this Agreement and otherwise complies with Sections 9.1 and 9.3.  Notice of any Permitted Disposition that will result in a change of Member shall be given by the Member effecting the Permitted Disposition to the other Members at least ten (10) Business Days prior to such Permitted Disposition.  A holder of Membership Interests may not make a Permitted Disposition if such Disposition has as its primary purpose the avoidance of or is otherwise undertaken with the express purpose of avoiding the restrictions on Dispositions in this Agreement.  Any Transferee of a Membership Interest pursuant to a Foreclosure Disposition (a “Foreclosure Transferee”) shall be a Transferee only, and shall only be entitled to receive, to the extent Disposed in such Foreclosure Disposition, the Economic Interest associated with the Membership Interest Disposed in the Foreclosure Disposition, and such Foreclosure Transferee shall not be entitled or enabled to exercise, directly or indirectly, any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such Membership Interest (including, without limitation, the obligation to make Capital Contributions) to remain with the Disposing Member (a “Foreclosure Transferor”); provided, that no Foreclosure Transferor (or any Affiliate of a Foreclosure Transferor) nor any Manager appointed by Foreclosure Transferor (or such an Affiliate of such Foreclosure Transferor) shall be entitled to vote on, consent to, call for or approve any matters under this Agreement or in its capacity as a Class A Member, Principal Member or Manager, nor be included in determining whether there is a Majority Approval of the Board or Supermajority Approval; provided further, that a Foreclosure Transferee may become a Substituted Member with respect to the Membership Interest Disposed in the Foreclosure Disposition if such Foreclosure Transferee is admitted to the Company as a Substituted Member pursuant to the unanimous written consent of the other Members.  Any Foreclosure Disposition shall be subject to, and any Membership Interests Transferred pursuant to a Foreclosure Disposition shall continue to be subject to, as applicable, this Article IX.  For the avoidance of doubt, notwithstanding any other provision set forth in this Agreement, no pledgee or secured party in a Permitted Pledge Disposition shall be entitled to vote, consent to or approve any matters under this Agreement, or appoint (or direct the vote, consent or approval of) any Manager.  For the avoidance of doubt, notwithstanding any other provision set forth in this Agreement, the pledgee or secured party in a Permitted Pledge Disposition shall be entitled to assert the validity of its pledge in any proceeding in which the Company is a party.

(f)                                   Notwithstanding anything else in this Agreement to the contrary, until the earlier of (i) the date that is thirty (30) Days following the Effective Date and (ii) the Design and Development Completion Date, Kinder Morgan shall have the right to cause the Company to (and to control the Company and to cause the Company to take such actions as may be reasonably necessary to) issue Class A Units to any one or more Approved Additional Initial

Member(s) such that, following such issuance, any such Approved Additional Initial Member(s) hold, in the aggregate together with any other such Approved Additional Initial Members, up to 2% of the Class A Units outstanding immediately following such issuance; provided, that (A) such issuance shall be for a price per Class A Unit received by the Company that is no less than an amount equal to the quotient obtained by taking (x) the aggregate amount, in dollars, paid by each Class A Member for all of the Class A Units held by the Class A Members immediately prior to such issuance divided by (y) the aggregate number of Class A Units held by all such Class A Members immediately prior to such issuance, (B) any such Approved Additional Initial Member(s) shall comply with the requirements of Section 9.1(c) as if such Approved Additional Initial Member(s) received such Class A Units in a Disposition, (C) any such Approved Additional Initial Member(s) shall otherwise acquire such Class A Units on terms that are generally no more favorable in the aggregate to such Approved Additional Initial Member than those upon which the Principal Members acquired their Class A Units prior to such issuance and (D) any such Approved Additional Initial Members shall not be granted Principal Member status without Supermajority Approval.  Each Member agrees to cooperate with Kinder Morgan and to take all actions reasonably requested by Kinder Morgan (and to cause each Manager appointed to the Board by such Member to cooperate with Kinder Morgan and to take all actions reasonably requested by Kinder Morgan) as may be necessary or advisable in order to consummate the issuances contemplated by this Section 9.1(f).  For the avoidance of doubt, each Member hereby agrees and acknowledges that Sections 5.11 and 7.7(a)(vi) and (vii) shall not apply to any issuances of Class A Units pursuant to this Section 9.1(f).

9.2                               Rights of First Offer.

(a)                                 If any Class A Member proposes to Dispose of all or any portion of its Class A Units (the “Offered Membership Interests”), other than (i) in a Permitted Disposition, (ii) as a Tag Offeree pursuant to Section 9.3 or (iii) as a Dragging Member pursuant to Section 9.4, such Class A Member (the “Disposing Member”), shall first give written notice (the “Offering Notice”) to the Company stating its bona fide intention to Dispose of such Offered Membership Interests, including a description of all material terms, including the aggregate price (the “ROFO Price”), of such intended Disposition.  The Offering Notice shall constitute an irrevocable and binding written offer (the “Qualifying Offer”) to sell all, but not less than all, of the Offered Membership Interests to the Class A Members other than the Disposing Member (the “Non-Disposing Members”) at the ROFO Price and on the offer terms specified in the Qualifying Offer.  The Company shall provide written copies of the Offering Notice to each of the Non-Disposing Members within five (5) Days after the Company’s receipt of the Offering Notice.

(b)                                 Each Non-Disposing Member shall have the right to elect (which election shall be irrevocable) within twenty (20) Days after the date the Offering Notice is received by the Company (the “Sale Period”) to purchase up to such Non-Disposing Member’s Pro Rata portion (based upon the relative number of Class A Units owned by such Non-Disposing Member to the Class A Units then outstanding owned by all other Non-Disposing Members at such time) of the Offered Membership Interests at the price and on the terms and conditions set forth in the Qualifying Offer by delivery of a written notice to the Disposing Member and the Company (the “ROFO Acceptance”).  The ROFO Acceptance will be binding on and enforceable against each Non-Disposing Member with respect to the purchase and sale of all of such Offered Membership

Interests at the price and on the terms and conditions set forth in the Offering Notice.  The ROFO Price shall be payable in cash at the closing of the sale of the Offered Membership Interests.

(c)                                  If the Non-Disposing Members have in the aggregate elected to purchase some but less than all of the Offered Membership Interests, the Company shall give each of those Non-Disposing Members, if any, who elected to purchase all of the Offered Membership Interests which were available to be purchased by them pursuant to Section 9.2(b) (each, a “Fully Subscribed Non-Disposing Member”), a notice within two (2) Business Days of the expiry of the Sale Period of the number of additional Offered Membership Interests available to be purchased (the “Remaining Offered Membership Interests”).  Each Fully Subscribed Non-Disposing Member may elect (which election shall be irrevocable) to purchase up to its Pro Rata portion (based upon the relative number of Membership Interests owned by such Non-Disposing Member to the Membership Interests owned by all other Non-Disposing Members at such time) of the Remaining Offered Membership Interests by delivery to the Company of a written notice (the “Second ROFO Acceptance”) within seven (7) Business Days following the date of the Company’s notice of the Remaining Offered Membership Interests (the “Second Sale Period”).  In anticipation of the contingency that not all of the Remaining Offered Membership Interests are elected to be purchased pursuant to the preceding sentence (any such Remaining Offered Membership Interests not elected to be purchased, the “Additional Remaining Offered Membership Interests”), each Fully Subscribed Non-Disposing Member may also elect prior to the expiry of the Second Sale Period (which election shall be made concurrently and on the same form as the election in the previous sentence, and in any event shall be irrevocable) to purchase up to all of the Additional Remaining Offered Membership Interests; provided, that the Class A Members shall, as much as reasonably practicable, consult with each other and coordinate the exercise of rights such that all Remaining Offered Membership Interests and Additional Remaining Offered Membership Interests are elected to be purchased and each shall use all reasonable efforts to inform the others of the actions it will take at least three (3) Business Days in advance of the expiration of the Second Sale Period and to inform each other as promptly as practicable of any change of intention made thereafter, but prior to the expiration of the Second Sale Period.  To the extent that there are Remaining Offered Membership Interests and the Fully Subscribed Non-Disposing Members have, in the aggregate, elected to purchase more of the Remaining Offered Membership Interests than are available, such Remaining Offered Membership Interests shall be apportioned Pro Rata amongst the Fully Subscribed Non-Disposing Members who have elected to purchase Remaining Offered Membership Interests (determined based on the ratio of the number of Class A Units owned by each such Fully Subscribed Non-Disposing Member who has elected to purchase more than its Pro Rata portion of Remaining Offered Membership Interests to the aggregate number of Class A Units then outstanding held by all such Fully Subscribed Non-Disposing Members who have elected to purchase more than their Pro Rata portion of the Remaining Offered Membership Interests).

(d)                                 Provided that all ROFO Acceptances and all Second ROFO Acceptances, collectively, constitute an offer to purchase all of the Offered Membership Interests, then within thirty (30) Days of receipt of the ROFO Acceptances and the Second ROFO Acceptances, as the case may be, each of the Fully Subscribed Non-Disposing Members shall deliver to the Disposing Member (by certified check or wire transfer in immediately available funds to an account specified by the Disposing Member) the purchase price of such Offered Membership Interests to be purchased by each such Fully Subscribed Non-Disposing Member, and the

Disposing Member and such Fully Subscribed Non-Disposing Members shall enter into and deliver such instruments of transfer and assumption as may be reasonably necessary to effect the sale of such Offered Membership Interests to the Fully Subscribed Non-Disposing Members (it being understood and agreed that except as otherwise agreed by the Disposing Member in its sole discretion, the closing of the sale of the Offered Membership Interests shall occur substantially concurrently and pursuant to substantially similar instruments of transfer, which shall not include any representations, warranties or indemnities other than those relating to title, authorization and similar matters with respect to the Offered Membership Interests and such sale).  If the approval of any Governmental Authority is required in connection with any such purchase of Offered Membership Interests and such approval of a Governmental Authority has not been completed or obtained on or prior to the date scheduled for closing, the closing of the purchase of all Offered Membership Interests shall take place on the third Business Day after such approval of a Governmental Authority has been completed or obtained.  The Disposing Member and each Fully Subscribed Non-Disposing Member shall use reasonable efforts to complete or obtain any such required approval of a Governmental Authority; provided, however, that neither the Disposing Member nor any Fully Subscribed Non-Disposing Member shall be required to agree to any divestiture or operational constraint or pay any material amount of money (other than the filing fee payable in connection with any notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or in connection with any notification or filing under any foreign competition laws which shall be paid by such Fully Subscribed Non-Disposing Member) as a condition of obtaining such approval of a Governmental Authority.   If each of the Disposing Member and each Fully Subscribed Non-Disposing Member has acted in good faith to complete or obtain any such required approval of a Governmental Authority and such approval of a Governmental Authority has not been completed or obtained on or before the date which is ninety (90) Days after receipt by the Disposing Member of the ROFO Acceptance or the Second ROFO Acceptance, as the case may be, the proposed sale of Offered Membership Interests subject to such required approval of a Governmental Authority shall be cancelled with respect to each Fully Subscribed Non-Disposing Member subject to such required approval of the Governmental Authority and, for all purposes, each such Fully Subscribed Non-Disposing Member shall be deemed to have elected not to purchase such Offered Membership Interests pursuant to this Section 9.2, and the provisions of Section 9.2(c) shall apply anew with respect to such Offered Membership Interests; provided, that if a Second ROFO Acceptance is not received with respect to such Offered Membership Interests pursuant to Section 9.2(c) or all of the Offered Membership Interests are subject to such required approval of a Governmental Authority, the Disposing Member shall be free to Dispose of the Offered Membership Interests in accordance with this Section 9.2 as if the Non-Disposing Members had elected not to purchase all of the Offered Membership Interests and the Second Sale Period had ended as of the later of such ninety (90) Day date or the expiration of any Second Sale Period relating to such Offered Membership Interests contemplated by this Section 9.2(d).

(e)                                  Subject to Section 9.3, if the Non-Disposing Members have not collectively elected to purchase all of the Offered Membership Interests prior to the expiry of the Sale Period or the Second Sale Period, as the case may be, the Disposing Member shall have the right to Dispose of the Offered Membership Interests specified in the Offering Notice in accordance with this Section 9.2(e) to a Third Party for a period of one hundred ninety five (195) Days from the end of the latter of the Sale Period and, if applicable, the Second Sale Period (the

“ROFO Period”); provided, that the price paid in such sale shall be not less than one hundred percent (100%) of the ROFO Price specified in the Offering Notice and shall otherwise not be on terms (other than with respect to representations, warranties and indemnification to the extent relating to the business and operation of, and other matters relating to, the Company) materially more favorable to the transferee than those set forth in the Offering Notice.  Upon consummation of the purchase and sale of such Offered Membership Interests, the transferee or transferees of such Offered Membership Interests shall agree in writing to be bound by the terms of this Agreement and to assume and agree to discharge any and all obligations of the Disposing Member hereunder.  If the Disposing Member does not Dispose of the applicable Offered Membership Interests before the end of the ROFO Period, such Disposing Member may not sell any Offered Membership Interests without complying with this Section 9.2.

(f)                                   The closing of the transactions contemplated by this Section 9.2 shall occur at the principal place of business of the Company unless otherwise agreed to in writing by the parties to such transaction.

(g)                                  The Class B Units will be subject to a right of first offer and a right of first refusal in favor of each of the Class A Members.  If a Class B Member desires to sell his or its Class B Units, such Class B Units shall first be offered to the holders of the Class A Units in proportion to the number of Class A Units held by each Class A Member relative to the total number of Class A Units then outstanding.  Such offer shall be held open for forty-five (45) Days.  If an agreement is not reached within the allotted forty-five (45) Day period with those Class A Members who elect to participate in such purchase of the Class B Units, then the holder of such Class B Units may pursue a sale of such Class B Units to a Third Party during the succeeding one hundred twenty (120) Day period, provided that the holder of such Class B Units shall not sell any of such Class B Units to a Third Party without first complying with the terms of the next sentence.  If the holder of the Class B Units intends to sell any of such Class B Units to a Third Party, then the Class B Units must first be offered to the holders of the Class A Units at the same price and on the same terms as those offered to the unrelated Third Party in proportion to the number of Class A Units held by each Class A Member relative to the total number of Class A Units then outstanding.  If a Class A Member elects not to exercise its right of first offer or its right of first refusal, the other Class A Members shall have the right to purchase such Class B Units in proportion to their number of Class A Units owned relative to all Class A Units then outstanding owned by Class A Members who desire to purchase additional Class B Units.  In the event a Class B Member transfers any of its Class B Units, that Class B Member must transfer all of its Class B Units.  If an agreement is not entered into within the allotted one hundred twenty (120) Day period, then the right of first offer process set forth in this Section 9.2(g) must begin again for an additional period of forty-five (45) Days.

(h)                                 If a Member is dissolved and wound up (unless the sole distributee of the Member’s Membership Interest is an Affiliate of the Member), the affected Member shall be obligated to notify the other Members in writing (and such notice shall be deemed to be the Offering Notice) and all of the Membership Interests owned by such Member and its Affiliates shall be deemed to be the subject of a proposed Disposition and, therefore, an Offered Membership Interest under Section 9.2(a) at a price equal to the Fair Market Value of such Membership Interest.

(i)                                     If a Member, subject to a vote to the contrary by Majority Approval of the Class A Members (excluding therefrom the affected Member), becomes a Bankrupt Member, the affected Member shall be obligated to notify the other Members in writing (and such notice shall be deemed to be the Offering Notice) and all of the Membership Interests owned by such Member and its Affiliates shall be deemed to be the subject of a proposed Disposition and, therefore, an Offered Membership Interest under Section 9.2(a) at a price equal to the Fair Market Value of such Membership Interest.

(j)                                    Whenever the Fair Market Value of a Membership Interest is to be determined under Section 9.2, the Fair Market Value shall be determined as of the last Day of the calendar month immediately preceding the occurrence of the Disposition or other Triggering Event, as applicable (the “Determination Date”); provided, however, that for purposes of determining the purchase price for the Offered Membership Interest, the Fair Market Value shall be reduced by any distributions made to the Disposing Member attributable to the Offered Membership Interest and any Priority Interests owed to another Member, and increased by any Capital Contributions made by the Disposing Member attributable to the Offered Membership Interest, occurring during the time period between the Determination Date and the closing of the purchase and sale.

(k)                                 Whenever an option arises as a result of a deemed transfer under Sections 9.2(h) or (i), the option period shall begin upon the occurrence of the event constituting the deemed transfer and shall continue until the end of the stated period following the giving of the notification to the other Members referenced in the applicable provision of Sections 9.2(h) or (i).

9.3                               Tag-Along Rights.

(a)                                 If any holder of Class A Units (each, a “Tag Offeror”) desires to Dispose of all or any portion of its Class A Units to one or more Third Parties (each, a “Tag Transferee”) pursuant to a Disposition that is not a Permitted Disposition such that, immediately following such Disposition, such Tag Transferee would hold fifty percent (50%) or more of the Class A Units then outstanding (a “Tag-Along Transaction”), then such Tag Offeror(s) shall offer to include the Membership Interests held by each other Class A Member (each, a “Tag Offeree”) in such proposed Tag-Along Transaction in accordance with this Section 9.3.  For the avoidance of doubt, a proposed Disposition by the Tag Offeror described above shall constitute a Disposition covered by Section 9.2 and the waiver or failure of a Tag Offeree to exercise its rights under Section 9.2, if applicable, shall not preclude such Tag Offeree from exercising its rights under this Section 9.3.

(b)                                 The Tag Offerors shall send written notice of such Tag-Along Transaction (the “Tag Notice”) to each Tag Offeree.  In the event that the terms and/or conditions set forth in the Tag Notice are thereafter amended in any material respect, the Tag Offeror shall give written notice (an “Amended Tag Notice”) of the amended terms and conditions of the proposed Disposition to each Tag Offeree and the Company.  Each Tag Notice and Amended Tag Notice shall set forth: (i) the name of the Tag Transferee and the amount of Membership Interests proposed to be purchased by such Tag Transferee; (ii) the proposed amount and type of consideration and the material terms and conditions of payment offered by the Tag Transferee;

and (iii) a summary of any other material terms of the Tag-Along Transaction.  Upon the delivery of a Tag Notice, no further Dispositions of Membership Interests by any Member shall be permitted (including pursuant to a Permitted Disposition) until such Tag Notice is withdrawn or the Tag-Along Transaction is consummated.

(c)                                  Each Tag Offeree shall have the right (an “Inclusion Right”), exercisable by delivery of notice to the Tag Offerors at any time prior to the later of (i) ten (10) Days after the end of the Second Sale Period under Section 9.2 or (ii) ten (10) Days after receipt of the Tag Notice to sell pursuant to such Tag-Along Transaction any Class A Units and other Membership Interests (provided that such other Membership Interests may only be included if a Tag Offeree disposes of all of the Class A Units held by it and its Affiliates) requested to be included by such Tag Offeree.  The proposed Tag Transferee shall be obligated to purchase all such Class A Units requested to be included by the exercising Tag Offerees pursuant to the proposed Tag-Along Transaction or the proposed Tag Transferee shall not be permitted to consummate the proposed Tag-Along Transaction.  The aggregate purchase price payable for the Membership Interests purchased by the Tag Transferee will be allocated, paid and distributed among the Members participating in such Tag-Along Transaction in accordance with the Hypothetical Value of each such Member’s Membership Interests.  To the extent that the Members provide any indemnification or otherwise assume any other post-closing liabilities in connection with the Tag-Along Transaction, the participating Members shall do so severally and not jointly (and on a Pro Rata basis in accordance with the Membership Interests being sold by each, except with respect to the representations and warranties described in the following sentence) and their respective potential liability thereunder shall not exceed the proceeds received as consideration for their respective Membership Interests.  To the extent the Members make representations and warranties in connection with a Tag-Along Transaction relating to title to the Membership Interests conveyed (free and clear of all liens and encumbrances), due authorization, legal authority and capacity to Dispose of their Membership Interests and non-contravention of other agreements to which such Member is a party, any indemnification or other post-closing liabilities related to such representations and warranties shall be specific to the Member making such representations and warranties.

9.4                               Drag-Along Rights.

(a)                                 If one or more Class A Members (each such Class A Member in its capacity as such, the “Dragging Member”) and its or their respective Affiliates hold a Class A Equity Percentage Interest of at least eighty percent (80%) and the Dragging Members desire to sell all of the Class A Units held by such Dragging Members and their respective Affiliates pursuant to a sale to a Third Party that is not an Affiliate of any such Dragging Member (a “Drag-Along Transferee”), such Dragging Member may require each other Member (each, a “Required Seller”) to sell all of their Membership Interests in the Company, subject to reasonable allowances (applied Pro Rata to the Dragging Members and each Required Seller based on the relative Equity Percentage Interests of the Dragging Members and each Required Seller) for the “roll-over” of equity required by the Drag-Along Transferee, in a bona fide arm’s length transaction or series of transactions, including pursuant to a merger, equity purchase, tender offer, business combination, asset sale contemplated by Section 9.4(d) or otherwise (such transaction or series of related transactions, a “Drag Sale”) at the purchase price and upon the terms set forth in the Drag-Along Notice (or Amended Drag-Along Notice) described below;

provided, that, notwithstanding the foregoing provisions with respect to allowances for the “roll-over” of equity required by the Drag-Along Transferee, each Required Seller may, in its sole discretion, require that 100% of its Membership Interests be sold in connection with any Drag Sale.  In connection with a Drag Sale, the Dragging Members may also require each Required Seller to vote in favor of such Drag Sale or act by written consent approving the same with respect to all Membership Interests owned by such Required Seller, as necessary or desirable to approve and consummate the Drag Sale.  The consummation of a Drag Sale by any Dragging Members shall be subject to the sole discretion of such Dragging Members, who shall have no liability or obligation whatsoever (other than compliance with this Section 9.4) to any Required Sellers participating therein in connection with such Required Sellers’ Disposition of Membership Interests.

(b)                                 Two (2) Business Days after being instructed to do so by any Dragging Member, the Company shall provide written notice (the “Drag-Along Notice”) of a Drag Sale to each Required Seller.  In the event that the terms and/or conditions set forth in the Drag-Along Notice are thereafter amended in any material respect, the Dragging Members shall give written notice (an “Amended Drag-Along Notice”) of the amended terms and conditions of the proposed Disposition to each Required Seller and the Company.  Each Drag-Along Notice and Amended Drag-Along Notice shall set forth: (i) the name of the Drag-Along Transferee and the amount of Membership Interests proposed to be purchased by such Drag-Along Transferee; (ii) the proposed amount and type of consideration and the material terms and conditions of payment offered by the Drag-Along Transferee; and (iii) a summary of any other material terms of the Drag Sale.  Upon the delivery of a Drag-Along Notice, no further Dispositions of Membership Interests by any Member shall be permitted (including pursuant to a Permitted Disposition) until such Drag-Along Notice is withdrawn or the Drag Sale is consummated.

(c)                                  All Dispositions of Membership Interests to the Drag-Along Transferee pursuant to this Section 9.4 shall be consummated simultaneously at the offices of the Company,  on the later of (i) a Business Day not less than twenty (20) nor more than ninety (90) Days after the Drag-Along Notice is received by such Required Sellers and the Company or (ii) five (5) Business Days following receipt of all material approvals, including approvals of Governmental Authorities and any approval of any party to any material agreement of the Company.  The aggregate purchase price payable for the Membership Interests purchased by the Drag-Along Transferee (the “Drag Consideration”) will be allocated, paid and distributed among the Members participating in such Drag Sale in accordance with the Hypothetical Value of each such Member’s Membership Interests; provided, that (i) if any Dragging Member is granted the right to designate any manager(s) or director(s) in connection with such sale, the Required Sellers shall not receive any portion of such right, and (ii) if any of the consideration is in a form other than cash, the consideration payable to the Required Sellers shall, if requested by the Required Sellers, consist solely of cash with the same Fair Market Value as the non-cash consideration.  To the extent that the Members provide any indemnification or otherwise assume any other post-closing liabilities in connection with the Drag Sale, each of the Dragging Members and the Required Sellers shall do so severally and not jointly (and on a Pro Rata basis in accordance with the Membership Interests being sold by each, except with respect to the representations and warranties described in the following sentence) and their respective potential liability thereunder shall not exceed the proceeds received as consideration for their respective Membership Interests.  Each Required Seller shall give customary representations and warranties in connection with a Drag Sale relating to title to the Membership Interests conveyed (free and clear of all liens and encumbrances), due authorization, legal authority and capacity to Dispose of their Membership Interests and non-contravention of other agreements to which such Required Seller is a party.  Any indemnification or other post-closing liabilities related to such representations and warranties shall be specific to the Required Seller making such representations and warranties.  No Required Seller shall be required to enter into any non-competition agreement pursuant to a Drag Sale.  Each Required Seller shall be required to enter into any instrument, undertaking or obligation necessary or reasonably requested and deliver all documents necessary or reasonably requested in connection with such Disposition in connection with this Section 9.4.

(d)                                 Each Required Seller shall be required to sell its Membership Interests pursuant to a Drag Sale free and clear of all liens and encumbrances.  In connection with a Drag Sale, each Member subject thereto will also (A) consent to and raise no objections against the Drag Sale or the process pursuant to which the Drag Sale was arranged, (B) waive any dissenter’s rights and other similar rights, (C) take all actions reasonably required or desirable or requested by the Dragging Members to consummate such Drag Sale, (D) comply with the terms of the documentation relating to such Drag Sale and (E) use commercially reasonable efforts to cause any Manager designated to the Board by such Member to facilitate and take, and cause the Company to facilitate and take, the actions described in the foregoing clauses (A) through (D).  Notwithstanding anything in Section 9.4(a) to the contrary, if desirable to the Dragging Members and Drag-Along Transferee, in lieu of a transfer of Membership Interests, the Drag Sale may be exercised to cause a sale of all or substantially all of the assets of the Company, so long as it would have substantially the same economic effect to the Required Sellers as a substantially similar Drag Sale involving a transfer of Membership Interests.

(e)                                  The Company will pay the reasonable fees and expenses of legal counsel (and such local counsel as may be appropriate) for each Dragging Member in connection with any Disposition pursuant to this Section 9.4 (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise).

9.5                               Admission of Substituted Members.  Except as otherwise set forth in Section 5.11(e), Transferees of a Membership Interest will not become a Substituted Member without Supermajority Approval, unless, except as otherwise set forth in Section 5.11(e), the Transferee acquired its Membership Interests in a Permitted Disposition or otherwise in compliance with the provisions of this Article IX, in which case the Transferee shall automatically become a Substituted Member so long as the Transferee pays the Company all unpaid Capital Contribution obligations of its transferor attributable to the transferred Membership Interests, agrees to assume the transferor’s obligations to make any future required Capital Contributions, executes a counterpart of this Agreement and otherwise complies with Section 9.1 hereof.  Substituted Members shall have all of the rights and obligations of Members.

9.6                               Admission of Additional Members.  Subject to compliance with Section 5.10, an Additional Member (which shall not include a Substituted Member resulting from a Permitted Disposition or a Disposition otherwise in compliance with the provisions of this Article IX) may be admitted into the Company only upon Supermajority Approval, including in such approval the additional Member’s required Capital Contribution and number of Membership Interests held, and execution of a counterpart of this Agreement by the Additional Member.  Each Additional Member shall provide the Company with an express statement of such Additional Member’s agreement to ratify, adopt and be bound by all of the terms and provisions of this Agreement, as the same may have been amended from time to time, in a form reasonably acceptable to a Supermajority Approval.  Additional Members shall have all of the rights and obligations of Members.

9.7                               Withdrawal.  No Member has the right or power to withdraw from the Company and, no Member shall withdraw from the Company, without the approval of Managers appointed by one or more Class A Member(s) holding at least seventy-five percent (75%) of the Class A Units then outstanding not held by such Member or its Affiliates, other than pursuant to: (i) any redemption of a Member’s Membership Interests pursuant to Section 5.11; (ii) a Disposition to a Substituted Member in accordance with this Article IX; (iii) with respect to a Class B Member, the redemption of such Class B Member’s Class B Units pursuant to Section 4.3(c)(iii); or (iv) a Liquidating Event in accordance with Section 10.1.  Notwithstanding the foregoing, except in the case of a withdrawal in connection with the redemption of a Member’s interest pursuant to Section 5.11, no Member has the right or power to withdraw from the Company, and no Member shall (without Supermajority Approval) withdraw from the Company, until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

9.8                               Effective Date of Dispositions.  In the event a Disposition of a Membership Interest is consummated in accordance with this Article IX, such Disposition will be recognized for the purpose of distributions and allocations as of the date on which such Disposition became effective, provided that the Company shall have been given a copy of all documents or instruments executed in connection with such Disposition.  Notwithstanding any assumption of liabilities by a Transferee, the Disposing Member shall not be released from its obligations under this Agreement or otherwise with respect to the Company unless expressly so provided in this Agreement.  The Company shall be entitled to treat the record owner of a Membership Interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such record owner until such time as the Disposition of such Membership Interest has become effective on the books of the Company.

9.9                               Withholding of Distributions.  From the date of the receipt of any instrument relating to Disposition of a Membership Interest or at any time if the Board is reasonably in doubt as to the Person entitled to receive distributions in respect of such Membership Interest, the Board may withhold any such distributions until the Disposition is completed or abandoned or the dispute is resolved.

9.10                        Disposed Membership Interests.  Unless otherwise agreed by the transferor and the Transferee, each item of income, gain, expense, loss, deduction or credit allocable to any Membership Interest which may have been transferred during any year shall, if permitted by Law, be allocated between the transferor and Transferee of such Membership Interest based on a closing of the books as of the date of Disposition.  The Transferee shall receive credit for the portion of the transferor’s Capital Contributions allocable to the transferred Membership Interest for the purposes of calculating the transferor’s and Transferee’s respective number of Membership Interests.

9.11                        Compliance with Securities Laws.  In addition to the restrictions on Disposition of the Membership Interests contained in this Agreement, no Disposition of any Membership Interest shall be made by or on behalf of any Member unless the Membership Interests are registered under the Securities Act, pursuant to an effective registration statement which contemplates the proposed Dispositions and complies with the then applicable regulations, rules and administrative procedures and practices of the Securities and Exchange Commission, and are registered or qualified in accordance with any applicable state securities laws, regulations, rules and administrative procedures and practices, or except as otherwise agreed by Majority Approval of the Class A Members that are not making the proposed Disposition, unless the Company has received the written opinion of counsel in a form reasonably satisfactory to its legal counsel that the proposed Disposition is exempt from registration under applicable securities laws.

ARTICLE X.
DISSOLUTION AND TERMINATION

10.1                        Dissolution.  The Company shall be dissolved and its affairs shall be wound up in accordance with Section 10.2 upon the occurrence of any of the following (“Liquidating Events”):

(a)                                 the end of the term of the Company, if any, stated in the Certificate of Formation;

(b)                                 the unanimous consent of the Members to dissolve the Company;

(c)                                  the sale or other disposition of all or substantially all of the Company assets and the receipt of all proceeds therefor;

(d)                                 a Bankruptcy Event;

(e)                                  the occurrence of any other event which causes a dissolution of the Company under the Act, unless the remaining Member or Members vote to continue the Company within the time period provided in the Act or, if no such period is provided, within ninety (90) Days after the occurrence of the event;

(f)                                   the failure of the Principal Member Phase I Initiator to elect to cause the Company to redeem any Withdrawing Principal Member’s Class A Units in accordance with Section 5.2(b)(i), unless the Principal Members otherwise mutually agree in writing as provided in Section 5.2(b)(i) (it being understood and agreed, for the avoidance of doubt, that any Liquidating Event pursuant to this Section 10.1(f) shall not occur until the expiration of the time period provided in Section 5.2(b)(i) to reach any such agreement); or

(g)                                  upon the expiration of the Design and Development Outside Date Discussion Period if the Design and Development Completion Date has not occurred by the Design and Development Outside Date unless the Principal Members otherwise mutually agree in writing as provided in Section 5.12 during the Design and Development Outside Date Discussion Period.

Notwithstanding the foregoing, it is expressly agreed and provided that the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be wound up or dissolved, and upon the occurrence of any such event, the Company shall be continued without winding up or dissolution.

10.2                        Winding Up, Liquidation and Distribution of Assets.

(a)                                 Upon the dissolution of the Company because of an occurrence of any of the events described in Section 10.1, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets to the Members pursuant to the provisions of this Article X.  Upon the occurrence of an event requiring dissolution and unless the Board decides otherwise by Supermajority Approval, the Board shall act as the liquidator (“Liquidating Trustee”).  The Liquidating Trustee shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein, subject to the same restrictions under Section 6.4, and under the Act.  The costs of the winding up shall be borne by the Company.

(b)                                 Upon dissolution of the Company, the Liquidating Trustee shall sell the assets of the Company at the best price available and shall retain the services of an investment banking firm with mergers and acquisition experience in the energy sector to establish and conduct an auction of the Company or its assets as a whole.  The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof.  If any assets are sold or otherwise liquidated for value, the Liquidating Trustee shall proceed as promptly as practicable in a commercially reasonable manner to implement the procedures of this Section 10.2.  If any assets are to be distributed in kind, the Fair Market Value of such assets shall be determined in accordance with Section 7.9, and each Member’s Capital Account shall be charged or credited, as the case may be, as if such asset had been sold for cash at such Fair Market Value and the net gain or net loss recognized thereby had been allocated to and among the Members in accordance with Article VI.

(c)                                  All assets of the Company shall be applied and distributed by the Liquidating Trustee in the following order:

(i)                                     first, to the creditors of the Company (including any Member who has made a loan that remains outstanding) other than liabilities to Members on account of their Capital Contributions or on account of a Member’s withdrawal from the Company or pursuant to a withdrawal of capital;

(ii)                                  second, to setting up the reserves that the Liquidating Trustee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company; and

(iii)                               third, to the Members in accordance with, and to the extent of, the positive balances of their Capital Accounts (after all adjustments to such Capital Accounts have been made for such taxable year, including to reflect any Profits or Losses to be allocated to the Members in connection with the dissolution and liquidation of the Company), subject to the rights of a Priority Member under Section 5.3(e) to receive certain distributions in respect of its Priority Interest that would otherwise be distributed to a Non-Fully Contributing Member.

10.3                        Certificate of Cancellation.  When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, a Certificate of Cancellation shall be executed and filed with the Secretary of State of the State of Delaware in accordance with the Act (“Certificate of Cancellation”).

10.4                        Return of Contribution; Nonrecourse Against Other Members.  Except as provided by Law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions.  If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the Capital Contributions of one or more Members, such Member or Members shall have no recourse against any other Member.  No Member shall be required to contribute any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

10.5                        Liquidation Trust.  In the discretion of the Liquidating Trustee, a Pro Rata portion (according to the amount of the distributions) of the distributions that would otherwise be made to the Members may be:

(a)                                 Distributed to a trust established for the benefit of the Members for the purposes of paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidating Trustee, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement; or

(b)                                 Withheld to provide a reasonable reserve for the Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

ARTICLE XI.
DISPUTE RESOLUTION

11.1                        Dispute Resolution.  It is the policy of the Members to avoid Disputes, if possible, and in the event a Dispute should occur, to resolve the Dispute in a peaceable and expeditious manner.  In keeping with this policy and to avoid the time and expense involved in lengthy litigation, the Members agree to use their good faith efforts to negotiate and resolve any Dispute arising hereunder through negotiation and mediation prior to the commencement of any binding arbitration.  In furtherance thereof, the Members agree:

(a)                                 In the event of any Dispute, the disputing Members will first endeavor, in good faith, to promptly resolve the Dispute through informal negotiation.  If the disputing

Members are unable to resolve the Dispute through informal negotiation, any disputing Member may request resolution by senior executive-level negotiations by the disputing Members.

(b)                                 If the disputing Members are unable to resolve such Dispute within a thirty (30) Day period after senior executive-level negotiations are requested (or within such extended period of time as the disputing Members shall agree upon in writing), the disputing Members will then submit the disputed matters to mediation in accordance with the following terms:

(i)                                     the disputing Members will have five (5) Business Days from the end of such thirty (30) Day (or longer if jointly extended) period to submit to each other a written list of acceptable qualified mediators not affiliated with any of the disputing Members.  Within ten (10) Business Days from the date of receipt of such list, the disputing Members shall attempt to agree on a mediator.  If no mediator has been selected under this procedure, any disputing Member can request the Houston, Texas office of the American Arbitration Association to supply a list of potential qualified mediators.  Within five (5) Business Days of receipt of the list, the Members shall rank the proposed mediators in numerical order of preference, shall simultaneously exchange such list and shall select as the mediator the individual receiving the highest combined ranking.  If such mediator is not available to serve, they shall proceed to contact the mediator who was next highest in ranking until they are able to select a mediator.  Mediation, as that term is used herein, means a forum in which the mediator conducts a non-binding conference to facilitate communication between the Members to promote a voluntary settlement of their dispute.  The mediator will assist the Members in evaluating the Dispute and in reaching a reasonable settlement, but the mediator will not impose a judgment on the issues or attempt to coerce the Members to make a settlement.  In preparing for the mediation session, the Members agree to file pre-hearing position papers and to cooperate with the mediator in employing such expert witnesses or facilitators as the Members and the mediators may agree are appropriate.

(ii)                                  All mediation procedures conducted pursuant to this Agreement will be confidential and subject to the provisions of applicable state or federal Law.  Therefore, no stenographic or other record shall be made in any such Proceeding except that the Members may enter into a memorandum of understanding setting forth the elements of any settlement reached.

(iii)                               The disputing Members agree to participate in the mediation procedure to its conclusion.  The mediation shall be terminated (A) by the execution of a settlement agreement by the Members, (B) by a declaration of the mediator that the mediation is terminated, or (C) by a written declaration of a Member to the effect that the mediation process is terminated at the conclusion of at least one full Day’s mediation session.  Even if the mediation is terminated without a resolution of the Dispute, the disputing Members agree not to terminate negotiations and not to commence any legal action or seek other remedies prior to the expiration of five (5) Days following the termination of the mediation.

(c)                                  If the disputing Members are unable to resolve the Dispute by mediation as set forth above, and the Dispute is an Arbitrable Dispute, any of the disputing Members may then submit the Arbitrable Dispute to arbitration in accordance with the following terms:

(i)                                     The arbitration will be conducted by a sole arbitrator in the city of Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) effective as of the commencement of the arbitration except as such Rules may be modified as provided herein.

(ii)                                  The disputing Members will have five (5) Business Days from the termination of mediation under Section 11.1(b) (or longer if jointly extended) period to submit to each other a written list of acceptable qualified arbitrators not affiliated with any of the disputing Members.  Within ten (10) Business Days from the date of receipt of such list, the disputing Members shall attempt to agree on an arbitrator.  If no arbitrator has been selected under this procedure, the arbitrator will be chosen in accordance with the Rules.

(iii)                               The arbitrator shall permit such discovery of documents as he shall determine is appropriate in the circumstances, taking into account the needs of the disputing Members and the desirability of making discovery expeditious and cost-effective.  The arbitrator shall also permit the exchange of lists of exhibits and witnesses in advance of the hearing.  The arbitrator shall not award any remedy or relief that includes Consequential Damages.

(iv)                              The decision of such arbitrator shall be final, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof.  The arbitrator shall have no power to waive, alter, amend, revoke or suspend any of the provisions of this Agreement, provided, however, that the arbitrator shall have the power to decide all questions with respect to the interpretation and validity of this Section 11.1.

(d)                                 For purposes of this Section 11.1, Members who are Affiliates shall be considered one and the same disputing Member.

(e)                                  Subject to and not in any way limiting this Section 11.1, each of the Members irrevocably consents and submits to the exclusive jurisdiction in any action brought in connection with this Agreement in the United States District Court for the Southern District of Texas or in the appropriate courts of Houston, Texas if such United States District Court does not have jurisdiction over such action, including, but not limited to, any action to enforce an award rendered pursuant to this Section 11.1.

(f)                                   All fees and costs of any mediation or arbitration will be assessed and paid, in the absence of the disputing Members’ agreement to the contrary, equally by all disputing Members.

(g)                                  Except to the extent required by Law or court or administrative order, no party, mediator, arbitrator, representative, counsel or witness shall disclose or confirm to any Person not present at the negotiation, mediation or arbitration any information about the negotiation, mediation or arbitration Proceeding or hearings, including the names of the parties and the mediators or arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of the hearing or the award made.

Unless otherwise expressly provided in this Agreement, all Arbitrable Disputes not resolved by mediation or other agreement must be resolved through the use of binding arbitration as described above.  Notwithstanding the foregoing, any Member may commence litigation prior to the expiration of any applicable time period described above if litigation could be barred by an applicable statute of limitations or in order to request any equitable relief, including, without limitation, an injunction to prevent irreparable harm.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

12.1                        Notices.  All notices or other communications required or permitted by this Agreement shall be in writing, shall be addressed to the Members at their respective addresses or facsimile number set forth on Exhibit A attached hereto or to such other address or facsimile number as may be specified by a party hereto pursuant to notice given by such party in accordance with the provisions of this Section 12.1, and shall be deemed to have been duly given and received (a) when delivered in person, (b) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or by electronic mail in portable document format (.pdf), if delivery thereof is confirmed to have occurred on a Business Day prior to 5:00 p.m. in the time zone of the receiving Party, otherwise it shall be deemed delivered and received on the next Business Day, or (d) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, to the appropriate Party at the address or facsimile number specified on Exhibit A (or to such other addresses and facsimile numbers as a Party may designate by written notice to each of the other Parties in any manner permitted in this Section 12.1).  Notices to the Company shall be made to the Company at its principal place of business, with a copy of the notice to each Member.

12.2                        Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings of the parties relating to the subject matter hereof.

12.3                        Modifications and Waivers.

(a)                                                         Except as otherwise expressly set forth in this Agreement, neither this Agreement nor the Charter Documents of the Company may be amended without Supermajority Approval; provided, however, that any amendment or modification to a provision of this Agreement that requires the action or approval of a specified percentage of either the Class A Members (or the Managers appointed by the Class A Members) or the Class B Members shall require the consent of the equivalent percentage of the Class A Members (or the Managers appointed by the Class A Members) or the Class B Members, as applicable, then outstanding before such amendment or modification may become effective (other than to the extent that, in the case of a provision requiring the action or approval of a specified percentage of the Class A Members, such specified percentage is lower than the percentage of the Class A Members constituting a Supermajority Approval); provided, further, that during the TransMontaigne

Purchase Right Period, any amendment or modification to Section 5.11(e), this Section 12.3 or Section 12.9, or any other amendment or modification to this Agreement that would have the effect of creating any difference immediately following the exercise of the TransMontaigne Purchase Right between (x) the rights, privileges or obligations of the TransMontaigne Purchase Right Option-holder hereunder or associated with the Purchase Right Units transferred pursuant to the TransMontaigne Purchase Right and (y) the rights, privileges or obligations of the Kinder Morgan Member and its Affiliates (as applicable) hereunder or associated with the Purchase Right Units owned by the Kinder Morgan Member or its Affiliates, in each case, shall require the consent of the TransMontaigne Purchase Right Option-holder, such consent not to be unreasonably withheld, conditioned or delayed.

(b)                                                         In addition to amendments pursuant to Section 12.3(a), amendments of this Agreement may be made from time to time by the Board, without the consent of any of the Members, (i) to delete or add any provision of this Agreement required to be so deleted or added by any state or provincial securities commissioner or similar official, which addition or deletion is deemed by such commission or official to be for the benefit or protection of the Members, (ii) to revise this Agreement as necessary to comply or conform with any revisions in applicable laws, rules and/or regulations governing the Company, (iii) to effect a change that the Board in its sole discretion determines to be necessary or desirable to qualify or continue the qualification of the Company as a limited liability company or as a Person in which the Members have limited liability under the laws of any state or to ensure that the Company will not be taxed as an association taxable as a corporation for federal income tax purposes, and (iv) to reflect the admission of Additional Members or Substituted Members in the Company, and the withdrawal of Members from the Company pursuant to Section 9.7, in accordance with Article IX and any other applicable provisions of this Agreement relating thereto; provided, however, that no amendment shall be adopted pursuant to clauses (i) through (iv) above unless the adoption thereof, in the reasonable opinion of the Board, is for the benefit of or not adverse to the interest of the Members or any Member or, during the TransMontaigne Purchase Right Period, the TransMontaigne Purchase Right Option-holder, and in the opinion of counsel for the Company, does not affect the limited liability of the Members or any Member or the status of the Company as a partnership for federal income tax purposes.  The Board shall promptly notify the Members and the TransMontaigne Purchase Right Option-holder of any amendment adopted pursuant to clauses (i) through (v) of this Section 12.3(b).

(c)                                                          Notwithstanding anything in this Agreement to the contrary: (i) no amendments may be made to any of the rights and privileges of the Class B Units pursuant to this Agreement without the prior written consent of a Majority Approval of the Class B Members who are not Class A Members and no amendment may be made to any other provision of this Agreement which would have the effect of amending or in any way modifying any of the rights and privileges of the Class B Units pursuant to this Agreement without the prior written consent of a Majority Approval of the Class B Members who are not Class A Members; (ii) no transaction or series of transactions may be entered into by the Company, directly or indirectly, which has the effect of amending or in any way modifying any of the rights and privileges of the Class B Units pursuant to this Agreement without the prior written consent of a Majority Approval of the Class B Members who are not Class A Members; (iii) this Agreement may not be amended so as to (A) modify the limited liability of any Member; (B) disproportionately and adversely affect the interest of any Member in any Profits, Losses or distributions or disproportionately and adversely affect any other rights of a Member pursuant to Article VI or disproportionately and adversely affect any Member’s voting rights pursuant to Article VII or (C) restrict the ability of any Member to Dispose of its Membership Interests, in each case of the foregoing clause (A), (B) or (C), without the consent of each such Member.

12.4                        Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable Laws of the jurisdictions in which the Company does business.  If any provision of this Agreement or the application thereof to any person or circumstances is for any reason and to any extent invalid or unenforceable, (a) the remainder of this Agreement and the application of such provision to the other persons or circumstances will not be affected thereby, but rather are to be enforced to the greatest extent permitted by Law and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

12.5                        LIMITATION OF LIABILITY.  THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED FOR IN THIS AGREEMENT SHALL BE THE SOLE AND EXCLUSIVE REMEDIES FOR A PARTY HEREUNDER AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY (INCLUDING WITHOUT LIMITATION ANY COSTS AND EXPENSES OF ENFORCEMENT), SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  NEITHER PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE FOR CONSEQUENTIAL DAMAGES, WHETHER BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE.  THE LIMITATIONS IN THIS SECTION IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES SHALL BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY AND STRICT LIABILITY.  TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

12.6                        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

12.7                        Further Assurances.  Subject to the terms and conditions set forth in this Agreement, each of the Members shall use all commercially reasonable efforts to execute such agreements, instruments and other documents and to take or cause to be taken such further actions as may be reasonably required or desirable to consummate and give full force and effect to the transactions contemplated hereby.

12.8                        Successors and Assigns.  The rights and obligations of any party hereto under this Agreement may not be assigned except in compliance with Article IX hereof.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and permitted assigns.

12.9                        Third Party Beneficiaries.  The provisions of this Agreement shall only be for the benefit of, and enforceable by, the Company and its Members and shall not inure to the benefit of or be enforceable by any Third Party, except that the Members agree that (i) any Indemnitee shall be entitled to assert rights and remedies under Section 7.11 as a third party beneficiary thereof, (ii) the Transferee in a Foreclosure Disposition shall be entitled to enforce the rights provided to such Transferee under Section 9.1(e), and (iii) the TransMontaigne Purchase Right Option-holder shall be entitled to assert any rights and remedies under any provisions referencing the TransMontaigne Purchase Right Option-holder or the TransMontaigne Purchase Right, including Sections 5.11(e) and 12.3, as a third party beneficiary thereof.

12.10                 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representative as of the date first above written.

Class A Members:	TransMontaigne Operating Company L.P.

By: TransMontaigne Operating GP L.L.C., its general partner

By:
Name:
Title:

Kinder Morgan Battleground Oil LLC

By:
Name:
Title:

The Company:	Battleground Oil Specialty Terminal Company LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of Battleground Oil Specialty Company LLC]

EXHIBIT A — MEMBERS

Membership Interests

Name and Address of Member	Initial Capital Contributions	Initial Equity Percentage Interest*	Initial Class A Equity Percentage Interest*	Initial Class B Equity Percentage Interest*	Initial Class A Units	Initial Class B Units
Class A Members		100%
TransMontaigne 1670 Broadway Suite 3100 Denver, Colorado 80202 Attn: President Facsimile: 303-626-8228	$12,000,000	50%	50%		1,000,000
Kinder Morgan c/o Kinder Morgan Energy Partners, L.P. 500 Dallas, Suite 1000 Houston, Texas 77002 Attention: Secretary and General Counsel Facsimile: 713-369-9499	$12,000,000	50%	50%		1,000,000
Class B Members		0%		0%		0

*                 Percentages reflected constitute the respective initial Equity Percentage Interests and are subject to adjustment in each case in accordance with the provisions of the Agreement (all of which adjustments shall be deemed to amend this Exhibit A automatically for all purposes).

EXHIBIT B — MANAGERS

Class A Member	Manager:	Alternate Manager:

TransMontaigne	Chuck Dunlap	Greg Pound

Kinder Morgan	John Schlosser	Alan Muyskens

Confidential Treatment Requested

EXHIBIT C — DESIGN AND DEVELOPMENT BUDGET

	Month of Sep 2011 - Incurred but not Paid	Monthly Expenditures During the Design & Development Period		Required Expenditures During the Design & Development Period

Land Ownership Costs
Property Tax Accrual	$—	$	[**]

Design
[**]	[**]			[**]
[**] - Tanks				[**]
[**] - Civil	[**]			[**]
[**] - Marine	[**]			[**]
[**] Surveying	[**]			[**]
[**] - Borings	[**]

Permitting
[**]	[**]			[**]
Air Permit Ammendment Fee				[**]
Harris County Construction Permit
[**]	[**]
[**]				[**]

Construction
[**] - Trailer Area	[**]
Install 2nd/3rd Trailer/Furniture/Cabling/Electrical				[**]
Site Prep - Rough Grade, Storm Sewer, Dikes, etc.
Fencing

1

Confidential Treatment Requested

	Month of Sep 2011 - Incurred but not Paid	Monthly Expenditures During the Design & Development Period	Required Expenditures During the Design & Development Period
Barnes Island Dredge Disposal + QA/QC
Bridge
Dredging
Dredge Fees to Port of Houston and USACE
Bulkhead for Peggy’s Lake
Marine - Docks & Trestle
Navigation Aids
Purchase Plate Steel - Initial Order
Foundations
CenterPoint - Release of Easement			[**]
CenterPoint - Substation Connection
Port of Houston - Lease Fee & Deposit			[**]

Long Lead Time Items
Loading Arms
Cranes
Pumps
Vapor Combustion System
Fire Water Pumps
Steam Boilers
Sump Pumps
Substation

2

Confidential Treatment Requested

	Month of Sep 2011 - Incurred but not Paid	Monthly Expenditures During the Design & Development Period	Required Expenditures During the Design & Development Period
Project Management/Support
Salary and Benefits of [**]	[**]	[**]
[**] Consulting Fee	—	[**]
Construction Mgmt — [**]	[**]	[**]
Burnett Staffing — [**]	[**]	[**]
ModSpace - Trailer(s) on Site	[**]	[**]
Site Security		[**]
Office Lease — [**] Offices		[**]
Insurance
Outside Legal Fees	[**]	[**]
Miscellaneous, Utilities, AT&T, Truck, Etc.	[**]	[**]	—

Totals	$ [**]	$ [**]

Design and Development Period		3
Total Recurring - October 1 - December 31, 2011		$ [**]

Total Non-Recurring - October 1- December 31, 2011			$ [**]

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EXHIBIT D — DESIGN BASIS

TABLE OF CONTENTS

Map	2

Basic Overview	1

Capacities	1 – 2
Transfer Capacities
Storage Capacity
Main Product Pipelines
Other Bulk Storage

Design Details	2 – 12
Tanks
Civil / Structural
Mechanical
Loading and Unloading Facilities
Electrical
Architectural

1

MAP

2

Confidential Treatment Requested

BASIC OVERVIEW

•                                          52 new tanks totaling 6,600,000 (shell) bbl of new storage capacity varying in size from 30,000 bbl to 320,000 bbl, constructed of carbon-steel and designed to API 650 Standards.

•                                          Dredging and marine construction will provide two ship docks and three barge docks.  The ship docks will be designed to provide berths for ships that have a length overall of 950 feet, a beam of 150 feet, and a draft of 45 feet (with the ability to handle ships that have a maximum length overall of 1,000 feet, a beam of 168 feet and equal displacement).  The barge docks will handle up to 12 barges total, each barge having a maximum length overall of 300 feet and a draft of 12 feet.

•                                          A twin track rail siding will be constructed to handle unloading from 12 rail cars.

CAPACITIES

•                                          Transfer Capacities

[**]

•                                          Storage Capacity

	Qty and Total
Tank Product and Capacity	Initial Build-Out
[**]	8	400,000 bbl
[**]	2	60,000 bbl
[**]	8	1,600,000 bbl
[**]	6	600,000 bbl
[**]	2	60,000 bbl
[**]	4	1,280,000 bbl
[**]	4	800,000 bbl
[**]	18	1,800,000 bbl
Total	52	6,600,000 bbl

•                                          Main Product Pipelines

[**]

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Confidential Treatment Requested

•                                          Other Bulk Storage

Tank Use and Capacity		Qty and Total Initial Build-Out
Surge tanks	9,000 bbl	1	9,000 bbl
Waste Water Holding tanks	20,000 bbl	2	40,000 bbl
Slop Oil tanks	400 bbl	2	800 bbl
Total		5	49,800 bbl

DESIGN DETAILS

•                                          Tanks

1.                                      Tank Design — All tanks will be constructed in accordance with the latest edition of API 650, including seismic concerns.  Variable point design will be allowed where applicable.    They will be designed for a product with a specific gravity of 1.0 that may be heated to 170°F.  They will be designed for a 125 mph wind speed.  The tanks will be carbon steel with a minimum design metal temperature of 30°F.  Tank design will include an overfill safety margin, consider incorporating flush-type nozzles and maximize working capacity by minimizing tank low working level.  Venting will be designed for full inbound flow rate into each tank.

a.                                      Fixed roof product tanks, surge tanks and waste water holding tanks will have [**].

b.                                      Fixed roof slop oil tanks will have [**].

c.                                       [**].

2.                                      Soil Improvement — Soil improvements will be needed for tank foundations on Barnes Island.  Design and installation of soil improvement will meet the requirements of the soil improvement specification prepared for this project following acceptance criteria:

a.                                      Net soil bearing capacity greater than 3,800 pounds per square foot.

b.                                      Edge-to-center dishing less than 3.75 inches for 200,000 bbl tanks and 2.75 inches for 100,000 bbl tanks.

c.                                       Planar tilt less than 12.5 inches for 200,000 bbl tanks and 9.0 inches for 100,000 bbl tanks.

d.                                      Total settlement less than one inch after hydrotest.

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e.                                       Edge settlement less than one inch after piping is connected.

f.                                        Out-of-plane settlement less than 0.375 inch in an arc distance of 30 feet.

3.                                      Tank Foundations — Ring wall foundations will be constructed under the tanks.  Minimum ring wall dimensions are three feet tall and 18 inches thick.  The ring wall will project out of the existing grade 12 inches on the mainland and 24 inches on Barnes Island.  Foundations will be designed to meet the following settlement criteria:

a.                                      4-inch uniform total (including hydrotest).

b.                                      2-inch additional center deflection.

c.                                       2-inch uniform post-hydrotest.

d.                                      Tank bottom settlement less than 50 percent of values calculated in API-653 Annex B.

4.                                      Cathodic Protection — Unless determined to be unnecessary due to specific site conditions, cathodic protection will be required under tank bottoms.

3

5.                                      Leak Prevention and Detection — Liners and leak ports placed every 80 feet along the circumference of the tank foundation will be installed under all tanks on Barnes Island.

6.                                      Tank Insulation — Heated tanks will receive two inches of standing seam, polyisocyanurate insulation with a mill finish aluminum jacket on the shell and no insulation on the roof.

7.                                      Tank Coatings — Tanks will have internal and external coatings as specified in the final design.  Shell exteriors of uninsulated tanks will receive one prime coat and one white finish coat.  Roof exteriors of these tanks will receive one prime coat, one intermediate coat and one white finish coat.  Insulated surfaces will receive only one prime coat.

Roof interiors, roof structural elements and the top three feet of all shell interiors on tanks without internal floating roofs will receive a two-coat marine coating.

8.                                      Tank Spacing — Tanks will be spaced in accordance with NFPA 30 requirements.  The design will consider a future need to accommodate Class I liquids in floating roof tanks.  Distance between tanks will be maintained for pipe rack routes and future maintenance work (equipment access).

9.                                      Tank Access Stairs — Access stairs will be provided to the top of each tank.  Adequate lighting will be provided for safe access.

10.                               Surge Tanks — Surge tanks and valves will be included in Area 1 for Residual Fuel Oil loading to.  Design will consider additional surge protection for future ship and barge loading.

•                                          Civil / Structural

1.                                      Geotechnical — Geotechnical analysis will be used to finalize the designs of the tank foundations and other structures to ensure stable foundations.  Construction methodology will be such that environmental impacts are minimized.  Final size, height and depth of all foundations will be based on the recommendations of the soils report and the latest edition of applicable building codes.  Tanks and piping connections to the tanks will be designed to allow for expected tank settlement.

2.                                      Construction Elevation and Coordinates — Designs will use surveyor established benchmarks, elevations and co-ordinates for layout and design of new facilities.

3.                                      Tank Containment Area Berms and Dikes — Dikes will be constructed with existing materials on site, if possible.  All selected materials will be sampled and sent to a geotechnical laboratory to determine suitability for use in containment walls.

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Containment Dikes will be designed in accordance with SPCC and NFPA 30 regulations with regard to capacity and permeability.  Primary containment dikes will segregate areas into fields containing a maximum of 10 — 12 tanks.  Dike heights will be kept low enough to avoid having the diked area considered an OSHA-defined confined space area.  Intermediate dikes will be used to segregate tanks when required by NFPA codes.

Access to the tanks and pump pads will be provided for small service vehicles.  Ramps will be constructed as needed to permit such access.  Eighteen-wheel tractor trailers will not be able to access the floor of the containment areas.

Earthen containment dikes will have top benches and 2:1 side slopes.  The dikes will be stabilized to prevent erosion.  The top benches will be wide enough and be dressed to provide a surface suitable for light vehicular traffic where needed.  On Barnes Island containment area floors will be covered with a geosynthetic clay layer if existing soils are not sufficiently impermeable (greater than 1 × 10-7 cm/sec).

4.                                      Site Drainage — Storm water drainage will be provided within the containment area.  Storm water drainage away from the tanks will be provided by fine grading the surface soils.  Surface drainage will be used where feasible, supplemented by underground storm sewers when surface drainage is not practicable.  If underground storm sewers are needed, catch basins with silt trap capability will be included.  Grades within the containment areas will range from 1% (min.) to 8% (max.).  Drain valves for primary diked areas (containing one or several intermediate diked areas) will be located outside the dike.  Drain valves between intermediate dikes will also be provided.

Drainage will be designed so that the natural flow of the land is followed as much as possible.  Gravity flow will be used.  Pump pads will drain into containment areas.  No storm water lift stations are anticipated.

Tank foundations will be elevated so that a three-foot wide path around the tanks will remain dry during the impoundment of a 25-year rainfall event and the tank bottoms will be above the water surface during the impoundment of a 100-year rainfall pursuant to Harris County Flood Control District rainfall data.

5.                                      Roadways — The roadway along the main access route of the plant will be 25 feet wide and constructed of asphaltic concrete.  Perimeter roads around the containment areas will be 20 feet wide and constructed of crushed stone.  Roads will be drained by a combination of swales and underground storm sewers.

6.                                      Storm Sewer — Storm sewers shall be designed for a five-year storm event pursuant to City of Houston design criteria.  Storm sewer piping will be high-density polyethylene with smooth interior and annular exterior corrugations and shall meet ASTM F2048.  Storm sewers crossing under rail, pipelines, and in public easements

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and rights-of-way will be reinforced concrete pipe in accordance with ASTM C-76 Class III with rubber gasket joints in accordance with ASTM C-443.

7.                                      Sanitary Sewer — An onsite sanitary treatment facility will be constructed.  The treatment facility will be an aerobic system with a spray field effluent discharge.  Sanitary sewer line will be extended to the administration building, the guard house at the main entrance, the port operations building on Barnes Island, and the ship docks.  Underground sanitary sewer piping will be PVC SDR-26 in accordance with ASTM 3034.  All joints shall be gasketed push on type in accordance with ASTM F-477.

8.                                      Domestic Water — Potable water will be supplied by construction of an on-site well.  Water will be treated and supplied to the administration building, the guard house at the main entrance, the port operations building on Barnes Island, and the ship docks.  Underground domestic water lines will be PVC SDR-21 rated for 200 psi in accordance with ASTM 2241.  Joints shall be gasketed push-on type in accordance with ASTM D-3137 and ASTM F-477.

9.                                      Foundations and Concrete Slabs on Grade - Design of reinforced concrete members will be performed using the latest ACI codes.  The minimum concrete compressive strength to be used for design will be 3,000 psi.  Reinforcing steel will meet or exceed the requirements of ASTM A615, Grade 60.  Foundations shall be of the type recommended in the geotechnical report.

Spill containment curbs with water stops will be used where needed.

10.                               Structural and Miscellaneous Steel — Steel (i.e.: pipe supports, pipe bridges, miscellaneous steel, platforms, etc.) will be designed to meet the most stringent requirements of local, state and federal regulations.  Local climatic loads will be considered and the designs will be in accordance with good engineering practice.

All structural steel and connections will be designed in accordance with the AISC Manual of Steel Construction, Thirteenth Edition, 2005.  All structural steel will be galvanized and consist of wide flange, channel or angle members.  No hollow square members or hollow round members will be used.

11.                               Material, Fabrication, and Coatings — Material certifications will be required for purchased material when deemed necessary.  Fabricated steel pieces, miscellaneous steel, and related materials will be galvanized where practicable.  If non-galvanized materials are needed, it will be shop coated to the extent possible prior to shipping to site for economic and field congestion reasons.  Traceability will be maintained for all fabricated and received materials when deemed necessary.  Concrete embedded steel and anchor bolts will be galvanized or equally protected.

12.                               Platforms and Stairways — Extent and size of platforms and stairways will be determined during the detailed engineering phase.  All metal stairways and platforms

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will be galvanized.  Platforms and stairways will be designed for a 100 psf live load and a wind load based on a wind speed of 125 mph, 3 second gust.

13.                               Pipe and Cable Tray Supports — Pipe and cable tray supports will be structural steel sized and located during the detailed engineering phase.  Every effort will be made during the design and engineering phase to enable off-site fabrication and / or modularization.

14.                               Pipe Racks — Pipe racks will be constructed of galvanized steel on concrete foundations.  They will be designed for the proposed pipe loads including product plus a 50 percent factor for future pipes and a wind load based on a wind speed of 125 mph, 3 second gust.  Additional design criteria (i.e.: thermal, pipe anchor, guide, and pipe friction forces) will be obtained from Process Industry Practices, PIP STC01015 (PIP, 2007) and ASCE guidelines for petrochemical facilities (ASCE, 1997a, 1997b).

15.                               Roadway and Pipe Rack Bridge - The roadway and pipe rack bridge will be designed in accordance with AASHTO LRFD Bridge Design Specifications for HL-93 loading, which consists of a combination of the design truck or tandem and the design live load.  Additionally, the bridge will be designed for the pipe rack load reactions with consideration to wave, current, dynamic, braking, temperature, and wind forces.

The bridge superstructure will be constructed of pre-stressed concrete boxes with cast-in-place concrete slabs.  The bridge substructure will consist of cast-in-place concrete caps on pre-stressed concrete piles.  Joints will be provided in the bridge deck to allow for expansion and contraction.  The box beams will be anchored down to the bent caps to keep them from raising or shifting during large storm events.

A six-foot wide sidewalk for pedestrian or golf cart traffic will be provided on one side of the pipe rack bridge.  A traffic rail will be provided on each side of the concrete traffic surface.

•                                          Mechanical

1.                                      Tank Mixing — Each tank will have a liquid eductor system for blending.  Piping to enable tank-to-tank blending will be provided.  Tank manways will be designed to allow for the addition of mechanical mixers in the future.

2.                                      Blending — [**], meters be used to measure product blending of Blend Stocks and Bunker Fuels.

3.                                      Stripping and Future Flushing — Product movements that require stripping will be stripped forward to the destination of the movement.  Dock lines will be strippable back to tanks to accommodate dock repair and maintenance.

4.                                      Tank Heating — Residual Fuel Oil tanks and their pipelines will be insulated and heated.  [**]

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5.                                      Tank Gauging — Tank level measurement will be custody-grade SAAB radar systems.

6.                                      Fire Protection — The fire protection system will be designed in accordance with NFPA 10, 11, 13, 17, 20, 24, 25, 30, 45 and 72, API 2610 and UL 162.  Supply for the fire water system will be a Coastal Water Authority line located adjacent to Miller Cut Road and/or the Houston Ship Channel.  Underground piping material will be HDPE.

There will be an underground fire water main around each diked area.  Fire water piping will be above ground where necessary and at pumps and docks.  Two firewater pumping systems each consisting of two 4,000 gpm fire pumps will be provided.  One will be at the facility entrance and one will be at Barge Dock 1.  The entire facility will be ringed with roadways suitable for fire truck / emergency vehicles.

7.                                      Tank Connection Lines — [**]

8.                                      Pipe Leak Detection — Visual detection by the operators will be used to identify leaks on all flanges, valves, pumps, and hoses.  Tank level gauges, visual, API- required, and regulatory inspections will be used to detect leaks in tanks.

9.                                      Pipe Pressure Relief — Excess pressure in oil lines will relieve back to the proper tank when not in use to prevent overpressure due to thermal expansion or other conditions.

10.                               Quality Control — Tank product measurement will be done via the tank level indicator.  A laboratory will be built for product quality control.

11.                               Pumps — [**]

[**]

12.                               Piping — Residual Fuel Oil, Blend Stock, and VGO piping will not be constructed to U.S. Department of Transportation or Texas Railroad Commission standards.  All oil

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pipelines will be aboveground except when pipelines penetrate dikes.  Expansion joints will be used to compensate for tank settlement.

The specifications, size and quantities of valves will be determined in the final design.  Valves over 12 inches NPS and others selected by the design team will be electrical motor-operated.  Piping will be supported on metallic shoes welded to the pipe.

13.                               Materials — All materials will be in strict compliance with the applicable codes, standards, and specifications.

14.                               Insulation and Coatings — To the extent possible, all piping fabrication and straight run piping will be shop coated prior to shipping to the site.  Heat tracing and insulation will be performed in the shop or in the field, as dictated from value engineering analysis.

15.                               Pipe Cathodic Protection — Cathodic protection is not included.

16.                               Grounding — Pipe racks, product pipelines, docks, thermal oxidizers, pumps, pump pads, tanks, tank pads, etc. will be grounded.

17.                               Vapor Combustion — Thermal oxidizing VCUs will be provided for VGO barge loading.  Vapor Combustion will be natural gas fired and use natural gas for enrichment.  The enrichment and pilot gas will be delivered via underground gas lines.  VCUs will be designed for 99.5% VOC destruction and placed adjacent to the area serviced, outside the dike.

For Barge Dock 1, two thermal oxidizers and blower systems will provide vapor combustion for filling of barges at a maximum rate of 20,000 bbl/hr.  The system will be designed to provide 50 percent spare blower capacity.  The thermal oxidizers will be located in Area 1.  Two U.S. Coast Guard safety skids will be located on the dock.

The design will consider filling of future Crude Oil tanks and future ship loading of Crude Oil and Diesel Fuel.

18.                               Wastewater and Oily Water — Wastewater and oily water will be collected at all docks, boiler house, and the rail unloading facility and carried along the pipe racks.  Treatment will be through a new oil/water separator into new holding tanks and through a new filtration and treatment system.

19.                               Air — There will be a 100 cfm compressor and dryer at each substation / motor control center.  Distribution will be on the pipe racks to each pump pad and all tanks.

20.                               Control Systems — Tank levels will be transmitted to the control/operations room.  Valves over 12 inches will be remotely operated.  Valves 10 inches and under will either be manually operated or remotely operated, depending on operational

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requirements.  Emergency shutdown systems will be provided.  Automatic tank high-high shutdown will be provided if needed in the final design.  A fire alarm system will be provided.  Closed circuit television will be provided.

All instruments in the oil systems except for tank product levels will be local read only.  The final design will incorporate appropriate overfill protection in accordance with API and other relevant codes.  Other control systems included are: steam, vapor combustion, Blend Stocks blending, water treatment, fire water and automated valves.

[**]

•                                          Loading and Unloading Facilities

1.                                     Marine — Two ship docks will be constructed.  Provisions for a future third ship dock (with expansion capability for a fourth berth) will be included.  Three 16-inch loading arms and two 10-inch barge hoses will be provided at the ship docks.

Three barge docks will be constructed to accommodate a total of 12 barges.  Provisions for a future fourth barge dock to accommodate an additional four barges will be included.  Two 10-inch hoses will be provided at each barge dock.

The breasting structures for the ship docks will be designed for an Aframax class vessel (950 feet long × 150 feet wide × 45-foot draft, with a displacement tonnage of 205,000 metric tons).  The berths will be able to handle ships that have a maximum length overall of 1,000 feet, a beam of 168 feet and equal displacement.  The largest vessel currently coming to facilities beyond this point in the channel are in the range of 175,000 — 185,000 metric tons.

The mooring structures for the ship dock will be designed for a vessel approximately 922 feet in length, 158 feet in width, with a design draft of 44 feet being moored at the BOSTCO facility.  The passing vessel that will be used for the design of the breasting structures is the Aframax class vessel.  [**]

The design wind speed is either [**] knots combined with passing vessel loads or [**] knots without passing vessel loads.  Vessels are not expected to be moored at the facility during a hurricane.  Data was collected from the Morgan’s Point Station.  This station is located 5.3 miles southeast of the BOSTCO site.  The 50-year wind speeds were less than approximately 50 knots in any direction.

The barge docks will be designed with four barges lashed together.  Each barge will be assumed to be 300 feet long × 54 feet wide × 12-foot draft.  The passing vesselwill be the same Aframax class vessel.  [**]  The barges will be able to be moored at the facility during a hurricane.  The mooring/breasting structures will be designed for these conditions.

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The decks and supporting piles for the ship dock and the barge docks will be designed for a live load of 500 psf or the equipment loads, whichever is greater, plus the dead load.  All piles, mooring structures and breasting structures will be steel.  Cathodic protection will be provided for all steel marine structures.  Six-foot wide accessways to the ship dock and the barge docks, which can accommodate small operations vehicles and maintenance equipment, will be provided.  The pipe racks between the shore and the docks will be designed for the proposed pipe loads including product plus a 50 percent factor for future pipes and a [**]

A barge staging area will be provided and consist of six 48-inch diameter pipe piles with used tires as fenders.  They will be spaced on 100-foot centers.  There will be no access bridge.

Emergency dock shut down systems will be designed to stop product flow within 30 seconds.

2.                                      Rail Car Unloading — A twin-track rail car unloading facility will be constructed, providing service for 12 rail cars.  Rail car loading is not included.  Spill containment will be provided for the unloading facility, including containment for one fully-loaded rail car plus the entire unloading area.  Rail track will be constructed in accordance with Union Pacific standards for industrial track.

3.                                      Truck Loading / Unloading — None included.

•                                          Electrical

1.                                      Power — Electrical power needs will be satisfied with one 138 kV — 12.47 kV transformer from a new on-site substation.  The transformer will be sized to handle the full load of the terminal.  All electrical systems will be minimally designed in accordance with latest editions of NEC, IEEE, and ISA.

Distribution will be from 12.47 kV pole lines to the substation / motor control center, then by 480 V / 4,160 V lines in cable trays on pipe racks to the pump pads.  Battery backup will be provided for critical systems.  One 2,000 kW generator will be provided for prolonged outages.  Provisions for a second 2,000 kW generator will be included in the design.

2.                                      Area Lighting — Lighting will be pole mounted floods along roads, at pump pads, on tanks, on docks and around buildings.

3.                                      Telephone / Internet — Telephone and internet will be pole line distributed to the administration building, port building, guard shack and boiler house.

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4.                                      Security System — A staged security plan will be developed in compliance with TWIC and Coast Guard requirements.  [**]

•                                          Architectural

1.                                      Administration Building — A new terminal administration building will be constructed.  It will be a steel frame building with brick exterior and metal roof.  Finishes will be commercial grade and furnishings will be included in the specifications.  The administration building will house:

a.                                      Office.

b.                                      Warehouse.

c.                                       Maintenance.

d.                                      Control room.  The control room will be designed to have security-protected access that isolates it from other operations in accordance with DOT control room regulations.

e.                                       Laboratory.

f.                                        Security.

2.                                      Port Operations Building — A new port operations building will be located adjacent to the docks on Barnes Island.  It will be a steel frame building with metal siding and metal roof.

3.                                      Boiler House — A new boiler house will be built.

4.                                      Guard House — A guard house will be built at the main entrance gate.

5.                                      Other — New substation / motor control center, dock sheds, sample storage enclosures proximate to tank farm areas and miscellaneous buildings will be included as needed.

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EXHIBIT E — INSURANCE REQUIREMENTS

On the Effective Date and until the Board adopts new standards of insurance for the Company pursuant to Section 7.14, the Principal Members shall each insure their Equity Percentage Interest under policies of insurance meeting the following minimum requirements:

1.              Comprehensive or commercial general liability coverage and umbrella excess liability coverage in a minimum amount of twenty-five million dollars ($25,000,000) with a maximum retention or deductible of $1,000,000.

2.              Pollution Legal Liability that includes third party liability coverage, including fines and penalties, for both “sudden and accidental” and “gradual” pollution” events as well as on-site clean-up in a minimum amount of twenty-five million dollars ($25,000,000) with a maximum retention or deductible of $1,000,000.

To the extent that a Principal Member does not provide such insurance, such Principal Member shall be liable to the Company for liabilities to the extent that such insurance would have compensated the Company for a loss had the Principal Member provided the coverage required by this Exhibit E.

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EXHIBIT F — CONDITIONS

Each of the following is a Condition and must be satisfied (or waived in writing by each of the Principal Members) prior to either Principal Member providing the Phase I Notice as set forth in Section 5.2(b) of the Agreement:

1.              The Company has executed terminaling services agreements that provide for minimum throughput commitments of at least [**] bbls per month for an average term of at least 5 years and at an average per bbl throughput rate of at least [**] plus ancillaries.

2.              The following permits have been issued or approvals / agreements obtained:

a.              US Army Corps of Engineers permit application No. SWG-2011-00011.

b.              An agreement or agreements with the Port of Houston Authority providing the Company with a lease for 6.092 acres on Barnes Island and rights to construct and operate docks in area of submerged land.

c.               Marine Construction and Dredge Permit from the Port of Houston Authority.

d.              The following agreements with CenterPoint Energy:

i.                        Easement release for ~13 acres; and

ii.                     Access Agreement, New Easement, and Ingress/Egress Agreement required by CenterPoint Energy.

3.              The Company has received all consents, approvals, waivers or other agreements (in forms approved by the Principal Members, and which approvals will not be unreasonably withheld, conditioned or delayed) from any adjacent landowners and from the owners of pipelines and pipeline easements affecting the Property whose consent, approval, waiver or other agreement is necessary for the Project or, if not obtained, would materially increase the costs to complete or operate the Project, materially extend the schedule for completion of the Project or otherwise have a material adverse impact on the Project.

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EXHIBIT G — CONSTRUCTION BUDGET

Confidential Treatment Requested

BOSTCO

Capital Expenditure Estimate

Black Oil — October 2011
Item (Dollar in OOO’s)	Equip & Labor	Material	Other	Total
Land Acquisition & Diligence
Land Acquisition	[**]	[**]	[**]	[**]
Diligence, Prelim Design, Legal	[**]			[**]
Total Land Acquisition & Diligence	[**]		[**]	[**]

Permitting
Construction	[**]		[**]	[**]
Operational	[**]			[**]
Total Permitting	[**]	[**]	[**]	[**]

Civil
Final Engineering Design	[**]			[**]
Construction Support	[**]			[**]
Topo & Field Verification	[**]			[**]
Land Borings & Materials Testing	[**]			[**]
Barnes Island Fill & Berm	[**]	[**]		[**]
Main Land Fill & Berm	[**]	[**]		[**]
Site Clearing	[**]			[**]
Site Grading and SWPPP	[**]	[**]		[**]
Roadways & Parking Lot	[**]	[**]		[**]
Parking and Trailer Location for Contractors	[**]	[**]		[**]
Laydown Area	[**]	[**]		[**]
Fencing & Gates	[**]	[**]		[**]
Water Distribution System	[**]	[**]		[**]
Site Drainage & Sewage	[**]	[**]		[**]
Bridge- Main to Barnes	[**]	[**]		[**]
Foundations	[**]	[**]		[**]
Pipe Racks	[**]	[**]		[**]
Rail spur	[**]	[**]		[**]
Total Civil	[**]	[**]	[**]	[**]

Marine
Final Engineering Design	[**]		[**]	[**]
Construction Support	[**]			[**]
Water/Dredge Dike Borings/Sediment	[**]			[**]
Dredging, Mob/Demob, & Fees	[**]			[**]
Bulk Head- Peggy’s Lake 300ft			[**]	[**]
Marine Mob/Demob			[**]	[**]
Ship Docks 1& 2
Piperack & Access Bridge	[**]	[**]		[**]
Platform	[**]	[**]		[**]
Breasting Monopiles & Fendering	[**]	[**]		[**]
Mooring Monopiles & Fendering	[**]	[**]		[**]
Dock House	[**]	[**]		[**]

Confidential Treatment Requested

BOSTCO

Capital Expenditure Estimate

Black Oil — October 2011
Item (Dollar in OOO’s)	Equip & Labor	Material	Other	Total
Slop Tank & Other	[**]	[**]		[**]
Relocate Coast Guard Beacons	[**]	[**]		[**]
Barge Docks A & B
Piperack & Access Bridge	[**]	[**]		[**]
Platform	[**]	[**]		[**]
Barge Dolpins & Fendering	[**]	[**]		[**]
Dock House	[**]	[**]		[**]
Barge Dock C
Piperack & Access Bridge	[**]	[**]		[**]
Platform	[**]	[**]		[**]
Barge Dolpins & Fendering	[**]	[**]		[**]
Dock House	[**]	[**]		[**]
Total Marine	[**]	[**]	[**]	[**]

Tanks
Soil Borings	[**]			[**]
Barnes Island
Soil Improvement	[**]	[**]		[**]
Foundations	[**]	[**]		[**]
Tanks	[**]	[**]		[**]
Cathodic Protection	[**]	[**]		[**]
Insulation	[**]	[**]		[**]
Paint	[**]	[**]		[**]
Testing & Hydrotest	[**]			[**]
Sub-Total Barnes Island	[**]	[**]		[**]
Main Land
Foundations	[**]	[**]		[**]
Tanks	[**]	[**]		[**]
Cathodic Protection	[**]	[**]		[**]
Insulation	[**]	[**]		[**]
Paint	[**]	[**]		[**]
Testing & Hydrotest	[**]			[**]
Sub-Total Main Land	[**]	[**]		[**]
Total Tanks	[**]	[**]	[**]	[**]

Mechanical & Infrastructure
Final Engineering Design	[**]			[**]
Construction Support	[**]			[**]
Building Construction	[**]	[**]	[**]	[**]
Tank Internals	[**]	[**]		[**]
Piping In Place of Expansion Joints
Expansion Joints	[**]	[**]		[**]
Piping, Insulation & Valves
Island	[**]	[**]		[**]
Inland	[**]	[**]		[**]
Pipe Rack	[**]	[**]		[**]
Crude - Not on Pipe Rack	[**]	[**]		[**]

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Confidential Treatment Requested

BOSTCO

Capital Expenditure Estimate

Black Oil — October 2011
Item (Dollar in OOO’s)	Equip & Labor	Material	Other	Total
Marine Piping	[**]	[**]		[**]
Equipment
Island	[**]	[**]		[**]
Inland	[**]	[**]		[**]
Marine	[**]	[**]		[**]
Rail unloading	[**]	[**]		[**]
Vapor Combustion System (Including Piping)	[**]	[**]		[**]
Fire Protection & Pumps (Including Piping)	[**]	[**]		[**]
Steam- Boilers, Distribution, Tracing	[**]	[**]		[**]
Air Compressor System	[**]	[**]		[**]
Raw Water Treatment	[**]	[**]		[**]
Natural Gas Line Connection		[**]		[**]
Electrical	[**]	[**]		[**]
69kv relocation for CenterPoint			[**]	[**]
Sub-Station	[**]	[**]	[**]	[**]
Backup Generator	[**]	[**]		[**]
MCC	[**]	[**]		[**]
lnstrumentation/PLC/Communications	[**]	[**]		[**]
SAAB Systems	[**]	[**]		[**]
Security System	[**]	[**]		[**]
Telephone	[**]	[**]		[**]
Lighting	[**]	[**]		[**]
Water Supply- Potable	[**]	[**]		[**]
Wastewater Treatment Facility	[**]	[**]		[**]
Total Infrastructure	[**]	[**]	[**]	[**]

Startup & Commissioning	[**]			[**]

Project & Construction Management
BOSTCO
Personnel	[**]			[**]
Legal	[**]			[**]
Insurance			[**]	[**]
Property Tax			[**]	[**]
Operations Staffing	[**]		[**]	[**]
Other BOSTCO Expenses			[**]	[**]
Site Security	[**]			[**]
Onsite Services	[**]	[**]		[**]
KM/TM Support Services	[**]			[**]
QA/QC- Tank/Oversight	[**]			[**]
Procurement & Contract Admin	[**]			[**]
CB&I Construction Management	[**]			[**]
Total Project & Construction Management	[**]	[**]	[**]	[**]

Total BOSTCO Project	[**]	[**]	[**]	[**]

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